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                                                                     EXHIBIT 2.1





             AMENDED AND RESTATED ASSET PURCHASE AND SALE AGREEMENT


                                  BY AND AMONG


                              GENERAL MILLS, INC.,


                              THE PILLSBURY COMPANY


                                       AND


                      INTERNATIONAL MULTIFOODS CORPORATION


                          DATED AS OF OCTOBER 24, 2001


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                                TABLE OF CONTENTS

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ARTICLE 1
DEFINITIONS.....................................................................................................2

         1.1      Certain Definitions...........................................................................2

ARTICLE 2
PURCHASE AND SALE OF ASSETS, OTHER ASSETS AND TOLEDO PLANT ASSETS; ASSUMPTION OF LIABILITIES...................17

         2.1      Purchase and Sale of Assets, Other Assets and Toledo Plant Assets............................17
         2.2      Allocation of Purchase Price.................................................................17
         2.3      Assets.......................................................................................18
         2.4      Excluded Assets..............................................................................20
         2.5      Assumption of Liabilities....................................................................20
         2.6      Excluded Liabilities.........................................................................22
         2.7      Intentionally Blank..........................................................................24
         2.8      Intentionally Blank..........................................................................25
         2.9      Closing Inventory Statement..................................................................25
         2.10     Conversion Date Inventory....................................................................26
         2.11     Contract Performance.........................................................................28
         2.12     Nonassignability of Contracts................................................................29
         2.13     Dividable Contracts..........................................................................30

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF EACH SELLER..................................................................32

         3.1      Seller's Authority; No Conflicts; Governmental Consents......................................32
         3.2      Title to Tangible Assets.....................................................................33
         3.3      Intellectual Property........................................................................34
         3.4      Actions and Proceedings......................................................................35
         3.5      Contracts....................................................................................36
         3.6      Compliance with Applicable Laws..............................................................37
         3.7      Brokers......................................................................................37
         3.8      Inventory....................................................................................37
         3.9      Recent Events................................................................................38
         3.10     Liabilities..................................................................................38
         3.11     Financial Information........................................................................38
         3.12     Labor Matters................................................................................39
         3.13     Suppliers and Customers......................................................................39
         3.14     Universal Product Codes......................................................................39
         3.15     Recalls......................................................................................39
         3.16     Affiliate Transactions and Shared Services...................................................40
         3.17     Equipment....................................................................................40

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         3.18     Trade Programs; Prepayments..................................................................40
         3.19     Toledo Plant.................................................................................40
         3.20     Warranties...................................................................................44
         3.21     Slotting Allowances..........................................................................44
         3.22     Windmill.....................................................................................45
         3.23     No Other Representations or Warranties.......................................................45

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER........................................................................45

         4.1      Authority; No Conflicts; Governmental Consents...............................................45
         4.2      Actions and Proceedings......................................................................46
         4.3      Availability of Funds........................................................................46
         4.4      Brokers......................................................................................46
         4.5      Qualified Plan Status........................................................................47

ARTICLE 5
COVENANTS OF EACH SELLER.......................................................................................47

         5.1      Access.......................................................................................47
         5.2      Ordinary Conduct of the Business.............................................................48
         5.3      Delivery.....................................................................................49
         5.4      Accounts Receivable..........................................................................50
         5.5      Payments.....................................................................................50
         5.6      Confidential Information.....................................................................50
         5.7      Notices......................................................................................51
         5.8      Employees....................................................................................51
         5.9      Conversion of Toledo Plant...................................................................52
         5.10     Non-Use of Name..............................................................................53
         5.11     Non-Interference.............................................................................53
         5.12     Financial Statements.........................................................................53
         5.13     No Shopping..................................................................................54

ARTICLE 6
COVENANTS OF BUYER.............................................................................................54

         6.1      Confidentiality..............................................................................54
         6.2      Accounts Receivable..........................................................................55
         6.3      Employees....................................................................................55

ARTICLE 7
MUTUAL COVENANTS OF THE PARTIES................................................................................58

         7.1      Cooperation and Transition Services..........................................................58
         7.2      Publicity....................................................................................59
         7.3      Tax Matters..................................................................................60
         7.4      Access to Information........................................................................62
         7.5      Bulk Sales Waiver............................................................................62

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         7.6      Expenses.....................................................................................63
         7.7      Further Assurances...........................................................................63
         7.8      Collateral Agreements........................................................................63
         7.9      Shared Services..............................................................................63
         7.10     Employee Welfare Benefits....................................................................63
         7.11     Toledo Defined Benefit Plan Transfer of Assets and Liabilities...............................64
         7.12     Other Businesses.............................................................................65
         7.13     Other Businesses' Inventory..................................................................66
         7.14     Manufacturer Codes...........................................................................67
         7.15     Co-Packing; Marketing........................................................................67
         7.16     Escrow Fund..................................................................................68
         7.17     Due Diligence Out............................................................................69

ARTICLE 8
CLOSING........................................................................................................69

         8.1      Closing......................................................................................69
         8.2      Buyer's Conditions to Closing................................................................71
         8.3      Sellers' Conditions to Closing...............................................................72
         8.4      Toledo Plant Closing.........................................................................73

ARTICLE 9
INDEMNIFICATION................................................................................................75

         9.1      Survival.....................................................................................75
         9.2      Indemnification by Sellers...................................................................75
         9.3      Indemnification by Buyer.....................................................................77
         9.4      Exclusive Remedy.............................................................................78
         9.5      Losses Net of Insurance......................................................................78
         9.6      Procedures Relating to Indemnification.......................................................78
         9.7      Indemnification Amounts......................................................................80

ARTICLE 10
TERMINATION....................................................................................................81

         10.1     Bases for Termination........................................................................81
         10.2     Notice of Termination; Return of Documents; Continuing Confidentiality Obligation............81
         10.3     Effect of Termination........................................................................82

ARTICLE 11
GENERAL PROVISIONS.............................................................................................82

         11.1     Assignment; Successors and Assigns...........................................................82
         11.2     Risk of Loss.................................................................................82
         11.3     No Third-Party Beneficiaries.................................................................83
         11.4     Amendments...................................................................................83
         11.5     Waiver of Compliance.........................................................................83

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         11.6     Notices......................................................................................84
         11.7     Interpretation...............................................................................85
         11.8     Counterparts.................................................................................85
         11.9     Severability.................................................................................85
         11.10    Governing Law................................................................................85
         11.11    Actions and Proceedings......................................................................86
         11.11    Exhibits and Schedules.......................................................................86
         11.12    Specific Performance.........................................................................86
         11.13    Entire Agreement.............................................................................86
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
EXHIBITS
Exhibit A-1                         Retail Trademark License Agreement
Exhibit A-2                         Foodservice Trademark License Agreement
Exhibit B-1                         Omnibus Patent Assignment
Exhibit B-2(A)                      Pillsbury Omnibus Trademark Assignment
Exhibit B-2(B)                      General Mills Omnibus Trademark Assignment
Exhibit B-2(C)                      Pet Inc. Omnibus Trademark Assignment
Exhibit B-2(D)                      Guinness Omnibus Trademark Assignment
Exhibit C                           Transition Services Agreement
Exhibit D                           Co-Pack Agreement
Exhibit E-1                         Retail Patent and Technology License Agreement
Exhibit E-2                         Foodservice Patent and Technology License Agreement
Exhibit F                           Toledo Plant Lease Term Sheet
Exhibit G                           Martha White Trademark License Agreement
Exhibit H                           Hungry Jack Trademark License Agreement
Exhibit I                           Grant Back Patent and Technology License Agreement
Exhibit J                           Conversion Plan Agreement
Exhibit K-1                         General Mills Retail Trademark License Agreement Guaranty
Exhibit K-2                         General Mills Foodservice Trademark License Guaranty
Exhibit L                           Form of Diageo Debt Guarantee Agreement

SCHEDULES
Schedule 1.1(a)(i)                  Products
Schedule 1.1(a)(ii)                 Other Products
Schedule 1.1(b)                     General Mills' Knowledge
Schedule 1.1(c)                     Pillsbury's Knowledge
Schedule 1.1(d)                     Toledo Plant
Schedule 1.1(e)                     Windmill Intellectual Property
Schedule 1.1(f) (i)                 Excluded Toledo Assets Exceptions
Schedule 1.1(f) (ii)                Excluded Toledo Assets
Schedule 1.1(g)                     Toledo Plant Permits
Schedule 1.1(h)                     Puerto Rico Verbal Distributorship Agreements
Schedule 2.2                        Fair Market Value of the Stock
Schedule 2.3(c)(i)                  Registered Trademarks and Patents and Universal Product Codes
Schedule 2.3(c)(ii)                 Other Intellectual Property
Schedule 2.3(f)(i)                  Assigned Contracts
Schedule 2.3(f)(ii)                 Toledo Plant Assigned Contracts
Schedule 2.3(g)                     Equipment
Schedule 2.4                        Excluded Assets
Schedule 2.5(e)                     Trade Promotions
Schedule 2.5(g)                     Customer Deductions
Schedule 2.9(a)                     Inventory Standards
Schedule 2.13(i)                    Dividable Contracts
Schedule 2.13(ii)                   Toledo Plant Dividable Contracts
Schedule 3.3(a)                     Intellectual Property
Schedule 3.3(b)                     Intellectual Property Litigation and Third-Party Rights

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Schedule 3.4                        Litigation
Schedule 3.5                        Contracts
Schedule 3.6                        Compliance with Applicable Laws
Schedule 3.9                        Recent Events
Schedule 3.11                       Financial Information
Schedule 3.12                       Labor Matters
Schedule 3.13                       Suppliers and Customers
Schedule 3.15                       Recalls
Schedule 3.16                       Affiliate Transactions
Schedule 3.17                       Exceptions to Equipment Representation
Schedule 3.18                       Trade Coupons, Programs, Prepayments
Schedule 3.19(b)(i)                 Toledo Plant Permitted Liens
Schedule 3.19(b)(iv)                Toledo Plant Rail Agreements and Defaults
Schedule 3.19(b)(vi)                Toledo Plant Zoning Exceptions
Schedule 3.19(b)(viii)              Toledo Plant Environmental Condition Reports
Schedule 3.19(b)(xiv)               Toledo Plant Reliance on other Facilities
Schedule 3.19(b)(xviii)             Toledo Plant Material Proceedings
Schedule 3.19(b)(xx)                Toledo Plant Wells
Schedule 3.20                       Warranties
Schedule 4.1(b)                     Buyer Conflicts
Schedule 5.8(a)(i)                  Toledo Employees
Schedule 5.8(a)(ii)                 Closing Date Employees
Schedule 5.8(e)                     Defined Contribution Plans
Schedule 5.8(f)                     Defined Benefit Plans
Schedule 5.10                       Non-Use
Schedule 8.1(a)                     Wire Instructions
Schedule 8.2(j)                     Third Party Consents

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         THIS AMENDED AND RESTATED ASSET PURCHASE AND SALE AGREEMENT (this
"Agreement"), dated as of October 24, 2001, is by and among General Mills, Inc., a Delaware corporation ("General Mills"), The Pillsbury Company, a Delaware corporation ("Pillsbury" and, together with General Mills, the "Sellers" and each, a "Seller"), and International Multifoods Corporation, a Delaware corporation ("Buyer").

                              W I T N E S S E T H:
                              -------------------

         WHEREAS, Pillsbury, a subsidiary of Diageo plc ("Diageo"), is engaged in, among other businesses, the business of manufacturing, marketing, selling and distributing (1) dessert and baking mix products and flour products through retail channels primarily under the brand names Pillsbury (along with the Barrelhead logo and the Doughboy character and marks) and Martha White (the "Pillsbury Dessert and Baking Mix Retail Business"), (2) potato products, dry breakfast mix products and syrup products through retail channels primarily under the brand name Hungry Jack (the "Hungry Jack Business" and, along with the Pillsbury Dessert and Baking Mix Retail Business, the "Pillsbury Retail Business"), (3) non-custom dry mix foodservice products in boxes of seven pounds and less and non-custom frosting products in packages of eleven pounds and less primarily under the brand name Pillsbury (along with the Barrelhead logo and the Doughboy character and marks) (the "Pillsbury Foodservice Business") and (4) condensed milk and dry creamer in the United States through retail and foodservice channels under the brand name Pet Milk (the "Pet Milk Business");

         WHEREAS, General Mills is engaged in, among other businesses, the business of manufacturing, marketing, selling and distributing (1) flour products in the United States through retail and foodservice channels under the brand name Robin Hood (the "Robin Hood Business"), (2) flavored rice and pasta side dish products in the United States through retail and foodservice channels under the brand name Farmhouse Foods (the "Farmhouse Business"), (3) flour products in the United States through retail channels under the brand name La Pina (the "La Pina Business"), (4) flour products in the United States through retail channels under the brand name Red Band (the "Red Band Business"), and (5) flour products in the United States through retail channels under the brand name Softasilk Flour (the "Softasilk Business");

         WHEREAS, General Mills, Diageo and Pillsbury have entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of July 16, 2000, as may be amended from time to time, by and among General Mills, General Mills North American Businesses, Inc. ("Merger Sub"), Diageo and Pillsbury, pursuant to which General Mills will acquire certain food businesses of Diageo through (i) the merger (the "Merger") of Merger Sub with and into Pillsbury, with Pillsbury surviving as a wholly owned subsidiary of General Mills, and (ii) the purchase by certain subsidiaries of General Mills of the stock of Diageo subsidiaries (and the equity interests owned by Diageo subsidiaries in other related entities) that conduct certain non-United States food business of Diageo (the "Subsidiary Purchases" and, collectively with the Merger, the "Acquisition");

         WHEREAS, in connection with and subject to obtaining regulatory approvals of the Acquisition under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), General Mills and Diageo are entering into this Agreement providing for, among

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other things, the sale of certain assets in accordance with, and in the manner contemplated by, this Agreement;

         WHEREAS, Sellers desire to sell, transfer and assign to Buyer, and Buyer desires to purchase from Sellers, all of Sellers' right, title and interest in and to certain assets of the Business (as defined herein) and the Other Businesses (as defined herein), and Buyer is willing to assume certain liabilities of the Business and the Other Businesses, all as more specifically provided herein;

         WHEREAS, by entering into this Agreement, neither Sellers nor Diageo nor any of them concede or acknowledge that the Merger would tend to restrain competition in any relevant market or otherwise contravene any provision of any antitrust or competition law of any jurisdiction;

         WHEREAS, Sellers and Buyer entered into an Asset Purchase and Sale Agreement, dated as of February 4, 2001, as amended by the First Amendment to the Asset Purchase and Sale Agreement, dated as of April 26, 2001, and as further amended by the Second Amendment to the Asset Purchase and Sale Agreement, dated July 30, 2001 and by the Third Amendment to the Asset Purchase and Sale Agreement, dated September 28, 2001 (the "Original Asset Purchase Agreement"), for the purposes stated therein; and

         WHEREAS, Sellers and Buyer now desire to amend and restate the Original Asset Purchase Agreement in its entirety to reflect modifications to the Original Asset Purchase Agreement that Sellers and Buyer have agreed to make and other matters set forth herein;

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby amend and restate the Original Asset Purchase Agreement in its entirety as follows in accordance with Section
11.3 of the Original Asset Purchase Agreement:

                                    ARTICLE 1

                                   DEFINITIONS

         1.1 CERTAIN DEFINITIONS. For all purposes of this Agreement, except as expressly provided or unless the context otherwise requires, the following definitions shall apply:

         "Accrued Paid Time Off" shall have the meaning assigned thereto in
Section 2.5(j).

         "Acquisition" shall have the meaning assigned thereto in the recitals.

         "Acquisition Proposal" shall have the meaning assigned thereto in
Section 5.13.

         "Adjustment Payment" shall have the meaning assigned thereto in Section 2.9(e).

         "Affiliate" shall mean, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person at any time during

                                       -2-
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the period for which the determination of affiliation is being made. For purposes of this definition, the term "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

         "Agreement" shall have the meaning assigned thereto in the preamble.

         "Allocation" shall have the meaning assigned thereto in Section 2.2(a).

         "Assets" shall have the meaning assigned thereto in Section 2.3.

         "Assigned Contracts" shall have the meaning assigned thereto in Section 2.3(f).

         "Assigned Patents" shall have the meaning assigned thereto in Section 2.3(c).

         "Assigned Trademarks" shall have the meaning assigned thereto in
Section 2.3(c).

         "Assumed Liabilities" shall have the meaning assigned thereto in
Section 2.5.

         "Basket" shall have the meaning assigned thereto in Section 9.7.

         "Books and Records" shall have the meaning assigned thereto in Section 2.3(d).

         "Business" shall mean the manufacture, marketing, sale and distribution of the Products in the Territory.

         "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banks in New York or Minnesota are authorized or obligated by Law or executive order to close.

         "Business Employees" shall mean Closing Date Employees and Toledo Employees.

         "Buyer" shall have the meaning assigned thereto in the preamble.

         "Buyer DC Plan" shall have the meaning assigned thereto in Section 6.3(g)(ii).

         "Buyer's Conversion Date Objection" shall have the meaning assigned thereto in Section 2.10(b).

         "Buyer's Objection" shall have the meaning assigned thereto in Section 2.9(b).

         "Buyer's Other Business Objection" shall have the meaning assigned thereto in Section 7.13(b).

         "Closing" shall have the meaning assigned thereto in Section 8.1.

         "Closing Date" shall have the meaning assigned thereto in Section 8.1.

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         "Closing Date Employees" shall mean (i) employees of Pillsbury or its
Subsidiaries who primarily provide services to the Business at the Minneapolis headquarters and are listed on SCHEDULE 5.8(a)(ii), and (ii) field sales employees of Sellers or their Subsidiaries who are listed on SCHEDULE 5.8(a)(ii), in each case to the extent the employment of such employees is not terminated prior to the Closing Date. To the extent any new employees are hired for the Business at the Minneapolis headquarters between the date of the Original Asset Purchase Agreement and the Closing Date, Sellers shall make additions to SCHEDULE 5.8(a)(ii) to reflect such employees.

         "Closing Date Interest Rate" shall mean the rate per annum equal to the prime commercial lending rate quoted as of the Closing Date by Morgan Guaranty Trust Company of New York.

         "Closing Inventory Statement" shall have the meaning assigned thereto in Section 2.9(a).

         "COBRA" shall mean Section 601 ET SEQ. of ERISA and Section 4980B of the Code and any similar applicable state laws.

         "Code" shall mean the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

         "Collateral Agreements" shall have the meaning assigned thereto in
Section 7.8.

         "Confidential Information" shall have the meaning assigned thereto in
Section 5.6.

         "Confidentiality Agreement" shall have the meaning assigned thereto in
Section 6.1.

         "Contracts" shall mean the contracts and agreements set forth on
SCHEDULE 3.5 hereto, each, a "Contract."

         "Controlling Party" shall have the meaning assigned thereto in Section 9.6(c).

         "Conversion Date" shall mean the date on which the conversion of the Toledo Plant is certified as complete pursuant to the Conversion Plan Agreement (as defined herein).

         "Conversion Date Interest Rate" shall mean the rate per annum equal to the prime commercial lending rate quoted as of the Conversion Date by Morgan Guaranty Trust Company of New York.

         "Conversion Date Inventory" shall have the meaning assigned thereto in
Section 2.10(a).

         "Conversion Date Inventory Statement" shall have the meaning assigned thereto in Section 2.10(a).

         "Conversion Date Payment" shall have the meaning assigned thereto in
Section 2.10(e).

         "Conversion Plan" shall have the meaning assigned thereto in the Conversion Plan Agreement.

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         "Conversion Plan Agreement" shall mean the plan for, among other things, the conversion of the Toledo Plant, to be entered into and effective at Closing, in the form attached hereto as EXHIBIT J.

         "Converted Portion" shall have the meaning assigned thereto in Section 5.9.

         "Co-Pack Agreement" shall mean the agreement, to be entered into at Closing, in the form attached hereto as EXHIBIT D, pursuant to which General Mills shall provide (or cause to be provided) certain co-pack services to Buyer for a period from the Closing through the Conversion Date.

         "CPA Firm" shall have the meaning assigned thereto in Section 2.9(c).

         "DB Transfer" shall have the meaning assigned thereto in Section 7.11.

         "Deferred Amount" shall have the meaning assigned thereto in Section 8.4(b).

         "Diageo" shall have the meaning assigned thereto in the recitals.

         "Diageo Debt Guarantee Agreement" shall mean the non-recourse guarantee agreement, pursuant to which Diageo shall guarantee up to $200,000,000 of Buyer's new long-term debt to be issued by Buyer to finance its purchase of the Assets, Toledo Plant Assets and Other Assets pursuant hereto, which guarantee shall remain in place until the earlier of (a) eight years from the date of issue or (b) the date on which Buyer's credit rating from any nationally recognized rating agency is the same or higher than that of Diageo, all in accordance with the terms of such guarantee agreement, which agreement is to be entered into at Closing in substantially the form attached hereto as EXHIBIT L, with such changes as are reasonably acceptable to Diageo and the parties thereto. The Diageo Debt Guarantee Agreement shall provide that Diageo shall not directly or indirectly influence the business decisions of Buyer and that Diageo's role shall be strictly limited to performing whatever acts as may be necessary to provide the debt guarantee contemplated by this paragraph.

         "Dividable Contracts" shall mean the contracts and agreements referred to in SCHEDULE 2.13(i) and other contracts, if any, that are material to the Business and that do not relate to the services and arrangements that are referenced in or will otherwise be addressed by this Agreement or any of the Collateral Agreements, including the Transition Services Agreement (as defined herein), the Conversion Plan Agreement and the Co-Pack Agreement.

         "Due Diligence Out Notice" shall have the meaning assigned thereto in
Section 7.17.

         "Environmental Disclosure" shall have the meaning assigned thereto in
Section 3.19(b)(viii).

         "Environmental Law" shall mean any Law that relates to or otherwise imposes liability, obligations or standards with respect to pollution or the protection of the environment or human health.

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         "Equipment" shall have the meaning assigned thereto in Section 2.3(g)
and shall also include, without additional charge to Buyer, such other equipment, if any, as is reasonably necessary to complete the conversion of the Toledo Plant in accordance with the standards and specifications set forth in the Conversion Plan.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

         "Escrow Agreement" shall have the meaning assigned thereto in Section 7.16.

         "Escrow Fund" shall have the meaning assigned thereto in Section 7.16.

         "Excluded Assets" shall have the meaning assigned thereto in Section
2.4.

         "Excluded Environmental Liabilities" shall have the meaning assigned thereto in Section 2.6(q).

         "Excluded Liabilities" shall have the meaning assigned thereto in
Section 2.6.

         "Excluded Taxes" shall mean (1) any Taxes attributable to the Business, the Assets, or of Windmill (other than Property Taxes attributable to the Equipment and Taxes attributable to the Toledo Plant), for any Pre-Closing Tax Periods (including any Tax liability of Windmill for such period arising as a result of the application of Treasury Regulation section 1.1502-6 or any similar provision of any applicable state or local Tax Law or attributable to settlement of intercompany indebtedness of Windmill to Sellers), (2) (A) any Taxes of Sellers that are not attributable to the Business, the Assets, each Other Business (as defined herein), the Special Inventory, the Other Assets, Windmill, or any other assets, property, franchise, service or business to be, directly or indirectly, acquired by, or provided to, Buyer or any of its Affiliates under this Agreement or any of the Collateral Agreements, and (B) any Taxes of Sellers attributable to any assets, property, franchise or business (other than the Assets, the Business, each Other Business, the Special Inventory, the Other Assets, Windmill, or any other assets, property, franchise, service or business to be, directly or indirectly, acquired by, or provided to, Buyer or any of its Affiliates under this Agreement or any of the Collateral Agreements), (3) any Property Taxes of Sellers that are not attributable to the Equipment or the Toledo Plant, (4) any Taxes attributable to the Conversion Date Inventory or Property Taxes attributable to the Equipment, in each case, for any Tax period (or portion thereof) ending on or before the Conversion Date, (5) any Taxes attributable to each Other Business, the Other Business Inventory or the Other Assets for any Tax period (or portion thereof) ending on or before the Closing Date and (6) any Taxes attributable to the Toledo Plant for any Tax period (or portion thereof) ending on or before the Toledo Plant Closing Date; PROVIDED, HOWEVER, that Excluded Taxes shall not include, and Sellers shall not be responsible for, (A) any Taxes which are passed through to Buyer or any of its Affiliates (or for which Buyer or any of its Affiliates are otherwise responsible) under the Co-Pack Agreement or any of the Collateral Agreements or any lease or any similar agreement between or among Buyer, any of the Sellers or any of their respective Affiliates, (B) any Taxes attributable to actions, other than in the ordinary course of business, taken by Buyer on the Closing Date after the Closing to the extent such actions cause the amount of Taxes for the Pre-Closing Tax Period to exceed the amount of Taxes that would otherwise be

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payable for such Pre-Closing Tax Period in the absence of such actions by Buyer and (C) Transfer Taxes (except as provided in Section 7.3). For purposes of this Agreement, in the case of any Straddle Period with respect to Taxes attributable to the Business, the Assets, each Other Business, the Special Inventory or the Other Assets, or of Windmill, the portion of such Taxes that shall be allocable to the portion of the Tax period ending on the Relevant Date (or in the case of Property Taxes attributable to the Equipment, ending on the Conversion Date) shall (i) in the case of income Taxes and other Taxes based on or related to receipts, be computed as if such Tax period ended as of the close of business on the Relevant Date, (ii) in the case of Taxes (other than Property Taxes attributable to the Equipment, income Taxes and Taxes based on or related to receipts), be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period up to and including the Relevant Date and the denominator of which is the number of calendar days in the entire Straddle Period, and (iii) in the case of Property Taxes attributable to the Equipment, be equal to the amount of such Property Taxes for the entire Straddle Period that are attributable to the Equipment multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period up to and including the Conversion Date and the denominator of which is the number of calendar days in the entire Straddle Period. Clause (ii) of the preceding sentence shall be applied with respect to Taxes of Windmill, if any, for such Tax period relating to capital (including net worth or long-term debt) or intangibles by reference to the level of such items on the Closing Date.

         "Excluded Toledo Assets" shall mean, collectively: (i) any and all equipment, furniture and other personal property located in or used at the Toledo Plant to the extent primarily used for cereal processing, production, packaging and material handling, other than (x) the items described in SCHEDULE 1.1(f)(i), (y) boilers, HVAC equipment and similar equipment (including maintenance equipment) which is part of the basic building systems of the Toledo Plant (or which is used to maintain such basic building systems) and which would typically be included in the sale of a vacant plant sold without operating equipment, and (z) equipment used for maintenance of the grounds of the Toledo Plant; and (ii) the other items described in SCHEDULE 1.1(f)(ii). Such Schedules shall be subject to correction following a complete inventory of the Toledo Plant to add assets that should be, or to delete assets that should not be, Excluded Toledo Assets consistent with the intent of the parties hereunder.

         "Expiration Date" shall have the meaning assigned thereto in Section
9.1.

         "Farmhouse Assets" shall mean Intellectual Property to the extent specified in Section 2.3(c) and customer lists, packaging supplier lists and price lists, universal product codes, package designs and copyrights and a case packer for rice, in each case exclusively related to the Farmhouse Business.

         "Farmhouse Business" shall have the meaning assigned thereto in the recitals.

         "Farmhouse Inventory" shall mean all dedicated raw materials, finished goods inventory and packaging held by General Mills or its Subsidiaries for use of the Farmhouse Business on the Closing Date.

         "Farmhouse Products" shall mean the products manufactured in the Territory and sold in the Territory and listed or described on SCHEDULE 1.1(a)(ii) hereto, each a "Farmhouse Product."

         "Final Closing Inventory Statement" shall have the meaning assigned thereto in Section 2.9(d).

         "Final Conversion Date Inventory Statement" shall have the meaning assigned thereto in Section 2.10(d).

         "Final Other Business Inventory Statement" shall have the meaning assigned thereto in Section 7.13(d).

         "Financial Statements" shall have the meaning assigned thereto in
Section 3.11.

         "Financing Commitment" shall have the meaning assigned thereto in
Section 4.3.

         "Food, Drug and Cosmetics Act" shall mean the Federal Food, Drug and Cosmetics Act, as amended, and the rules and regulations promulgated thereunder.

         "Foodservice Patent and Technology License Agreement" shall mean that agreement providing for the use of certain patents, "know-how" and trade secrets, as more fully set forth therein, to be entered into at Closing, in the form attached hereto as EXHIBIT E-2.

         "Foodservice Trademark License Agreement" shall have the meaning assigned thereto in the definition of Trademark License Agreements.

         "Formulations" shall mean (i) the formulations and recipes for each Product (including those that are not in use as of the Closing Date but are contained within the Pillsbury REX database for the Products) and any Other Product, as applicable, and (ii) all formulations and recipes in process as of the date of the Original Asset Purchase Agreement, the date of this Agreement or the Closing Date under research and development projects related to the Business or any Other Business.

         "FTC" shall mean the U.S. Federal Trade Commission.

         "GAAP" shall mean generally accepted accounting principles in the United States, consistently applied.

         "General Mills" shall have the meaning assigned thereto in the preamble.

         "General Mills Guaranty" shall mean, collectively, the Guaranty in the form attached hereto as EXHIBIT K-1, to be made by General Mills, dated as of the Closing Date, with respect to Pillsbury's obligations under the Retail Trademark License Agreement, for the benefit of Buyer, and the Guaranty in the form attached hereto as EXHIBIT K-2, to be made by General Mills, dated as of the Closing Date, with respect to Pillsbury's obligations under the Foodservice Trademark License Agreement, for the benefit of Buyer.

         "General Mills Operations" shall mean General Mills Operations, Inc., a Delaware corporation and a wholly owned Subsidiary of General Mills.

         "General Mills Toledo Plan" shall have the meaning assigned thereto in
Section 3.6(b).

         "Governmental Entity" shall mean any federal, state, political subdivision or other governmental agency, court or instrumentality, foreign or domestic.

         "Grant Back Patent and Technology License Agreement" shall mean the agreement providing for the license to General Mills to use certain patents, Formulations, Processing Instructions and Specifications assigned to Buyer pursuant to the provisions of Section 2.3(c), on the terms set forth therein, to be entered into at Closing, in the form attached hereto as EXHIBIT I.

         "Hazardous Materials" shall mean any hazardous or toxic substances, materials or waste or other substances, materials or waste that are regulated under any Environmental Law, including without limitation petroleum and derivatives therefrom or synthetic substitutes therefor, asbestos or asbestos-containing materials, radioactive materials, urea formaldehyde foam insulation, and dielectric fluid containing levels of polychlorinated biphenyls.

         "HSR Act" shall have the meaning assigned thereto in the recitals.

         "Hungry Jack Business" shall have the meaning assigned thereto in the recitals.

         "Hungry Jack Trademark License Agreement" shall mean the agreement providing for the license to General Mills to use the "Hungry Jack" trademark on the terms set forth therein, to be entered into at Closing, in the form attached hereto as EXHIBIT H.

         "Intellectual Property" shall have the meaning assigned thereto in
Section 2.3(c).

         "Inventory" shall have the meaning assigned thereto in Section 2.3(a).

         "Inventory Standards" shall have the meaning assigned thereto in
Section 2.9(a).

         "IRS" shall mean the Internal Revenue Service.

         "La Pina Assets" shall mean Intellectual Property to the extent specified in Section 2.3(c) and customer lists, packaging supplier lists and price lists, universal product codes, package designs and copyrights and special packaging equipment for packaging and selling of cloth packages, in each case exclusively related to the La Pina Business.

         "La Pina Business" shall have the meaning assigned thereto in the recitals.

         "La Pina Inventory" shall mean all dedicated finished goods inventory and packaging held by General Mills or its Subsidiaries for use of the La Pina Business on the Closing Date.

         "La Pina Products" shall mean the products manufactured in the Territory or Canada and sold in the Territory and listed or described on
SCHEDULE 1.1(a)(ii) hereto, each a "La Pina Product."

         "Law(s)" shall have the meaning assigned thereto in Section 3.6(a).

         "Lemelson Patents" shall mean all patents owned or claimed by Lemelson Medical, Education & Research Foundation, Limited Partnership.

         "Licensed Trademarks and Patents" shall mean those trademarks, patents, patent applications, trade secrets, "know-how" and other rights licensed to Buyer under the Trademark License Agreements, the Retail Patent and Technology License Agreement and the Foodservice Patent and Technology License Agreement.

         "Liens" shall have the meaning assigned thereto in Section 3.2.

         "Loss" shall have the meaning assigned thereto in Section 9.2.

         "Martel Plant" shall mean the facility located at 4136 Main Street, Martel, Ohio, and all improvements, facilities and fixtures located thereon, owned by Pillsbury and located in Martel, Ohio (it being understood that Buyer will have no rights in any thereof except as expressly set forth herein or in the Collateral Agreements).

         "Martha White Trademark License Agreement" shall mean the agreement providing for the license to General Mills to use the "Martha White" trademark on the terms set forth therein, to be entered into at Closing, in the form attached hereto as EXHIBIT G.

         "Material Adverse Effect" shall mean a material adverse effect on the financial condition of the Business or the operation or results of operation of the Business taken as a whole, which solely for purposes of determining any Material Adverse Effect with respect to the Toledo Plant shall treat the Toledo Plant as being part of the Business.

         "Materiality Qualifiers" shall have the meaning assigned thereto in
Section 9.7.

         "Merger" shall have the meaning assigned thereto in the recitals.

         "Merger Agreement" shall have the meaning assigned thereto in the recitals.

         "Merger Sub" shall have the meaning assigned thereto in the recitals.

         "Multifoods Plan" shall have the meaning assigned thereto in Section
4.5.

         "Non-Controlling Party" shall have the meaning assigned thereto in
Section 9.6(c).

         "Non-Converted Portion" shall have the meaning assigned thereto in
Section 5.9.

         "Omnibus Patent Assignment" shall mean the assignment instrument pursuant to which Sellers (or Subsidiaries of Sellers) assign, transfer and convey to Buyer all right, title and interest in and to the Assigned Patents (as such term is defined in Section 2.3(c) hereof), along with certain related rights, to be entered into at Closing, in the form attached hereto as EXHIBIT B-1.

         "Omnibus Trademark Assignment" shall mean, collectively, the Pillsbury Omnibus Trademark Assignment, General Mills Omnibus Trademark Assignment, Pet Inc. Omnibus

Trademark Assignment and Guinness Omnibus Trademark Assignment instruments pursuant to which Sellers (or Subsidiaries of Sellers), as applicable, assign, transfer and convey to Buyer all right, title and interest in and to the Assigned Trademarks (as such term is defined in Section 2.3(c) hereof), along with the accompanying goodwill associated therewith and certain related rights, to be entered into at Closing, in the forms attached hereto as EXHIBIT B-2(A), EXHIBIT B-2(B), EXHIBIT B-2(C) and EXHIBIT B-2(D), respectively.

         "Original Asset Purchase Agreement" shall have the meaning assigned thereto in the recitals.

         "Other Assets" shall mean, individually or collectively, as applicable, the Pet Milk Assets, the Robin Hood Assets, the Farmhouse Assets, the Softasilk Assets, the Red Band Assets and/or the La Pina Assets.

         "Other Business" shall mean, as applicable, the Pet Milk Business, the Robin Hood Business, the Farmhouse Business, the Softasilk Business, the Red Band Business or the La Pina Business (all of which, collectively, shall mean the "Other Businesses").

         "Other Business Inventory" shall mean, individually or collectively, as applicable, the Pet Milk Inventory, the Robin Hood Inventory, the Farmhouse Inventory, the Softasilk Inventory, the Red Band Inventory and/or the La Pina Inventory.

         "Other Business Inventory Statement" shall have the meaning assigned thereto in Section 7.13(a).

         "Other Business Payment" shall have the meaning assigned thereto in
Section 7.13(e).

         "Other Products" shall mean, individually or collectively, as applicable, the Pet Milk Products, the Robin Hood Products, the Farmhouse Products, the Softasilk Products, the Red Band Products and/or the La Pina Products.

         "Permitted Liens" shall have the meaning assigned thereto in Section
3.2.

         "Person" shall mean an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization, a government or any agency or political subdivision thereof or any other entity or organization.

         "Pet Milk Assets" shall mean Intellectual Property to the extent specified in Section 2.3(c) and customer lists, packaging supplier lists and price lists, universal product codes, package designs and copyrights, in each case exclusively related to the Pet Milk Business.

         "Pet Milk Business" shall have the meaning assigned thereto in the recitals.

         "Pet Milk Inventory" shall mean all dedicated raw materials, finished goods inventory and packaging held by or on behalf of a Seller or its Subsidiaries for use of the Pet Milk Business on the Closing Date.

         "Pet Milk Products" shall mean the products manufactured in the Territory and sold in the Territory and listed or described on SCHEDULE 1.1(a)(ii) hereto, each a "Pet Milk Product."

         "Pillsbury" shall have the meaning assigned thereto in the preamble.

         "Pillsbury Dessert and Baking Mix Retail Business" shall have the meaning assigned thereto in the recitals.

         "Pillsbury Foodservice Business" shall have the meaning assigned thereto in the recitals.

         "Pillsbury Retail Business" shall have the meaning assigned thereto in the recitals.

         "Pre-Closing Tax Period" shall mean any Tax period (or portion thereof) ending on or before the Closing Date.

         "Processing Instructions" shall mean (i) the processing instructions (including manufacturing methodologies and engineering data and designs), trade secrets and know-how for each Product (including those that are not in use as of the Closing Date but are contained within the Pillsbury REX database for the Products) and any Other Product, as applicable, and (ii) all processing instructions (including manufacturing methodologies and engineering data and designs), trade secrets and know-how in process as of the date of the Original Asset Purchase Agreement, the date of this Agreement or the Closing Date under research and development projects related to the Business or any Other Business.

         "Products" shall mean the products manufactured in the Territory or Canada and sold in the Territory and listed or described on SCHEDULE 1.1(a)(i) hereto, each a "Product."

         "Property Taxes" shall mean personal property taxes and real property taxes attributable to the Toledo Plant.

         "PTO" means the U.S. Patent and Trademark Office.

         "Puerto Rico Distributorship Agreements" shall mean (i) the Distributorship Agreement by and between Pillsbury and B. Fernandez & Hnos., Inc., dated January 1, 1963, as amended, (ii) the oral distributorship agreement by and between Pillsbury and E. Nunez, Inc., as described on SCHEDULE 1.1(h) and
(iii) the oral distributorship agreement by and between Pillsbury and Ballester & Hnos., as described on SCHEDULE 1.1(h).

         "Purchase Orders" shall have the meaning assigned thereto in Section 2.3(b).

         "Purchase Price" shall have the meaning assigned thereto in Section
2.1.

         "Red Band Assets" shall mean Intellectual Property to the extent specified in Section 2.3(c) and customer lists, packaging supplier lists and price lists, universal product codes, package designs and copyrights, in each case exclusively related to the Red Band Business.

         "Red Band Business" shall have the meaning assigned thereto in the recitals.

         "Red Band Inventory" shall mean all dedicated finished goods inventory and packaging held by General Mills or its Subsidiaries for use of the Red Band Business on the Closing Date.

         "Red Band Products" shall mean the products manufactured in the Territory or Canada and sold in the Territory and listed or described on
SCHEDULE 1.1(a)(ii) hereto, each a "Red Band Product."

         "Relevant Date" shall mean the Closing Date, except that (a) in the case of the Conversion Date Inventory and Property Taxes on the Equipment, "Relevant Date" shall mean the Conversion Date, and (b) in the case of the Toledo Plant, "Relevant Date" shall mean the Toledo Plant Closing Date.

         "Research Resources Patent" means patent Re 36335, which patent is claimed by Research Resources, Inc.

         "Retail Patent and Technology License Agreement" shall mean that agreement providing for the use of certain patents, "know-how" and trade secrets, as more fully set forth therein, to be entered into at Closing, in the form attached hereto as EXHIBIT E-1.

         "Retail Trademark License Agreement" shall have the meaning assigned thereto in the definition of Trademark License Agreements.

         "Return" shall mean any return, statement, report or form, including in each case any amendments thereto, required to be filed with any Taxing Authority by or with respect to Taxes or any claim for refund.

         "Revised Allocation" shall have the meaning assigned thereto in Section 2.2(b).

         "Robin Hood Assets" shall mean Intellectual Property to the extent specified in Section 2.3(c) and customer lists, packaging supplier lists and price lists, universal product codes, package designs and copyrights, in each case exclusively related to the Robin Hood Business.

         "Robin Hood Business" shall have the meaning assigned thereto in the recitals.

         "Robin Hood Inventory" shall mean all dedicated finished goods inventory and packaging held by General Mills for use of the Robin Hood Business on the Closing Date.

         "Robin Hood Products" shall mean the products manufactured in the Territory or Canada and sold in the Territory and listed or described on
SCHEDULE 1.1(a)(ii) hereto, each a "Robin Hood Product."

         "Seller's Knowledge" shall mean, as to General Mills, the actual knowledge of the individuals listed on SCHEDULE 1.1(b) and, as to Pillsbury, the actual knowledge of the individuals listed on SCHEDULE 1.1(c).

         "Seller(s)" shall have the meaning assigned thereto in the preamble.

         "Softasilk Assets" shall mean Intellectual Property to the extent specified in Section 2.3(c) and customer lists, packaging supplier lists and price lists, universal product codes, package designs and copyrights, in each case exclusively related to the Softasilk Business.

         "Softasilk Business" shall have the meaning assigned thereto in the recitals.

         "Softasilk Inventory" shall mean all dedicated finished goods inventory and packaging held by General Mills or its Subsidiaries for use of the Softasilk Business on the Closing Date.

         "Softasilk Products" shall mean the products manufactured in the Territory or Canada and sold in the Territory and listed or described on
SCHEDULE 1.1(a)(ii) hereto, each a "Softasilk Product."

         "Special Inventory" shall mean the Conversion Date Inventory and the Other Business Inventory.

         "Specifications" shall mean (i) the raw materials, manufacturing, packaging, labeling and quality assurance specifications for each Product (including those that are not in use as of the Closing Date but are contained within the Pillsbury REX database for the Products) and any Other Product, as applicable, and (ii) all raw materials, manufacturing, packaging, labeling and quality assurance specifications in process as of the date of the Original Asset Purchase Agreement, the date of this Agreement or the Closing Date under research and development projects related to the Business or any Other Business.

         "Stock" shall mean all of the issued and outstanding shares of Series A Common Stock and Series B Common Stock, in each case, par value $0.01 per share, of Windmill.

         "Straddle Period" shall mean (1) in the case of Taxes attributable to the Conversion Date Inventory or any Property Taxes attributable to the Equipment, any complete Tax period that includes but does not end on the Conversion Date, (2) in the case of Taxes of Windmill, any complete Tax period of Windmill that includes but does not end on the Closing Date, (3) in the case of each Other Business, the Other Business Inventory, or the Other Assets, any complete Tax period that includes but does not end on the Closing Date, (4) in the case of Taxes attributable to the Toledo Plant, any complete Tax period that includes but does not end on the Toledo Plant Closing Date and (5) otherwise, any complete Tax period that includes but does not end on the Closing Date.

         "Subsidiary" shall mean, when used with respect to any Person, any corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, of which such Person owns or controls, directly or indirectly, 50% or more of the voting power of the outstanding equity securities (or equivalent voting interests) or has the power to appoint 50% or more of the members of the board of directors or other governing body.

         "Subsidiary Purchases" shall have the meaning assigned thereto in the recitals.

         "Tax" shall mean all income, profits, franchise, gross receipts, capital, net worth, sales, use, withholding, turnover, value added, ad valorem, registration, general business, employment, social security, disability, occupation, real property, personal property (tangible and intangible), stamp, transfer (including real property transfer or gains), conveyance, severance, production, excise and other taxes, withholdings, duties, levies, imposts, license and registration fees and other similar charges and assessments (including any and all fines, penalties and additions attributable to or otherwise imposed on or with respect to any such taxes, charges, fees, levies or other assessments, and interest thereon and any liability arising pursuant to the application of Treasury Regulation section 1.1502-6 or any similar provision of any applicable state or local Tax Law) imposed by or on behalf of any Governmental Entity.

         "Tax Claim" shall have the meaning assigned thereto in Section 9.6(c).

         "Taxing Authority" shall mean any governmental or regulatory authority, body or instrumentality exercising any authority to impose, regulate or administer the imposition of Taxes.

         "Tennessee Plant" shall mean the facility located at 200 Butler Drive, Murfreesboro, Tennessee, and all improvements, facilities and fixtures located thereon, owned by Pillsbury and located in Murfreesboro, Tennessee (it being understood that Buyer will have no rights in any thereof except as expressly set forth herein or in the Collateral Agreements).

         "Territory" shall mean the United States of America, including its territories, possessions, commonwealths (including Puerto Rico), trusteeships, and retail outlets in non-domestic United States government installations and facilities, PROVIDED that to the extent that Buyer sells (directly or indirectly) to U.S.-based retailers (including mass merchandisers and club store customers) who at Closing or thereafter have stores in Mexico or Canada, Buyer may grant to such retailers the nonexclusive right to ship Branded Products (as defined in the Trademark License Agreements) to such stores and to sell such Branded Products in such stores located in Mexico and Canada. To the extent that Buyer grants such rights to such retailers, Buyer also shall have the nonexclusive right to ship Branded Products directly or indirectly to such stores.

         "Third-Party Claim" shall have the meaning assigned thereto in Section 9.6(a).

         "Third-Party Co-Packer" shall have the meaning assigned thereto in
Section 7.15(a).

         "Third-Party Co-Pack Agreement" shall have the meaning assigned thereto in Section 7.15(a).

         "Title Commitment" shall have the meaning assigned thereto in Section 5.9.

         "Toledo Employees" shall mean employees of General Mills or its Subsidiaries at the Toledo Plant who would primarily provide services to the Business if the Business were conducted on the date of the Original Asset Purchase Agreement at the Toledo Plant, which employees are listed on SCHEDULE 5.8(a)(i), to the extent the employment of such employees is not terminated prior to the Conversion Date. The Toledo Employees consist solely of the Toledo Salaried Employees and the Toledo Wage Employees. To the extent any new employees are hired for the Toledo Plant prior to the Conversion Date who would have been listed on SCHEDULE 5.8(a)(i) had such employee been employed at the Toledo Plant on the date of the Original Asset Purchase Agreement, Sellers shall make additions to SCHEDULE 5.8(a)(i) to reflect such employees.

         "Toledo Plant" shall mean the real property and facility located at 1250 Laskey Road, Toledo, Ohio, as more particularly described in SCHEDULE 1.1(d) hereto, and all improvements, facilities and fixtures located thereon, including the items described in clauses (x), (y) and (z) of clause (i) of the definition of Excluded Toledo Assets and any equipment, furniture and other personal property located in or used at the Toledo Plant or to the extent used for the maintenance of the grounds of the Toledo Plant as of the date hereof, other than the Excluded Toledo Assets.

         "Toledo Plant Assets" shall have the meaning assigned thereto in
Section 2.1.

         "Toledo Plant Assigned Contracts" shall mean the contracts set forth on
SCHEDULE 2.3(f)(ii).

         "Toledo Plant Closing" shall have the meaning assigned thereto in
Section 8.4(a).

         "Toledo Plant Closing Date" shall have the meaning assigned thereto in
Section 8.4(a).

         "Toledo Plant Dividable Contracts" shall mean the contracts set forth on SCHEDULE 2.13(ii).

         "Toledo Plant Lease Term Sheet" shall mean the term sheet attached hereto as EXHIBIT F.

         "Toledo Plant Permits" shall mean the permits set forth on SCHEDULE 1.1(g).

         "Toledo Plant Purchase Price" shall have the meaning assigned thereto in Section 2.1.

         "Toledo Salaried Employees" shall mean those Toledo Employees so identified on SCHEDULE 5.8(a)(i).

         "Toledo Wage Employees" shall mean those Toledo Employees so identified on SCHEDULE 5.8(a)(i).

         "Trademark License Agreements" shall mean, collectively, a retail trademark license agreement (the "Retail Trademark License Agreement") and a foodservice trademark license agreement (the "Foodservice Trademark License Agreement"), each providing for the license to use certain trademarks in the Territory, to be entered into at Closing, in the forms attached hereto as EXHIBIT A-1 and EXHIBIT A-2, respectively.

         "Transfer Taxes" shall have the meaning assigned thereto in Section 7.3(a).

         "Transition Services Agreement" shall mean the agreement, to be entered into at Closing, in the form attached hereto as EXHIBIT C, pursuant to which General Mills shall provide (or cause to be provided) certain transition services to Buyer for the periods set forth therein.

         "Treasury Regulation" shall mean the U.S. treasury regulations pursuant to the Code.

         "Trustee" shall mean Ed D. Snouwaert, PE Division Leader, Sebesta Blomberg & Associates, Inc., or any replacement trustee appointed pursuant to the Conversion Plan Agreement.

         "Unwanted Other Business" shall have the meaning assigned thereto in
Section 7.17.

         "Wanted Other Business" shall have the meaning assigned thereto in
Section 7.17.

         "Warehouse Space" shall have the meaning assigned thereto in Section 8.4(d).

         "WARN Act" shall mean the Worker Adjustment and Retraining Notification Act, as amended, and the rules and regulations promulgated thereunder.

         "Welfare Benefits" shall have the meaning assigned thereto in Section 7.10.

         "Windmill" shall mean Windmill Holdings Corp., a California corporation, and a direct wholly owned subsidiary of Pillsbury.

         "Windmill Intellectual Property" shall mean, subject to the Martha White Trademark License Agreement, all the intellectual property held, directly or indirectly, by Windmill, including that referred to in SCHEDULE 1.1(e).

                                    ARTICLE 2

             PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES


         2.1 PURCHASE AND SALE OF ASSETS, OTHER ASSETS AND TOLEDO PLANT ASSETS. Upon the terms and subject to the conditions of this Agreement, including the provisions of Section 7.12(a), on the Closing Date or the Toledo Plant Closing Date, as applicable pursuant to Sections 8.1 and 8.4, Sellers will sell, convey, transfer and assign, or cause to be sold, conveyed, transferred and assigned, to Buyer, and Buyer will purchase, (i) the Assets (as defined in Section 2.3) and the Other Assets other than the Toledo Plant, the Toledo Plant Permits, the Toledo Plant Assigned Contracts, and the portions of the Toledo Plant Dividable Contracts to be transferred to Buyer pursuant to Section 2.13(c), for an aggregate cash purchase price of three hundred four million five hundred eighty-nine thousand United States Dollars ($304,589,000), as adjusted pursuant to Section 5.8(c) and, to the extent applicable, Section 2.9(e) (the "Purchase Price") and (ii) all of Sellers' and General Mills Operations' right, title and interest in and to the Toledo Plant, the Toledo Plant Permits, the Toledo Plant Assigned Contracts, and the portions of the Toledo Plant Dividable Contracts to be transferred to Buyer pursuant to Section 2.13(c) (collectively, the "Toledo Plant Assets") for an aggregate cash purchase price of eleven million five hundred thousand United States Dollars ($11,500,000) (the "Toledo Plant Purchase Price"), as adjusted pursuant to Section 8.4, in each case payable as set forth in Article 8.

         2.2      ALLOCATION OF PURCHASE PRICE.

                  (a) Within one hundred eighty (180) days after the Closing, Buyer shall obtain and pay for an appraisal of the fair market values of the Assets (exclusive of the Stock and the Toledo Plant Assets) and the Other Assets (to the extent not included in Assets) from a nationally recognized appraisal firm for purposes of allocating the purchase price for the Assets (exclusive of the Toledo Plant Assets and reduced by such amount set forth on SCHEDULE 2.2) and the Other

Assets among the Assets (exclusive of the Stock and the Toledo Plant Assets) and the Other Assets, and shall prepare an allocation (the "Allocation") based on such appraisal and consistent with the provisions of Section 1060 of the Code and the Treasury Regulations thereunder. Neither Buyer nor Sellers, nor any of their respective Affiliates, shall take any position on any Return or audit inconsistent with such Allocation unless required to do so by applicable Law. Sellers and Buyer shall each provide to the other for review a copy of its report with respect to this transaction pursuant to Section 1060 of the Code at least ten (10) Business Days prior to its submission to the IRS. Such reports shall be consistent with the Allocation. Notwithstanding the foregoing or Section 2.2(b), Buyer and Sellers agree that the fair market value of the Stock is the amount set forth on SCHEDULE 2.2 and that neither Buyer nor Sellers nor any of their respective Affiliates shall take any position on any Return or audit inconsistent with such agreement, unless required to do so by a "determination" within the meaning of Section 1313 of the Code.

                  (b) Within one hundred eighty (180) days after the Toledo Plant Closing, Buyer shall obtain and pay for an appraisal of the fair market value of the Toledo Plant from a nationally recognized appraisal firm. Buyer shall provide this Toledo Plant appraisal to the nationally recognized appraisal firm that performed the appraisal of the other Assets and the Other Assets. The Allocation prepared pursuant to Section 2.2(a) shall be revised (the "Revised Allocation") by Buyer consistent with the provisions of Section 1060 of the Code and the Treasury Regulations thereunder to provide for an allocation of a portion of the purchase price to the Toledo Plant Assets; PROVIDED, HOWEVER, that the only revision to the amounts allocated pursuant to Section 2.2(a) shall be a reduction in the amount allocated to goodwill to the extent such revision is required because the Toledo Plant appraisal provides that the fair market value of the Toledo Plant Assets exceeds the Toledo Plant Purchase Price. Neither Buyer nor Sellers, nor any of their Affiliates, shall take any position in any Return filed after the Toledo Plant Closing or audit after the Toledo Plant Closing inconsistent with the Revised Allocation unless required to do so by applicable Law. Buyer and Sellers shall each prepare and file with the income tax Return for the taxable period that includes the Toledo Plant Closing Date a supplemental asset acquisition statement on Form 8594 consistent with the Revised Allocation. Sellers and Buyer shall each provide to the other a copy of its Form 8594 at least ten (10) Business Days prior to its submission to the IRS.

         2.3 ASSETS. The capitalized term "Assets" shall mean all right, title and interest of each Seller in and to the following enumerated assets:

                  (a) except as otherwise expressly provided herein, all inventory of the Business that (i) are finished goods held for sale by such Seller or any of its Affiliates in the ordinary course of operating the Business as of the Closing Date, or (ii) are finished goods, raw materials, packaging, work-in-process or other inventory held by third parties under co-pack agreements for producing Products for sale by the Business and to which Pillsbury or its Affiliates holds title as of the Closing Date (collectively, the "Inventory");

                  (b) all commitments and orders (subject to the terms and conditions of such commitments and orders) made by the Business for the purchase of Products from such Seller and its Affiliates for Products that have not been shipped as of the Closing Date and under purchase orders by such Seller and its Affiliates made on behalf of the Business (collectively, the "Purchase Orders");

                  (c) (i) the trademarks, trade names, logos, trade dress and service marks listed on SCHEDULE 2.3(c)(i) and SCHEDULE 2.3(c)(ii) for the products and/or services and territories set forth on SCHEDULE 2.3(c)(i) and
SCHEDULE 2.3(c)(ii) (subject, in the case of the trademark "Hungry Jack," to the Hungry Jack Trademark License Agreement), together with the goodwill, applications, registrations, renewals and other rights associated therewith, and remedies against infringements, violations and dilutions thereof (the "Assigned Trademarks"), (ii) the patents listed on SCHEDULE 2.3(c)(i) together with all reissues associated therewith, and all remedies against infringement and pre-issuance royalties thereof, subject to the Grant Back Patent and Technology License Agreement (the "Assigned Patents"), (iii) registered copyrights and applications therefor listed on SCHEDULE 2.3(c)(i), (iv) the domain names, URLs and web sites listed on SCHEDULE 2.3(c)(i) and SCHEDULE 2.3(c)(ii), (v) all Formulations, Specifications and Processing Instructions of the Pillsbury Retail Business and the Pet Milk Business, and remedies against infringements or violations thereof, subject to the Grant Back Patent and Technology License Agreement, (vi) except as provided in the Retail Patent and Technology License Agreement and the Foodservice Patent and Technology License Agreement, all Formulations of the Pillsbury Foodservice Business, and remedies against infringements or violations thereof, subject to the Grant Back Patent and Technology License Agreement, (vii) except as provided in the Trademark License Agreements, the Hungry Jack Trademark License Agreement, the Martha White Trademark License Agreement, the Retail Patent and Technology License Agreement, and the Foodservice Patent and Technology License Agreement, all package designs, unregistered copyrights, universal product codes and 1-800 telephone numbers for customer use, in each case that are exclusively related to the Business, and remedies against infringements or violations thereof, and (viii) the rights of Buyer provided in the Trademark License Agreements, the Retail Patent and Technology License Agreement, and the Foodservice Patent and Technology License Agreement (collectively, the "Intellectual Property");

                  (d) all existing product literature, advertising materials, promotional materials, studies, ledgers, files (including customer files) and reports (including test reports), manufacturing and engineering drawings, process controls, material standards and other books and records (except each Seller's corporate records) in each case related to the Business, including all customer lists and customer data and databases (including correspondence and records of 1-800 quality calls), supplier lists and supplier data (including correspondence), price lists, records relating to the Intellectual Property, accounting records and records of past sales and inventory data in each case related to the Business (collectively, the "Books and Records"), except that a Seller may retain copies of such Books and Records to the extent relating to Intellectual Property with respect to which a Seller has any rights (including licensing rights) after Closing (but only so long as such Seller retains such rights), to the extent a Seller is required by Law to retain the same or to the extent such information is necessary for Seller to prepare Tax Returns, financial statements or other legally required filings;

                  (e) all governmental licenses, permits, approvals, registrations and similar rights issued to Sellers or either of them related to the Business to the extent their transfer is permitted by Law and the Toledo Plant Permits;

                  (f) the contracts listed on SCHEDULE 2.3(f)(i), as well as the contracts and agreements not listed on SCHEDULE 2.3(f)(i) but nevertheless primarily related to the Business (such contracts and agreements, together with the contracts listed on SCHEDULE 2.3(f)(i), the "Assigned Contracts") and the Toledo Plant Assigned Contracts but excluding from the Assigned Contracts any contract or agreement that is an Excluded Asset;

                  (g) the equipment listed on SCHEDULE 2.3(g) (the "Equipment"), which Schedule also sets forth the location of such Equipment;

                  (h) each warranty or guaranty primarily related to the Assets made or issued by any manufacturer, grower, supplier or other predecessor transferor of any of the Assets, to the extent that such assignment is not prohibited by the terms of such warranty or guaranty;

                  (i)      the Stock;

                  (j) the Toledo Plant;

                  (k) the portions of the Dividable Contracts and the Toledo Plant Dividable Contracts that are being transferred to Buyer pursuant to the terms herein; and

                  (l) all other assets related to the Business, except as otherwise provided in Section 2.4.

         2.4 EXCLUDED ASSETS. The Assets shall expressly exclude (1) except for the Toledo Plant, (a) all real property, improvements and fixtures, including the Tennessee Plant and the Martel Plant, together with any manufacturing, warehouse, research and development, office, distribution and other facilities owned, leased or subleased or otherwise used or occupied by either Seller, and (b) any equipment, fixtures, furnishings, machinery, vehicles and other real or personal property used in the operation of the Business (other than pursuant to Section 2.3(g), the Conversion Plan Agreement or as otherwise expressly included in the definition of "Assets" set forth in Section 2.3); (2) subject to the Trademark License Agreements and Omnibus Trademark Assignment, any trademarks, trade names and trade designations previously or currently used by either Seller in its businesses, and, subject to the Retail Patent and Technology License Agreement, the Foodservice Patent and Technology License Agreement and the Omnibus Patent Assignment, any patents, trade secrets, technology or "know-how" previously or currently used by either Seller in its businesses, in each case unless listed or described in Section 2.3 (including the Schedules thereto); (3) all accounts receivable, cash and cash equivalents relating to Products shipped on or prior to the Closing Date and Other Products shipped on or prior to the Closing Date; (4) the Excluded Toledo Assets; (5) all assets described on SCHEDULE 2.4; and (6) the assets of Sellers not related to the Business, except for the Toledo Plant Assets (collectively, the "Excluded Assets").

         2.5 ASSUMPTION OF LIABILITIES. Upon the terms and subject to the conditions of this Agreement, Buyer shall assume on the Closing Date (or, in the case of Section 2.5(d), the Toledo Plant Closing Date, as applicable) and shall pay, perform and discharge when due the following obligations, liabilities and commitments of each Seller (collectively, the "Assumed Liabilities"):

                  (a) all obligations, liabilities and commitments of each Seller in respect of any and all Products shipped by Buyer or in respect of the operation of the Business at any time after the Closing Date except where such Products constituted finished products as of the Closing Date and such liabilities, obligations or commitments of Sellers constituted product liabilities or recall liabilities, unless (and to the extent that) the liabilities, obligations or commitments were caused by Buyer's negligence in the storage or transportation of such Products after the Closing or Buyer's failure after the Closing to employ quality control standards of at least the standards employed by Sellers prior to the Closing;

                  (b) except as otherwise expressly provided in Section 7.12, all liabilities and obligations for manufacturer's coupons relating to Products, which coupons are received by the clearinghouse for reimbursement for all periods beginning sixty (60) days after the Closing Date, regardless of when such coupons were issued;

                  (c) all obligations, liabilities and commitments of each Seller and its Affiliates to the extent accruing, in accordance with the terms thereof, after the Closing Date, under Purchase Orders;

                  (d) all liabilities, obligations and commitments of each Seller and its Affiliates to the extent accruing, in accordance with the terms thereof, after the Closing Date, under the Assigned Contracts; and all liabilities, obligations and commitments of each Seller and its Affiliates to the extent accruing, in accordance with the terms thereof, after the Toledo Plant Closing Date, under the Toledo Plant Assigned Contracts; and all liabilities, obligations and commitments of each Seller and its Affiliates under the Dividable Contracts with respect to any portions thereof transferred to Buyer, to the extent accruing in accordance with the terms thereof, after the date of transfer to Buyer, under such portions, and all liabilities, obligations and commitments of each Seller and its Affiliates under the Toledo Plant Dividable Contracts with respect to any portions thereof transferred to Buyer, to the extent accruing in accordance with the terms thereof, after the date of transfer to Buyer, under such portions;

                  (e) all liabilities and obligations for trade promotions arising from (i) trade promotion activities or events primarily related to the Business that are committed to after the Closing Date and occur at any time following the Closing Date or (ii) trade promotion activities or events primarily related to the Business that occur following the Closing Date and that were committed to before the Closing Date, except to the extent any such single activity or promotion was not disclosed, on SCHEDULE 2.5(e) or otherwise, to Buyer by Sellers and the liability and obligation per customer buying group related to such activity or promotion exceeds $100,000 unless such activity or promotion was committed to by Sellers in the ordinary course consistent with past practice;

                  (f) all refund and replacement obligations relating to Products shipped prior to Closing and returned after the date that is thirty
(30) days after the Closing Date and for retail unsaleables in all periods beginning thirty (30) days after the Closing Date;

                  (g) all liabilities and obligations for customer deductions (which shall not include liabilities and obligations for coupons, trade promotions or refund and replacement obligations or retail unsaleables, which are addressed by paragraphs (b), (e) and (f) of this

Section 2.5) attributable to invoices with respect to Products shipped after the Closing Date; PROVIDED that, for those customer deductions relating to Products for which it cannot be specifically determined whether the sale was after the Closing Date, Sellers and Buyer shall be responsible for liabilities and obligations for such customer deductions in accordance with the prorated percentages for the applicable time periods set forth in
SCHEDULE 2.5(g);

                  (h) all liabilities for Taxes attributable to the Business, the Assets, any Other Business, the Special Inventory or any Other Assets (provided that Buyer shall not assume liability for any Excluded Taxes);

                  (i) all liabilities, obligations and commitments of each Seller for Inventory ordered by each Seller in the ordinary course of business prior to the Closing Date and delivered to Buyer after the Closing Date, PROVIDED that such Inventory has not been included in the Closing Inventory Statement or the Conversion Date Inventory Statement and been given effect in any adjustment to the Purchase Price or credit under the Co-Pack Agreement under
Section 2.9 or resulted in a Conversion Date Payment pursuant to Section 2.10;
and

                  (j) liabilities for vacation and paid time off for Business Employees employed by Buyer to the extent accrued by Sellers to the date of hire by Buyer ("Accrued Paid Time Off"), PROVIDED that Buyer is reimbursed or credited by Sellers pursuant to Section 5.8(c) for such Accrued Paid Time Off.

Without limiting any rights provided to Buyer in Article 9, Buyer's obligations under this Section 2.5 shall not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or any document delivered in connection herewith or any right or alleged right to indemnification hereunder arising from such actual or alleged breach.

         2.6 EXCLUDED LIABILITIES. Notwithstanding any other provision of this Agreement, Buyer shall not assume, or in any way be liable for (except to the extent provided in clause (vi) of Section 9.3) the payment, performance or discharge of, any liabilities, obligations or commitments of Sellers or any of their Affiliates that do not constitute Assumed Liabilities, whether or not related to the Business or any Other Business and of whatever kind and nature, whether primary or secondary, direct or indirect, absolute or contingent, known or unknown, or accrued or unaccrued (collectively, the "Excluded Liabilities"). Except for the Assumed Liabilities and except to the extent provided in clause (vi) of Section 9.3, Sellers shall be solely liable for (i) all liabilities, obligations or commitments of Sellers or any of their Affiliates resulting from or arising from the ownership or condition of the Assets and the Other Assets (other than the Toledo Plant Assets) on or prior to Closing, the operation of the Business or Other Businesses on or prior to Closing, and incidents, occurrences or events relating to the Business or the Assets (other than the Toledo Plant Assets) to the extent occurring or in existence on or prior to Closing, whether or not reflected in the books and records of Sellers, or on the Closing Date to the extent not occurring or in existence as a result of any act or omission by Buyer and (ii) all liabilities, obligations or commitments of Sellers or any of their Affiliates resulting from or arising from the ownership or condition of the Toledo Plant Assets on or prior to the Toledo Plant Closing, and incidents, occurrences or events relating to the Toledo Plant Assets, either to the extent occurring or in existence on or prior to the Toledo Plant Closing, whether or not reflected in the books and records of Sellers, or on the Toledo Plant Closing Date to the extent not occurring or in existence as a result of any act or omission by Buyer. Without limiting the generality of the immediately preceding sentences, Buyer shall not assume any of the following liabilities or obligations:

                  (a) the accounts payable relating to the Business accrued on or prior to the Closing Date or relating to any Other Business accrued on or prior to the Closing Date;

                  (b) any product or recall liability relating to Products or Other Products shipped by Sellers;

                  (c) any liabilities, obligations or commitments for manufacturer's coupons issued prior to, or by either Seller on, the Closing Date and relating to Products, which coupons are received by the clearinghouse for reimbursement prior to the date that is sixty (60) days after the Closing Date;

                  (d) any refund or replacement obligations relating to Products shipped on or prior to the Closing Date and returned prior to the date that is thirty (30) days after the Closing Date or relating to Other Products shipped on or prior to the Closing Date;

                  (e) except as otherwise expressly provided in Section 2.5, all obligations relating to Products shipped on or prior to the Closing Date or, except as otherwise expressly provided in Sections 7.12 and 7.13, all obligations relating to Other Products shipped on or prior to the Closing Date;

                  (f)      any liabilities for Excluded Taxes;

                  (g) any liabilities or obligations arising out of or relating to the Excluded Assets;

                  (h) any debts, liabilities, obligations or commitments, whenever arising, to the extent not related to the Business or any Other Business and to the extent not otherwise related to the Assets;

                  (i) any liabilities, obligations or commitments (including obligations in default) of Sellers and their Affiliates, to the extent accrued in accordance with the terms thereof on or prior to the Closing Date, under any contract or agreement (including Assigned Contracts and Purchase Orders and, on or prior to the Toledo Plant Closing Date, under any Toledo Plant Assigned Contract); and all liabilities, obligations and commitments of each Seller and its Affiliates under the Dividable Contracts or the Toledo Plant Dividable Contracts (A) with respect to any portions thereof not transferred to Buyer and (B) with respect to portions thereof transferred to Buyer, to the extent accruing in accordance with the terms thereof, prior to or on the date of transfer to Buyer, under such portion; and any liability, obligation or commitment with respect to the Puerto Rico Distributorship Agreements that arises under Puerto Rico's local "law 75" or otherwise as a result of the termination or other action by Sellers (X) prior to or on the date of transfer of portions thereof to Buyer with respect to such Puerto Rico Distributorship Agreements or (Y) after the date of such transfer with respect to any portions of such Puerto Rico Distributorship Agreements not transferred to Buyer;

                  (j) any indebtedness of Sellers for money borrowed or purchase money indebtedness;

                  (k) any liability, obligation or commitment of Sellers for costs and expenses incurred in connection with the preparation and execution of this Agreement and the Collateral Agreements or the consummation of the transactions contemplated hereby and thereby;

                  (l) any liability, obligation or commitment of, or undertaken by, Sellers pursuant to this Agreement or any other Collateral Agreement;

                  (m) except as otherwise provided in this Agreement, any liability, obligation or commitment to employees of Sellers (including any liability for wages, salaries, bonuses, benefits or severance or under the WARN
Act) based upon their employment by either Seller prior to the Closing Date (in the case of Closing Date Employees) or prior to the Conversion Date (in the case of Toledo Employees), including with respect to employment termination in connection with the consummation of this Agreement or the Conversion Plan Agreement, other than Accrued Paid Time Off for Business Employees employed by Buyer to the extent Buyer is reimbursed or credited by Sellers hereunder for such Accrued Paid Time Off;

                  (n) except as otherwise expressly provided herein or in any Collateral Agreement, any liability or obligation of Sellers arising from any cause of action, litigation, suit, arbitration, proceeding or investigation to the extent based upon any action or omission or alleged action or omission occurring prior to the Closing, including any infringement or alleged infringement of intellectual property rights of other Persons or any violation or alleged violation of any Law (including those relating to protection of the environment and food and drug regulation), in each case, to the extent such action or omission or alleged action or omission occurs prior to the Closing;

                  (o) except as otherwise expressly provided herein or in any Collateral Agreement, any liability or obligation of Sellers with respect to the Tennessee Plant or the Martel Plant, including those relating to or arising from any pre-Closing or post-Closing operations of such plants or any pre-Closing operation of the Equipment or any shutdown or conversion of such plants or the removal of Equipment therefrom;

                  (p) except as otherwise expressly provided herein or in any Collateral Agreement, any liability, obligation or commitment relating to the Toledo Plant arising prior to or on the Toledo Plant Closing Date (except to the extent arising from Buyer's operation of the Toledo Plant on the Toledo Plant Closing Date), including those relating to or arising from any operations of, or the shutdown or conversion of, the Toledo Plant prior to or on the Toledo Plant Closing Date (except to the extent arising from Buyer's operations of, or shutdown or conversion of, the Toledo Plant on the Toledo Plant Closing Date); and

                  (q) any liability, obligation or commitment in respect of any Hazardous Materials located in, on or under the Toledo Plant at any time on or prior to the Toledo Plant Closing Date, regardless of whether the release thereof has then occurred or thereafter occurs (the "Excluded Environmental Liabilities").

         2.7      INTENTIONALLY BLANK. Section 2.7 is intentionally blank.

         2.8      INTENTIONALLY BLANK.  Section 2.8 is intentionally blank.

         2.9      CLOSING INVENTORY STATEMENT.

                  (a) The target inventory of Sellers for purposes of this Agreement is $51,500,000. Within thirty (30) days following the Closing Date, Sellers shall prepare and deliver to Buyer a statement (the "Closing Inventory Statement") setting forth the type and value, as of the Closing Date, of the Inventory transferred to Buyer on the Closing Date pursuant to Sections 2.1 and 2.3(a), which statement shall be derived from a physical taking of such Inventory as of the Closing Date and shall be prepared in a manner consistent with the standards (the "Inventory Standards") set forth on SCHEDULE 2.9(a). Buyer and its representatives shall have such opportunity as Buyer reasonably deems appropriate to observe the taking and reconciliation of such Inventory (which may begin prior to the Closing Date) in connection with the preparation of the Closing Inventory Statement. Buyer shall provide Sellers and their accountants full access to the books and records, to any other information, including working papers of its accountants, and to any employees of Buyer, in each case as may be reasonably necessary for Sellers to prepare the Closing Inventory Statement, to respond to the Buyer's Objection (as defined herein) and to prepare materials for presentation to the CPA Firm (as defined herein) in connection with the matters contemplated by Section 2.9(c).

                  (b) Buyer shall, within thirty (30) days after the delivery by Sellers of the Closing Inventory Statement, complete its review thereof. After delivery of the Closing Inventory Statement, Sellers shall provide Buyer and its accountants full access to all books and records, to any other information, including working papers of its accountants, and to any employees of Seller, in each case used in the preparation of the Closing Inventory Statement or as may otherwise be reasonably necessary for Buyer to prepare the Buyer's Objection and to prepare materials for presentation to the CPA Firm in connection with the matters contemplated by Section 2.9(c). The Closing Inventory Statement shall be binding and conclusive upon, and deemed accepted by, Buyer unless Buyer shall have notified Sellers in writing within thirty (30) days after delivery of the Closing Inventory Statement of any objection thereto (the "Buyer's Objection"). The Buyer's Objection shall set forth a description of the basis of the Buyer's Objection and the adjustments to the value of Inventory reflected on the Closing Inventory Statement that Buyer believes should be made. Any items not disputed during the foregoing thirty (30) day period shall be deemed to have been accepted by Buyer.

                  (c) If Sellers and Buyer are unable to resolve all of their disputes with respect to the Closing Inventory Statement within thirty
(30) days following Sellers' receipt of the Buyer's Objection to such Closing Inventory Statement pursuant to Section 2.9(b), they shall refer their remaining differences to Ernst & Young or, if such firm declines to act or at such time has a significant ongoing relationship with either Seller, Buyer or any of their respective Affiliates, an internationally recognized firm of independent public accountants as to which Sellers and Buyer mutually agree (the "CPA Firm") for decision, which decision shall be made consistent with the Inventory Standards within forty-five (45) days and shall be final and binding on the parties, PROVIDED that the CPA Firm's determination as to any item set forth in Buyer's Objection shall not be more beneficial to Sellers than the determination of that item by Sellers in the Closing Inventory Statement or more beneficial to Buyer than the determination of that item in Buyer's Objection. Any expenses relating to the engagement of the CPA Firm shall be shared equally by Sellers, on one hand, and Buyer, on the other hand. Sellers and Buyer shall each bear the fees of their respective auditors incurred in connection with the determination and review of the Closing Inventory
Statement.

                  (d) The Closing Inventory Statement shall become final and binding on the parties upon the earliest of (i) if no Buyer's Objection has been given, the expiration of the period within which Buyer must make its objection pursuant to Section 2.9(b) hereof, (ii) agreement in writing by Sellers and Buyer that the Closing Inventory Statement, together with any modifications thereto agreed to by Sellers and Buyer, shall be final and binding and (iii) the date on which the CPA Firm shall issue its written determination with respect to any dispute relating to such Closing Inventory Statement. The Closing Inventory Statement, as submitted by Sellers if no timely Buyer's Objection has been given or as adjusted pursuant to any agreement between the parties or as determined pursuant to the decision of the CPA Firm, when final and binding on all parties, is herein referred to as the "Final Closing Inventory Statement."

                  (e) Within ten (10) Business Days following issuance of the Final Closing Inventory Statement, the net adjustment payment payable pursuant to this Section 2.9(e) (the "Adjustment Payment") and interest thereon shall be paid by wire transfer of immediately available funds to a bank account or bank accounts designated in writing by Sellers or Buyer, as the case may be; PROVIDED, HOWEVER, that if the Adjustment Payment shall be payable by Sellers to Buyer, in lieu of payment, Sellers may elect to credit the Adjustment Payment against the initial payments required to be made by Buyer under the Co-Pack Agreement; and PROVIDED, FURTHER, that if the Adjustment Payment shall be payable by Buyer to Sellers, in lieu of payment, Buyer may elect to add such payment to the payments due to Seller under the Co-Pack Agreement as if an amount of Inventory equal to the Adjustment Payment were sold pursuant to the Co-Pack Agreement. The Adjustment Payment shall be the difference, if any, between (x) the value of Inventory, as reflected on the Final Closing Inventory Statement, minus (y) $51,500,000. The Adjustment Payment shall be payable by Buyer to Sellers, if positive, and by Sellers (who shall be jointly and severally so obligated) to Buyer, if negative. The Adjustment Payment shall bear interest from the Closing Date to the date of payment at the Closing Date Interest Rate, which interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed and such interest shall be paid on the same date and in the same manner as such Adjustment Payment, PROVIDED that such interest shall not be imposed on Sellers if they elect to credit the Adjustment Payment against the Co-Pack Agreement and shall not be imposed on Buyer if it elects to add the Adjustment Payment to the Payments due under the Co-Pack Agreement.

         2.10     CONVERSION DATE INVENTORY.

                  (a) On the Conversion Date, General Mills shall sell, convey, transfer and assign to Buyer, or cause its Affiliates to sell, convey, transfer and assign to Buyer, all inventory (including raw materials, packaging and work-in-process) held by General Mills for use of the Business (the "Conversion Date Inventory"). Within thirty (30) days following the Conversion Date, General Mills, on behalf of Sellers, shall prepare and deliver to Buyer a statement setting forth the type and value of such Conversion Date Inventory, as of the Conversion Date, to be transferred and assigned to Buyer on the Conversion Date, which statement shall be derived from a physical taking of such Conversion Date Inventory as of the Conversion Date and shall be prepared in a manner consistent with the Inventory Standards
(the "Conversion Date Inventory Statement"). Buyer and its representatives shall have such opportunity as Buyer reasonably deems appropriate to observe the taking and reconciliation of such Conversion Date Inventory (which may begin prior to the Conversion Date) in connection with the preparation of the Conversion Date Inventory Statement. Buyer shall provide General Mills and its accountants full access to the books and records, to any other information, including work papers of its accountants, and to any employees of Buyer, in each case as may be reasonably necessary for General Mills to prepare the Conversion Date Inventory Statement, to respond to the Buyer's Conversion Date Objection (as defined herein) and to prepare materials for presentation to the CPA Firm in connection with the matters contemplated by
Section 2.10(c).

                  (b) Buyer shall, within thirty (30) days after the delivery by General Mills of the Conversion Date Inventory Statement, complete its review thereof. After delivery of the Conversion Date Inventory Statement, General Mills shall maintain and provide Buyer and its accountants full access to all books and records, to any other information, including working papers of its accountants, and to any employees of Sellers, in each case used in the preparation of the Conversion Date Inventory Statement or as may otherwise be reasonably necessary for Buyer to prepare the Buyer's Conversion Date Objection and to prepare materials for presentation to the CPA Firm in connection with the matters contemplated by Section 2.10(c). The Conversion Date Inventory Statement shall be binding and conclusive upon, and deemed accepted by, Buyer unless Buyer shall have notified General Mills in writing within thirty (30) days after delivery of the Conversion Date Inventory Statement of any objection thereto (the "Buyer's Conversion Date Objection"). The Buyer's Conversion Date Objection shall set forth a description of the basis of the Buyer's Conversion Date Objection and the adjustments to the value of such Conversion Date Inventory reflected on the Conversion Date Inventory Statement that Buyer believes should be made. Any items not disputed during the foregoing thirty (30) day period shall be deemed to have been accepted by Buyer.

                  (c) If General Mills and Buyer are unable to resolve all of their disputes with respect to the Conversion Date Inventory Statement within thirty (30) days following General Mills' receipt of the Buyer's Conversion Date Objection to such Conversion Date Inventory Statement pursuant to Section 2.10(b), they shall refer their remaining differences to the CPA Firm for decision, which decision shall be made consistent with the Inventory Standards within forty-five (45) days and shall be final and binding on the parties, PROVIDED that the CPA Firm's determination as to any item set forth in Buyer's Conversion Date Objection shall not be more beneficial to General Mills than the determination of that item by General Mills in the Conversion Date Inventory Statement or more beneficial to Buyer than the determination of that item in Buyer's Conversion Date Objection. Any expenses relating to the engagement of the CPA Firm shall be shared equally by General Mills, on the one hand, and Buyer, on the other hand. General Mills and Buyer shall each bear the fees of their respective auditors incurred in connection with the determination and review of the Conversion Date Inventory Statement.

                  (d) The Conversion Date Inventory Statement shall become final and binding on the parties upon the earliest of (i) if no Buyer's Conversion Date Objection has been given, the expiration of the period within which Buyer must make its objection pursuant to Section 2.10(b) hereof, (ii) agreement in writing by General Mills and Buyer that the Conversion Date

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Inventory Statement, together with any modifications thereto agreed to by
General Mills and Buyer, shall be final and binding and (iii) the date on which the CPA Firm shall issue its written determination with respect to any dispute relating to such Conversion Date Inventory Statement. The Conversion Date Inventory Statement, as submitted by General Mills if no timely Buyer's Conversion Date Objection has been given or as adjusted pursuant to any agreement between the parties or as determined pursuant to the decision of the CPA Firm, when final and binding on all parties, is herein referred to as the "Final Conversion Date Inventory Statement."

                  (e) Within ten (10) Business Days following issuance of the Final Conversion Date Inventory Statement, the payment payable pursuant to this Section 2.10(e) (the "Conversion Date Payment") and interest thereon shall be paid by Buyer to General Mills by wire transfer of immediately available funds to a bank account or bank accounts designated in writing by General Mills. The Conversion Date Payment shall be equal to the value of the Conversion Date Inventory as reflected on the Final Conversion Date Inventory Statement. The Conversion Date Payment shall bear interest from the Conversion Date to the date of payment at the Conversion Date Interest Rate, which interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed and such interest shall be paid on the same date and in the same manner as such Conversion Date Payment.

         2.11 CONTRACT PERFORMANCE. With respect to any Assigned Contracts providing for payments based upon performance over a time period that includes but does not end on the Closing Date, such payments shall be prorated as between Sellers, on the one hand, and Buyer, on the other hand, based on the number of days in such period occurring on or prior to the Closing Date and the number of days occurring after the Closing Date; PROVIDED, HOWEVER, that in the event that performance under any such Assigned Contracts is to be effected disproportionately over the period including but not ending on the Closing Date, payments with respect to such Assigned Contracts shall be prorated as between Sellers, on the one hand, and Buyer, on the other hand, based on the expected portion of performance to be effected by Sellers, on the one hand, and Buyer, on the other hand; PROVIDED, FURTHER, HOWEVER, that Sellers shall be responsible for any payments for performance required to be performed as of the Closing with respect to which Sellers shall have underperformed as of Closing. The provisions of this
Section 2.11 shall apply equally to any Toledo Plant Assigned Contracts providing for payments based upon performance over a time period that includes but does not end on the Toledo Plant Closing Date except that, to the extent applied to Toledo Plant Assigned Contracts, references in this
Section 2.11 to the Assigned Contracts, Closing Date and Closing shall instead be deemed references to the Toledo Plant Assigned Contracts, Toledo Plant Closing Date and Toledo Plant Closing, respectively. The provisions of this Section 2.11 shall apply equally to the portions of the Dividable Contracts transferred to Buyer that provide for payments based upon performance over a time period that includes but does not end on the date of transfer of such portions to Buyer except that, to the extent applied to such portions of such Dividable Contracts, references in this Section 2.11 to the Assigned Contracts, Closing Date and Closing shall be deemed references to such portions of such Dividable Contracts, the date of transfer of such portions to Buyer and the time of transfer of such portions to Buyer, respectively. The provisions of this Section 2.11 shall apply equally to the portions of the Toledo Plant Dividable Contracts transferred to Buyer that provide for payments based upon performance over a time period that includes but does not end on the date of transfer of such portions to Buyer except that, to the extent applied to such portions of such Toledo Plant Dividable Contracts, references in this Section 2.11 to the

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Assigned Contracts, Closing Date and Closing shall be deemed references to such portions of such Toledo Plant Dividable Contracts, the date of transfer of such portions to Buyer and the time of transfer of such portions to Buyer, respectively.

         2.12     NONASSIGNABILITY OF CONTRACTS.

                  (a) Notwithstanding anything to the contrary contained in this Agreement, to the extent that the sale, assignment, transfer, conveyance or delivery to Buyer of any Assigned Contract or any claim or right or any benefit arising thereunder or resulting therefrom is prohibited by applicable Law or would require any governmental or third-party authorizations, approvals, consents or waivers, and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing, the Closing shall (subject to the satisfaction or waiver of the conditions set forth in Article 8, if applicable) proceed without the sale, assignment, sublease, transfer, conveyance or delivery of such Assigned Contract and this Agreement shall not constitute a sale, assignment, sublease, transfer, conveyance or delivery of such Assigned Contract or an attempt thereof. In the event that the Closing proceeds without the transfer, sublease or assignment of such Assigned Contract, then following the Closing, the parties shall use their reasonable best efforts, and cooperate with each other, to obtain promptly such authorizations, approvals, consents or waivers; PROVIDED, HOWEVER, that neither Sellers nor Buyer shall be required to pay any consideration for any such authorization, approval, consent or waiver. Pending such authorization, approval, consent or waiver, the parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements (to the extent any such arrangements are feasible) designed to provide to Buyer the benefits of such Assigned Contract and to Sellers the benefits that they would have obtained had the Assigned Contract been conveyed to Buyer at the Closing. To the extent that Buyer is provided the benefits pursuant to this Section 2.12(a) of any Assigned Contract, Buyer shall perform for the benefit of the other Persons that are parties thereto the obligations of Sellers thereunder and any related liabilities that, but for the lack of an authorization, approval, consent or waiver to assign such liabilities to Buyer, would be Assumed Liabilities. Once authorization, approval, consent or waiver for the sale, assignment, sublease, transfer, conveyance or delivery of any such Assigned Contract not sold, assigned, subleased, transferred, conveyed or delivered at the Closing is obtained, Sellers shall assign, transfer, convey and deliver such Assigned Contract to Buyer at no additional cost to Buyer. To the extent that any such Assigned Contract cannot be transferred following the Closing pursuant to this Section 2.12(a), then Buyer and Sellers shall cooperate reasonably in an effort to find and enter into mutually agreeable arrangements (including subleasing, sublicensing or subcontracting), if feasible, to provide the parties the economic (taking into account Tax costs and benefits) and operational equivalent, to the extent permitted, of obtaining such authorization, approval, consent or waiver and the performance by Buyer of the obligations thereunder. Sellers shall hold in trust for and pay to Buyer promptly upon receipt thereof, all income, proceeds and other monies received by Sellers in respect of Buyer's performance of any such Assigned Contract (net of any Taxes and any other costs imposed upon Sellers) in connection with the arrangements under this Section 2.12(a). Nothing stated in this Section 2.12 shall modify in any respect the conditions set forth in Article 8.

                  (b) If any such Assigned Contract is sold, assigned, transferred, conveyed to Buyer at or after the Closing, Buyer shall use its reasonable best efforts thereafter to assist (including providing to Sellers access to any applicable information and records) in the transfer

                                       -29-
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to Sellers of such portion, if any, of any such Assigned Contract or of the benefits thereof, that does not relate to the Business on terms that, taken as a whole, for all such transfers are not materially less advantageous to Sellers than would exist if such transferred portions were stand alone contracts. Upon any such transfer, Sellers shall assume any liabilities and obligations related to the transferred portion of such Assigned Contract.

                  (c) To the extent the transfer to Sellers of such portion of any such Assigned Contract that does not relate to the Business pursuant to
Section 2.12(b) is prohibited by applicable Law or would require any governmental or third-party authorizations, approvals, consents or waivers, the parties shall use their reasonable best efforts, and cooperate with each other, to obtain promptly such authorizations, approvals, consents or waivers; PROVIDED, HOWEVER, that neither Sellers nor Buyer shall be required to pay any consideration for any such authorization, approval, consent or waiver. Pending such authorization, approval, consent or waiver, the parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements (to the extent any such arrangements are feasible) designed to provide to Sellers the benefits of such portion of any such Assigned Contract that does not relate to the Business. To the extent that Sellers are provided the benefits pursuant to this Section 2.12(c) of any portion of any such Assigned Contract, Sellers shall perform for the benefit of the other Persons that are parties thereto the obligations of Buyer thereunder and any related liabilities that, but for the lack of an authorization, approval, consent or waiver to assign such liabilities to Sellers, would have become liabilities of Sellers by virtue of the transfer of such portion of such Assigned Contract. Once authorization, approval, consent or waiver for the transfer of any such portion of any such Assigned Contract is obtained, Buyer shall transfer such portion of any such Assigned Contract to Sellers at no additional cost to Sellers. To the extent that any such portion of any such Assigned Contract cannot be transferred pursuant to this Section 2.12(c) to Sellers, Buyer and Sellers shall cooperate reasonably in an effort to find and enter into mutually agreeable arrangements (including subleasing, sublicensing or subcontracting), if feasible, to provide the parties the economic (taking into account Tax costs and benefits) and operational equivalent, to the extent permitted, of obtaining such authorization, approval, consent or waiver and the performance by Sellers of the obligations thereunder. Buyer shall hold in trust for and pay to Sellers promptly upon receipt thereof, all income, proceeds and other monies received by Buyer in respect of Sellers' performance of any such portion of any such Assigned Contract (net of any Taxes and any other costs imposed upon Buyer) in connection with the arrangements under this Section 2.12(c).

                  (d) The provisions of this Section 2.12 shall apply equally to the Toledo Plant Assigned Contracts except that, to the extent applied to Toledo Plant Assigned Contracts, references in this Section 2.12 to the Assigned Contracts, Closing Date, Closing and Business shall instead be deemed references to the Toledo Plant Assigned Contracts, Toledo Plant Closing Date, Toledo Plant Closing and Toledo Plant, respectively.

         2.13     DIVIDABLE CONTRACTS.

                  (a) Sellers shall use their reasonable best efforts to assist in the transfer to Buyer of such portion of each Dividable Contract or the benefits thereof that relates to the Business on terms that, taken as a whole, for all such transfers are not materially less advantageous to Buyer than would exist if such transferred portions were stand alone contracts.

Upon such transfer, Buyer shall assume any liabilities and obligations related to the transferred portion of such Dividable Contract. Reasonable best efforts shall include a written reasoned recommendation in favor of such transfer to the customer or supplier that is the other party to such Dividable Contract, the provision to Buyer of all information and records available to Sellers relating to customers or suppliers, as the case may be, with respect to such portion of such Dividable Contract, the provision to Buyer of available customer or supplier contact data and information on the customer or supplier decision maker(s) with respect to such portion of such Dividable Contract and, if Buyer so requests in accordance with reasonable commercial practice, the organization of joint visits with Buyer and Sellers to such customers or suppliers, subject, in each case, to any applicable confidentiality agreements or obligations of Sellers or any of their Affiliates.

                  (b) Notwithstanding anything to the contrary contained in this Agreement, to the extent that the transfer to Buyer of the portion of any Dividable Contract that relates to the Business or any claim or right or any benefit arising thereunder or resulting therefrom, is prohibited by applicable Law or would require any governmental or third-party authorizations, approvals, consents or waivers, and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing, the Closing shall (subject to the satisfaction or waiver of the conditions set forth in Article 8) proceed without the transfer of any such portion of any such Dividable Contract and this Agreement shall not constitute a transfer of such portion of any such Dividable Contract or an attempt thereof. In the event that the Closing proceeds without the transfer of any such portion of any such Dividable Contract, then following the Closing, the parties shall use their reasonable best efforts, and cooperate with each other, to obtain promptly such authorizations, approvals, consents or waivers; PROVIDED, HOWEVER, that neither Sellers nor Buyer shall be required to pay any consideration for any such authorization, approval, consent or waiver. Pending such authorization, approval, consent or waiver, the parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements (to the extent any such arrangements are feasible) designed to provide to Buyer the benefits of such portion of any such Dividable Contract, with respect to the portion of such Dividable Contract applicable to the Business, and to Sellers the benefits that they would have obtained had such portion of such Dividable Contract been transferred to Buyer at the Closing. To the extent that Buyer is provided the benefits pursuant to this Section 2.13 of any portion of any such Dividable Contract, Buyer shall perform for the benefit of the other Persons that are parties thereto the obligations of Sellers thereunder and any related liabilities that, but for the lack of an authorization, approval, consent or waiver to assign such liabilities to Buyer, would have become liabilities of Buyer by virtue of the transfer of such portion of such Dividable Contract. Once authorization, approval, consent or waiver for the transfer of any such portion of any such Dividable Contract not transferred at the Closing is obtained, Sellers shall transfer such portion of any such Dividable Contract to Buyer at no additional cost to Buyer. To the extent that any such portion of any such Dividable Contract cannot be transferred following the Closing pursuant to this Section 2.13, then Buyer and Sellers shall cooperate reasonably in an effort to find and enter into mutually agreeable arrangements (including subleasing, sublicensing or subcontracting), if feasible, to provide the parties the economic (taking into account Tax costs and benefits) and operational equivalent, to the extent permitted, of obtaining such authorization, approval, consent or waiver and the performance by Buyer of the obligations thereunder. Sellers shall hold in trust for and pay to Buyer promptly upon receipt thereof, all income, proceeds and other monies received by Sellers in respect of Buyer's performance of any such portion of any

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such Dividable Contract (net of any Taxes and any other costs imposed upon
Sellers) in connection with the arrangements under this Section 2.13. Nothing stated in this Section 2.13 shall modify in any respect the conditions set forth in Article 8.

                  (c) The provisions of this Section 2.13 shall apply equally to the Toledo Plant Dividable Contracts except that, to the extent applied to Toledo Plant Dividable Contracts, references in this Section 2.13 to the Dividable Contracts, Closing Date, Closing and Business shall instead be deemed references to the Toledo Plant Dividable Contracts, Toledo Plant Closing Date, Toledo Plant Closing and Toledo Plant, respectively.

                                    ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF EACH SELLER


Each Seller, severally, for itself hereby represents and warrants to Buyer as follows:

         3.1      SELLER'S AUTHORITY; NO CONFLICTS; GOVERNMENTAL CONSENTS.

                  (a) Such Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and such Seller further represents and warrants that Windmill is a corporation duly organized, validly existing and in good standing under the laws of California. Such Seller (and, to the extent applicable, each of such Seller's Subsidiaries) has all requisite corporate power and authority to enter into this Agreement and the Collateral Agreements, as applicable, to consummate the transactions contemplated hereby and thereby, to own the Assets or the Other Assets owned by it and to carry on the portion of the Business and each Other Business presently conducted by it, and such Seller further represents and warrants that Windmill has all requisite corporate power and authority to own the assets owned by Windmill. Each Seller (or Seller's applicable Subsidiaries) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which Assets or Other Assets owned by it or the Business and each Other Business otherwise conducted by it (and such Seller further represents and warrants that Windmill is duly qualified or licensed to do business and is in good standing in each jurisdiction in which its ownership of assets or conduct of business) would legally require such qualification or license, except where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. All corporate acts and other proceedings required to be taken by such Seller (or Seller's applicable Subsidiaries) to authorize the execution, delivery and performance of this Agreement and the Collateral Agreements and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of the applicable Subsidiaries, will be) duly and properly taken. This Agreement has been (and the Collateral Agreements, as applicable, when required hereunder to be executed and delivered will be) duly executed and delivered by such Seller (or Seller's applicable Subsidiaries) and, assuming the due execution hereof (and thereof) by Buyer, this Agreement constitutes (and each of the Collateral Agreements, as applicable, when executed and delivered, will constitute) the valid and binding obligation of such Seller (or Seller's applicable Subsidiaries) enforceable against such Seller (or Seller's applicable Subsidiaries) in accordance with its terms, except as enforcement hereof or thereof may be limited by applicable bankruptcy, insolvency or other similar Laws affecting creditors' rights generally and by general equitable principles. Such Seller further represents and

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warrants that such Seller has delivered to Buyer true and correct copies of the charter, bylaws, minutes of all shareholder, board of director and committee meetings and written actions in lieu thereof, and stock records of Windmill, together with a list of all current directors and officers thereof.

                  (b) The execution, delivery and performance by such Seller (or Seller's applicable Subsidiaries) of this Agreement and the Collateral Agreements, as applicable, will not (i) violate or conflict with any provision of such Seller's (or such Subsidiary's) certificate of incorporation or bylaws; (ii) violate or conflict with any provision of, or be an event that is (or with the passage of time will result in) a violation of, or require any notice, consent or increase in payments under, or result in the acceleration, termination, modification or cancellation of or entitle any party to accelerate, terminate, modify or cancel (whether after the giving of notice or lapse of time or both) any obligation under, or result in the imposition of any lien upon or the creation of a security interest in any of the Assets or the Other Assets pursuant to, any Assigned Contract, Toledo Plant Assigned Contract, Purchase Order, Lien, lease, agreement, instrument, order, arbitration award, judgment, injunction, order or decree or any governmental approval, license or permit to which such Seller (or Seller's applicable Subsidiaries) is a party or to or by which it or any Assets or Other Assets owned by it is subject or bound; or (iii) violate or conflict with any statute, rule or regulation of any Governmental Entity applicable to such Seller or any of its properties or assets or any other material restriction of any kind or character to which such Seller (or Seller's applicable Subsidiaries) or any Assets or Other Assets owned by it is subject, except, in the case of clauses (ii) and (iii), (A) for violations, accelerations, terminations, modifications, cancellations, notices, consents, impositions, conflicts, restrictions or breaches that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or prohibit or materially impair the ability of such Seller (or Seller's applicable Subsidiaries) to consummate the transactions hereunder, or (B) compliance with and filings under the HSR Act, unless an exemption under the HSR Act and its regulations applies.

         3.2 TITLE TO TANGIBLE ASSETS. Except with respect to the Toledo Plant as set forth in Section 3.19, such Seller (or Seller's applicable Subsidiaries) has good and marketable title to the tangible Assets and Other Assets purported to be owned by such Seller (or Seller's applicable Subsidiaries), free and clear of all mortgages, liens, security interests or encumbrances of any nature whatsoever ("Liens"), except inchoate mechanics', carriers', workmen's, repairmen's or other like Liens that are not delinquent arising or incurred in the ordinary course of business or liens for Taxes that are not due and payable or that are due but not delinquent (collectively, the "Permitted Liens"). All of the Stock is validly issued, fully paid and nonassessable and was not issued in violation of any preemptive rights. There is a total of 8,000 shares of Series A Common Stock and Series B Common Stock of Windmill outstanding, constituting the only outstanding capital stock of Windmill. No options, warrants or other rights to purchase capital stock of Windmill or of any securities convertible into or exchangeable for capital stock of Windmill, and no securities convertible for or exchangeable into capital stock of Windmill, are outstanding. There are no outstanding rights to purchase outstanding stock of Windmill other than this Agreement and such Seller (and any applicable Subsidiary of Seller) has not granted any voting rights with respect to the Stock. As of the Closing Date, all of the Stock shall be owned, directly or indirectly, by such Seller (or Seller's applicable Subsidiaries), free and clear of any Liens except Permitted Liens.

         3.3      INTELLECTUAL PROPERTY.

                  (a) Except as disclosed on SCHEDULE 3.3(a), such Seller (or Seller's applicable Subsidiaries), directly or indirectly, is the registered owner of the Assigned Trademarks, Assigned Patents, other Intellectual Property and Licensed Trademarks and Patents and Windmill Intellectual Property that are purported to be owned by such Seller (or Seller's applicable Subsidiaries), and has good and marketable title to such Assigned Trademarks, Assigned Patents, other Intellectual Property and Licensed Trademarks and Patents and Windmill Intellectual Property. Except as disclosed on SCHEDULE 3.3(a), the Licensed Trademarks and Patents and Intellectual Property and Windmill Intellectual Property purported to be owned by such Seller (or Seller's applicable Subsidiaries) are free and clear of all material restrictions, security interests, court orders, injunctions, decrees, writs or other Liens, whether by written agreement or otherwise. Except as disclosed on SCHEDULE 3.3(a), no Person other than such Seller (or Seller's applicable Subsidiaries) owns or has been granted any material right in the Intellectual Property and Windmill Intellectual Property purported to be owned by such Seller (or Seller's applicable Subsidiaries) or, to the extent it would interfere with Sellers' license thereof to Buyer under the Trademark License Agreements, the Retail Patent and Technology License Agreement or the Foodservice Patent and Technology License Agreement or adversely affect the value of such license, the Licensed Trademarks and Patents. Except as to infirmities arising from non-use as disclosed on SCHEDULE 3.3(a), all Assigned Trademarks, Assigned Patents, other Intellectual Property and Licensed Trademarks and Patents and Windmill Intellectual Property purported to be owned by such Seller (or Seller's applicable Subsidiaries) are subsisting and such Seller (or Seller's applicable Subsidiary) has taken all action reasonably necessary to maintain and protect the Intellectual Property and the Licensed Trademarks and Patents and Windmill Intellectual Property purported to be owned by such Seller (or Seller's applicable Subsidiaries). Except as disclosed on SCHEDULE 3.3(a), the "Pillsbury," "Hungry Jack," "Martha White" and "Doughboy" trademarks, and the "Barrelhead" logo, and trade secrets included within the Intellectual Property and Windmill Intellectual Property, in each case purported to be owned by such Seller (or Seller's applicable Subsidiaries), are valid, and all other Assigned Trademarks, Assigned Patents, other Intellectual Property and Licensed Trademarks and Patents and Windmill Intellectual Property purported to be owned by such Seller (or Seller's applicable Subsidiaries) are, to such Seller's Knowledge, valid. Except as disclosed on SCHEDULE 3.3(a), there are no actions that must be taken within one hundred fifty (150) days after the date hereof, including the payment of any registration, maintenance, annuity, or renewal fees or the filing of any responses to PTO actions, in order to register, maintain or renew any of the Assigned Trademarks, Assigned Patents or Windmill Intellectual Property. Except as disclosed on SCHEDULE 3.3(a), the use of the "Pillsbury," "Hungry Jack," "Martha White" and "Doughboy" trademarks, and the "Barrelhead" logo, and trade secrets included within the Intellectual Property, in each case purported to be owned by such Seller (or Seller's applicable Subsidiaries), and, to such Seller's Knowledge, the use of all other Intellectual Property and the Licensed Trademarks and Patents and Windmill Intellectual Property, in each case purported to be owned by such Seller (or Seller's applicable Subsidiaries), in the Business and each Other Business and the conduct of the Business and each Other Business as presently conducted by such Seller do not infringe on or violate the rights of any other party in a manner that would have a Material Adverse Effect. Except as disclosed on SCHEDULE 3.3(a), such Seller has not received any written claim or notice alleging any such infringement or violation during the past 24 months (including any written claim that such Seller must license or refrain from using the intellectual property rights of any third party) nor, to such Seller's Knowledge, is there any threatened claim or any reasonable basis for any such claim. Except as set forth on SCHEDULE 3.3(a), the Assigned Trademarks, Assigned Patents, other Intellectual Property and Licensed Trademarks and Patents and Windmill Intellectual Property are all of the intellectual property used in the Business as it is currently conducted by Sellers, subject to any limits on Territory or distribution channels contemplated by the Trademark License Agreements, the Retail Patent and Technology License Agreement and the Foodservice Patent and Technology License Agreement, and subject to the Martha White Trademark License Agreement, the Hungry Jack Trademark License Agreement and the Grant Back Patent and Technology License Agreement; PROVIDED, HOWEVER, that any intellectual property provided to Buyer pursuant to the Transition Services Agreement or Co-Pack Agreement is being provided to Buyer only for the applicable term of the Transition Services Agreement or Co-Pack Agreement, as the case may be.

                  (b) Except as specified on SCHEDULE 3.3(b), there is no litigation or proceeding (judicial or administrative) pending, or, to such Seller's Knowledge, threatened by or against such Seller or any of its applicable Subsidiaries challenging the registration, grant, validity, enforceability or use of the Intellectual Property or Windmill Intellectual Property, or, to the extent it would in any way interfere with such Seller's or any of its applicable Subsidiaries' license of the Licensed Trademarks and Patents to Buyer under the Trademark License Agreements, the Retail Patent and Technology License Agreement or the Foodservice Patent and Technology License Agreement or adversely affect the value of the license thereof to Buyer, challenging the registration, grant, validity, enforceability or use of the Licensed Trademarks and Patents; and no litigation or proceeding is otherwise pending by or against such Seller or any of its applicable Subsidiaries alleging infringement or violation with respect to the use, or challenging the validity or enforceability, of any of the Intellectual Property or Windmill Intellectual Property or, to the extent it would interfere with such Seller's or any of its applicable Subsidiaries' license thereof to Buyer or adversely affect the value of that license, the Licensed Trademarks and Patents, or with regard to the infringement of or violation by the Business or each Other Business of any rights of third parties, nor, to such Seller's Knowledge, is there any such litigation or proceeding threatened or any reasonable basis for any such litigation or proceeding. To such Seller's Knowledge, no Person is infringing upon or violating the Intellectual Property or Windmill Intellectual Property or infringing upon or violating the Licensed Trademarks and Patents in a manner that would adversely affect the value of the license to Buyer of the Licensed Trademarks and Patents. Except in connection with co-manufacturing or other agreements relating to the manufacture of the Products, and except as specified on SCHEDULE 3.3(b), no Person has been granted any license or other right or interest by such Seller to any of the Intellectual Property or Windmill Intellectual Property or to the Licensed Trademarks and Patents that would be materially inconsistent with or in any way materially interfere with or impair Buyer's use thereof or the transactions contemplated by this Agreement and no Person has been granted any license to or other right or interest by such Seller or any of its applicable Subsidiaries in any Assigned Trademarks, Assigned Patents or Windmill Intellectual Property.

         3.4 ACTIONS AND PROCEEDINGS. Except as set forth on SCHEDULE 3.4, there are no (a) outstanding judgments, orders, writs, injunctions or decrees of any court, other Governmental Entity or arbitration tribunal relating to the Business, each Other Business, the Assets, the Other Assets, any Product or any Other Product that has had or would reasonably be expected to have a

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Material Adverse Effect, or to prohibit or materially impair the ability of such Seller to consummate the transactions hereunder or (b) actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending or, to such Seller's Knowledge, threatened against such Seller (or its applicable Subsidiaries) which relate to the Business, each Other Business, the Assets, the Other Assets, any Product or any Other Product or which seek any injunctive relief that would reasonably be expected to have a Material Adverse Effect or prohibit or materially impair the ability of such Seller to consummate the transactions hereunder. To such Seller's Knowledge, there are no investigations by any Governmental Entity pending or threatened which relate to the Business, each Other Business, the Assets, the Other Assets, any Product or any Other Product.

         3.5 CONTRACTS. Such Seller has delivered to Buyer current and complete copies of the documents constituting all Contracts to which such Seller (or its applicable Subsidiaries) is subject (and summaries of oral Contracts). Except for such Contracts, there are no contracts or agreements (written or verbal) exclusively or primarily relating to the Business or relating to the Toledo
Plant: (a) involving annual payments in excess of $100,000, (b) with a term in excess of one year, (c) that constitute a joint venture or partnership, (d) which are terminable by, or result in materially increased payments or obligations to, the other party upon assignment to Buyer, (e) that are a lease or sublease of any real property or material personal property, (f) with any officer, director or employee of such Seller or any Affiliate of such Seller,
(g) that are a private label, supply, co-pack, broker, advertising, promotional or marketing agreement, (h) that are requirements contracts, sole source contracts or otherwise provide for exclusivity, (i) that grant a license by or to Seller (or its applicable Subsidiaries), (j) with any Governmental Entity or contractor or subcontractor to a Governmental Entity, (k) that are otherwise material to the Business and entered into not in the ordinary course and (l) that are otherwise material to the Toledo Plant. Except as otherwise specified on SCHEDULE 3.5, each Contract and each Purchase Order, whether or not constituting a Contract, is a valid and binding obligation of such Seller (or its applicable Subsidiaries), to the extent such Seller (or its applicable Subsidiaries) is a party thereto, and, to such Seller's Knowledge, of each other party thereto in accordance with its respective terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles. Such Seller or one of its Subsidiaries has performed all obligations required to be performed by it to date under such Contracts or Purchase Orders, and neither such Seller or any of its Subsidiaries, nor, to such Seller's Knowledge, any other party to such Contracts or Purchase Orders is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder, except for failures to perform or breaches and defaults that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or prohibit or materially impair the ability of such Seller to consummate the transactions hereunder. Except as set forth in SCHEDULE 3.5, neither such Seller nor any of its applicable Subsidiaries is prohibited or limited by any contract or other agreement from using, manufacturing, producing, packaging or selling the Inventory, Conversion Date Inventory or any Product and is restricted by agreement or otherwise as to competition with respect to the Business, including as to the geographical area in which it may sell Inventory, Conversion Date Inventory or Products or the type of products relating to the Business that it may sell, except for restrictions that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, nor is such Seller or any of its applicable Subsidiaries subject to any such agreement with respect to any Other Business, Other Business Inventory or Other Products

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that would be binding on Buyer as a result of the transactions contemplated hereby, except for restrictions that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

         3.6      COMPLIANCE WITH APPLICABLE LAWS.

                  (a) Except as disclosed on SCHEDULE 3.6, since January 1, 1999, the Business has been conducted in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of all Governmental Entities (including the Food, Drug and Cosmetics Act and those relating to environmental protection and occupational safety and health) (collectively, "Laws" and individually a "Law"), except for any such noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prohibit or materially impair the ability of such Seller to consummate the transactions hereunder. Except as set forth in SCHEDULE 3.6, all governmental approvals, permits and licenses required to conduct the Business have been obtained and are in full force and effect and are being complied with in all respects except for such failures to have approvals, permits and licenses or such non-compliance which, individually or in the aggregate, would not have a Material Adverse Effect.

                  (b) The Internal Revenue Service has issued a favorable determination letter with respect to the Retirement Plan of General Mills, Inc. and the Bakery, Confectionary, Tobacco and Grain Millers (BCTGM) (the "General Mills Toledo Plan") and the related trust that has not been revoked, and to such Seller's Knowledge, there are no existing circumstances, and no events have occurred, that could adversely affect the qualified status of the plan or the related trust under Section 401(a) of the Code.

         3.7 BROKERS. There is no broker or other Person who would have any valid claim against Buyer for a finder's fee or broker's fee or commission in connection with this Agreement or the transactions contemplated hereby as a result of any agreement, understanding or action by or on behalf of such Seller. Such Seller shall be solely responsible for all fees and expenses of Greenhill & Co. LLC and any other broker, finder or other Person engaged by or on behalf of it or otherwise claiming through it in connection with the transactions contemplated by this Agreement.

         3.8 INVENTORY. At the Closing or the Conversion Date, as applicable, the Inventory, the Other Business Inventory and the Conversion Date Inventory, respectively, will (a) be current, non-obsolete, neither damaged nor defective, saleable in the ordinary course and merchantable and fit for the purpose for which it was procured or manufactured, and (B) meet applicable manufacturing specifications and be suitable for use in the Business or each Other Business, as applicable. Without limiting the foregoing, at such dates, none of the Inventory, the Other Business Inventory or the Conversion Date Inventory will be defective, infested, adulterated or otherwise misbranded (within the meaning of the Food, Drug and Cosmetics Act or within the meaning of any other applicable food and drug Law), improperly packed or stored or physically damaged, bear product expiration code dates on or prior to the Closing Date or the Conversion Date, as applicable, or on or prior to the date such Inventory, Other Business Inventory or Conversion Date Inventory is expected to be sold or used in the ordinary course of business or constitute articles which may not, under the provisions of the Food, Drug and Cosmetics Act, be introduced into interstate commerce. At the Closing, the Inventory will be at

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levels sufficient for Buyer to conduct the Business in the ordinary course consistent with past practice, taking into account the arrangements under this Agreement and the Collateral Agreements, including the Co-Pack Agreement. Since January 1, 1999, such Seller has purchased Inventory in the ordinary course and in all material respects consistent with such Seller's past practices.

         3.9 RECENT EVENTS. Except as disclosed in SCHEDULE 3.9, from June 30, 2000 to the date hereof, such Seller (and each applicable Subsidiary of Seller) has conducted the Business conducted by it in the ordinary and usual course and has not, with respect to the Business, the Toledo Plant or each Other Business:
(a) sold, assigned, pledged, granted a security interest in, or otherwise transferred or disposed of any of the assets used in the Business or each Other Business that, but for any disposition, would constitute Assets or Other Assets, other than sales in the ordinary course of business of finished goods inventory, dispositions of equipment that is obsolete and Permitted Liens; (b) terminated or materially amended any contract or agreement that is material to the Business, taken as a whole; (c) suffered any material damage, destruction or other casualty loss (whether or not covered by insurance), and there has been no other condition, circumstance, event or occurrence which would be reasonably likely to have a Material Adverse Effect; (d) made any change in its accounting methods or principles applicable to the Business; (e) made any material change in its practices with respect to the manner and timing of payment of trade payables relating to the Business or the collection of receivables relating to the Business; (f) entered into any agreement or arrangement relating to the Business or the Toledo Plant, other than with respect to the Excluded Assets, with any Affiliate of such Seller; (g) made any material change in the selling, pricing, advertising or promotional practices of the Business inconsistent with prior practice; (h) increased or decreased in any material respects the total number of Business Employees or increased the compensation, bonuses or benefits payable or to become payable to the Business Employees except for such increases in the ordinary course of business consistent with past practice; (i) sold, assigned, pledged, granted a security interest in, or otherwise transferred or disposed of any of the Windmill Intellectual Property or assets that, but for such disposition, would constitute Windmill Intellectual Property; or (j) entered into any agreement to do any of the foregoing.

         3.10 LIABILITIES. To such Seller's Knowledge, such Seller has no liabilities with respect to which Buyer will become liable hereunder, except for the Assumed Liabilities.

         3.11 FINANCIAL INFORMATION. SCHEDULE 3.11 sets forth (1) the unaudited combined statements of net assets of the Pillsbury Foodservice Business and the Pillsbury Retail Business as of each of June 30, 2000 and 2001, (2) the unaudited combined statements of net assets to be sold hereunder of the Pillsbury Foodservice Business and the Pillsbury Retail Business and certain assets to be sold hereunder by General Mills as of June 30, 2001, (3) the unaudited statements of direct earnings before interest and taxes of each of the Pillsbury Foodservice Business and the Pillsbury Retail Business for the six months ended June 30, 2001, (4) the unaudited statements of direct earnings before interest and taxes of each of the Pillsbury Foodservice Business and the Pillsbury Retail Business for the three and twelve months ended March 31, 2001, and (5) the unaudited combined statements of direct earnings before interest and taxes of the Pillsbury Foodservice Business and the Pillsbury Retail Business for the fiscal years ended June 30, 1999, 2000 and 2001 (the "Financial Statements"). The Financial Statements referred to in clause (1) above fairly present in all material respects the dedicated manufacturing

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assets used in the Pillsbury Foodservice Business and the Pillsbury Retail
Business as of their dates. The Financial Statements (other than those referred to in clause (1) above) fairly present in all material respects the net assets to be transferred to Buyer pursuant to Section 8.1 hereof (except those that are part of any Other Business) as of their dates and the results of operations of such portions of the Business for the periods set forth therein (subject, in the case of interim financial statements, to normal year-end adjustments that will not be material in amount or effect). The Financial Statements have been prepared in accordance with GAAP consistently applied during the periods involved. The Financial Statements do not include any direct product contribution attributable to sales of products (except products that have been discontinued) that are not Products hereunder or to sales of Products outside of the Territory, retail channels (in the case of the Pillsbury Retail Business) or foodservice channels (in the case of the Pillsbury Foodservice Business).

         3.12 LABOR MATTERS. SCHEDULE 3.12 hereto sets forth, as of the date hereof, all agreements by such Seller with labor unions or associations representing Business Employees. As of the date hereof, no strike, walkout or other work stoppage or unionizing effort by or respecting the Business Employees of such Seller is pending or, to such Seller's Knowledge, threatened. Except as disclosed on SCHEDULE 3.12, such Seller is not involved in or, to such Seller's Knowledge, threatened with any labor dispute, arbitration, unfair labor practice claim, lawsuit or administrative proceeding relating to labor matters involving Business Employees of such Seller that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or prohibit or materially impair the ability of such Seller to consummate the transactions hereunder.

         3.13 SUPPLIERS AND CUSTOMERS. Except as disclosed in SCHEDULE 3.13, to such Seller's Knowledge, none of the ten largest suppliers or customers of the Business (by dollar volume) for the two most recent fiscal years, and no other material supplier or customer of the portion of the Business conducted by such Seller during such time period, has cancelled, or otherwise modified in any manner which is materially adverse to such Seller, its business or relationship with such Seller with respect to the Business or notified such Seller of any intent to cancel or materially reduce its business with the Business or otherwise materially change its relationship with the Business. Such Seller has delivered to Buyer true, correct and complete copies of reports prepared by Nielsen reflecting such Seller's percent of all nationwide commodity volume for all general retail stores and mass merchandisers selling over $2 million per year by product by month for the last two fiscal years and will deliver such reports for each month end prior to Closing.

         3.14 UNIVERSAL PRODUCT CODES. SCHEDULE 2.3(c)(i) and SCHEDULE 2.3(c)(ii) contain universal product codes of such Seller currently used in the Business or each Other Business. Such Seller is not using any such ten-digit universal product code, taken as a whole, in any other business other than the Business or each Other Business; PROVIDED, HOWEVER, that to the extent such Seller is using any such ten-digit universal product code, taken as a whole, in any other business other than the Business or each Other Business, then such Seller will cease such usage within 90 days after the Closing.

         3.15 RECALLS. Except as disclosed on SCHEDULE 3.15, since January 1, 1999, no products related to the Business or any Other Business conducted by such Seller have been

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recalled voluntarily or involuntarily or have been "adulterated" or "misbranded"
within the meaning of the Food, Drug and Cosmetics Act, and no recall of any of such products is currently being considered by such Seller or, to such Seller's Knowledge, has been requested, ordered or threatened by any Governmental Entity or other authority or consumer group, and, to such Seller's Knowledge, there is no reasonable basis therefor.

         3.16 AFFILIATE TRANSACTIONS AND SHARED SERVICES. Except as disclosed in
SCHEDULE 3.16 and except with respect to services and arrangements that are referenced in or will otherwise be addressed by this Agreement or any of the Collateral Agreements, including the Transition Services Agreement, the Conversion Plan Agreement and the Co-Pack Agreement, (i) no Affiliate of such Seller or officer or director of either such Seller or any Affiliate of such Seller provides or causes to be provided to the Business or the Toledo Plant any material assets, services or facilities or owns any Assets and (ii) the Business does not provide or cause to be provided to any such Affiliate, officer or director any material assets, services or facilities. Except as disclosed in
SCHEDULE 3.16 and except with respect to services and arrangements that are referenced in or will otherwise be addressed by this Agreement or any of the Collateral Agreements, including the Transition Services Agreement, the Conversion Plan Agreement and the Co-Pack Agreement, the Business does not share any material facilities or equipment with any other businesses of such Seller or any Affiliate of such Seller and neither such Seller nor any Affiliate of such Seller purchases material assets or services for, or provides material products or services from, both the Business and any other business conducted by such Seller or any Affiliate of such Seller pursuant to any contract, agreement or otherwise.

         3.17 EQUIPMENT. Except as disclosed in SCHEDULE 3.17 and except for equipment with respect to each Other Business, the Equipment, together with any equipment to be provided to Buyer pursuant to the Conversion Plan Agreement, constitutes all of the equipment necessary to convert raw materials into Products currently manufactured at the Tennessee Plant and the Martel Plant in the manner in which the Business is currently conducted and as contemplated under the Conversion Plan Agreement. The Equipment is in good condition and repair (ordinary wear and tear excepted), and none of the Equipment contains any Hazardous Material.

         3.18 TRADE PROGRAMS; PREPAYMENTS. Except as set forth in SCHEDULE 3.18, since January 1, 1999, such Seller has not, other than in the ordinary course consistent with past practices, instituted or agreed to institute, or been affected by, any coupon redemption, trade allowance, billback, award, discount or other promotional incentive, rebate, volume guaranty, non-employee performance bonus or other program with respect to the Business for which such Seller has any actual or contingent unpaid liability. Except as disclosed on
SCHEDULE 3.18, neither such Seller nor any of its applicable Subsidiaries has received any prepayments under any Contract, Purchase Order or other contract or agreement relating to the Business with respect to Products or services to be shipped or performed after the Closing.

         3.19 TOLEDO PLANT. (a) To General Mills' knowledge (i) since January 1, 1999, the Toledo Plant, and the business conducted thereat, has not received any form of governmental assistance from the State of Ohio or any political subdivision thereof, and there are no development or other agreements in place with the State of Ohio or any political subdivision thereof, that would subject the owner of the Toledo Plant to minimum Taxes or limit such owner's ability to protest Taxes, or subject such owner to affirmative action, living wage or other

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requirements or restrictions that Buyer would not be subject to but for such assistance or agreements and (ii) there is no circumstance or condition that would reasonably be expected to prevent the timely conversion of the Toledo Plant, including any required governmental permits, authorizations or zoning waivers.

                  (b) Except for matters which would not have a Material Adverse Effect, as of the date hereof and as of the Toledo Plant Closing Date (and in all instances, however, except as provided in Conversion Plan), in addition to and without limiting the generality of the other representations and warranties in this Article 3:

                           (i) General Mills Operations has good and marketable title to the Toledo Plant in fee simple (with respect to the real property included in the Toledo Plant), free and clear of all agreements, covenants, restrictions, reservations, leases, occupancy agreements, easements, encumbrances and Liens, except Permitted Liens and those matters listed in SCHEDULE 3.19(b)(i), none of which adversely affect marketability of title or adversely affect, or would if the holder of the rights identified in such matters were to exercise such rights, adversely affect the operation of the Toledo Plant. None of the easements identified in SCHEDULE 3.19(b)(i) are located under or across any of the buildings or structures comprising the Toledo Plant if such location or the exercise of any rights of the holder of such easements could adversely affect the operation of the Toledo Plant;

                           (ii) General Mills has not received any notice, nor is it aware (as defined below), of any pending action to take by condemnation all or any portion of the Toledo Plant, nor has General Mills agreed or committed to dedicate any part of the Toledo Plant;

                           (iii) the Toledo Plant has access to and from adjoining streets, roads and highways sufficient for its current use, and, to the best of General Mills' knowledge (as defined below), there is no pending or threatened action which would impair such access;

                           (iv) the Toledo Plant is served by rail pursuant to the agreements listed in SCHEDULE 3.19(b)(iv) and all such agreements are in full force and effect, free of material default by General Mills and, to the best of General Mills' knowledge, the other parties thereto, without any modification, in each case except as indicated in SCHEDULE 3.19(b)(iv);

                           (v) to the best of General Mills' knowledge, the Toledo Plant is not in material violation of any applicable Law, nor is there a pending or, to the best of General Mills' knowledge, threatened investigation regarding a possible material violation of any applicable Law by the Toledo Plant;

                           (vi) the Toledo Plant is zoned to permit the processing, manufacturing, packaging, storage, warehousing and distribution of food and food products, including the storage of raw material intended for use in the food processing and manufacturing conducted at the Toledo Plant and for other uses incidental thereto and the Toledo Plant constitutes a legally conforming use and structure, under the applicable zoning code, without any variance or conditional or special permit, except as may be listed in
                                    SCHEDULE 3.19(vi);

                           (vii)    there is no litigation and no other
                                    proceedings are pending or, to the best of General Mills' knowledge, threatened relating to the Toledo Plant or its use;

                           (viii) to the best of General Mills' knowledge, except as may be specifically disclosed in the reports and other documents listed in
                                    SCHEDULE 3.19(b)(viii) that such Hazardous
                                    Materials are in violation of an
                                    Environmental Law (collectively, the
                                    "Environmental Disclosure"), no Hazardous
                                    Materials are located on, in, or about the Toledo Plant in violation of any Environmental Law;

                           (ix) to the best of General Mills' knowledge, except as may be specifically disclosed in the Environmental Disclosure that a release is in violation of an Environmental Law, at no time prior to the date hereof has there been a release (as defined in "CERCLA", as amended) of any Hazardous Materials in, on, or about the Toledo Plant in violation of any Environmental Law;

                           (x) except as may be specifically disclosed in the Environmental Disclosure that such storage, manufacture, disposal, handling, transportation or use is in violation of an Environmental Law, General Mills has not used, or permitted to be used, the Toledo Plant for the storage, manufacture, disposal, handling, transportation or use of any Hazardous Materials in violation of any Environmental Law nor, to the best of General Mills' knowledge, has the Toledo Plant ever been used for the storage, manufacture, disposal, handling, transportation or use of any Hazardous Materials in violation of any Environmental Law;

                           (xi) there are no reports, studies or other investigations in respect of the environmental condition of the Toledo Plant which were ordered by, or which are in the possession or control of General Mills or any affiliate or corporate predecessor, except those included in the Environmental Disclosure;

                           (xii) there are no leases or other agreements or licenses for or other rights of occupancy or use of any portion of the Toledo Plant, other than the Permitted Liens or the matters listed in SCHEDULE 3.19(b)(i);

                           (xiii) General Mills has not received and is not otherwise aware of any notice or claim which is still in effect from any governmental authority (A) to the effect that a certificate, permit, license or approval which is necessary to permit the lawful use and operation of the Toledo Plant in the manner contemplated by the Conversion Plan has not yet been obtained or is not in full force and effect or (B) threatening a revocation, modification or cancellation of any of the permits, approvals, licenses or certificates which are necessary for the lawful use and operation of the Toledo Plant in the manner contemplated by the Conversion Plan;

                           (xiv)    except as set forth in SCHEDULE
                                    3.19(b)(xiv), (A) the Toledo Plant does not rely on any facilities (other than the facilities of public utility and water companies) located on any property not included in the Toledo Plant to fulfill any municipal or governmental zoning, land use, environmental or similar governmental or municipal requirement or for the furnishing to the Toledo Plant of any essential building systems or utilities, including, but not limited to, electrical, plumbing, mechanical and heating, ventilating and air conditioning systems, and (B) except for rights of public utilities and governmental authorities pursuant to recorded easements included in the Permitted Liens or listed in
                                    SCHEDULE 3.19(b)(i), no land, building or other improvement not included in the Toledo Plant relies on any part of the Toledo Plant to fulfill any zoning, land use, environmental or similar governmental or municipal requirement or for the furnishing to such building or improvement of any essential building systems or utilities;

                           (xv) all sewer, water and public utility services that may serve the Toledo Plant either enter the Toledo Plant through adjoining public streets or, if they pass through adjoining private land, do so in accordance with valid, public or private easements or agreements which inure to the benefit of the owner of the Toledo Plant, the utility or the public and all of said services are installed and operating;

                           (xvi) General Mills has not received and is otherwise not aware of any notice or claim which is still in effect that there is a violation of any restriction, condition or agreement contained in any instrument affecting the Toledo Plant or of any violation of any requirement of the Board of Fire Underwriters or General Mills' insurance carriers;

                           (xvii) no portion of the Toledo Plant has suffered any material damage by fire or other casualty which has not heretofore been completely repaired and restored in accordance with all applicable Laws;

                           (xviii)  except as set forth in SCHEDULE
                                    3.19(b)(xviii), there are no material
                                    administrative and court proceedings
                                    currently pending for the contest of or for refunds of real estate taxes and assessments in respect of the Toledo Plant, or any portion thereof, or to reduce the assessed valuation of the Toledo Plant or any portion thereof;

                           (xix) to the best of General Mills' knowledge, the Toledo Plant is not located within any special flood hazard area under the National Flood Insurance Program;

                           (xx) to the best of General Mills' knowledge, except as set forth in SCHEDULE 3.19(b)(xx),
                                    (A) there are no wells, private septic or sewerage facilities, or underground storage tanks located in, on or about the Toledo Plant and (B) no water for heating, ventilating, air conditioning, fire protection, drinking, lavatory or other uses with respect to the Toledo Plant is obtained from private water wells and not from a municipality or other governmental or quasi-governmental authority.

         References in this Section 3.19 to General Mills' knowledge or awareness shall mean (a) the actual knowledge of the individuals listed on
SCHEDULE 1.1(b) or (b) the knowledge of (i) Robert P. Walton, Director Corporate Real Estate and Senior Counsel of General Mills and any successor, if any, (ii) General Mills Operations' general manager for the Toledo Plant, and (iii) General Mills Operations' director of environmental affairs, each after reasonable inquiry.

         3.20 WARRANTIES. Except as set forth in SCHEDULE 3.20, such Seller has not provided any form of express warranty to any customer with respect to any of the Products or Other Products since January 1, 1999.

         3.21 SLOTTING ALLOWANCES. Since January 1, 1999, such Seller has not paid any additional slotting allowances (generally defined in the grocery industry as lump sum payments made by manufacturers to retailers in connection with product introductions), or made payments pursuant to the Pillsbury Introductory Merchandising Funds Policy, for placement of seasonal cake mix and ready-to-spread frosting products packaged and sold for retail placement of limited duration (I.E., products packaged and sold in connection with holidays). To such Seller's Knowledge, no customers have notified Seller of plans to change their policies with respect to slotting allowances. To such Seller's Knowledge, the transactions contemplated hereby will not result in any new or increased charges for slotting allowances for the Products after the Closing Date or for Other Products after the Closing Date. Subject to Section 7.14, Buyer shall be permitted to use such Seller's existing universal product codes following the Closing with respect to all Products, and following the Closing Date, with respect to all Other Products.

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         3.22 WINDMILL. Windmill has no employees, Subsidiaries or investments in any other Person. Windmill owns no material assets other than the Windmill Intellectual Property and conducts no business that is unrelated to the Windmill Intellectual Property. For purposes of this Article 3 only, all assets of Windmill shall be deemed to constitute Assets, notwithstanding that the Stock, and not the assets of Windmill, will be transferred directly to Buyer at Closing. As of the Closing Date, Windmill will have no material liabilities, no indebtedness for borrowed money and no purchase money indebtedness and will not be a party to any agreements or contracts of any nature.

         3.23 NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this Agreement (including the Schedules and Exhibits hereto), neither such Seller nor any of its agents, Affiliates or representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Buyer, express or implied, at law or in equity, on behalf of such Seller, and such Seller hereby disclaims any such representation or warranty whether by such Seller or any of its or the Business' respective officers, directors, employees, agents or representatives or any other Person, with respect to the Business or the execution and delivery of any of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to Buyer or any of its officers, directors, employees, agents or representatives or any other Person of any documentation or other information by such Seller or any of their or the Business' respective officers, directors, employees, agents or representatives or any other Person with respect to any one or more of the foregoing. Buyer hereby acknowledges and agrees that, except to the extent specifically set forth in this Agreement (including the Schedules and Exhibits hereto), Buyer is purchasing the Assets and Other Assets on an "as is, where is" basis. Without limiting the generality of the foregoing, such Seller makes no representation or warranty regarding any assets other than the Assets and the Other Assets and any liabilities other than the Assumed Liabilities, and none shall be implied at law or in equity.

                                    ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF BUYER


         Buyer hereby represents and warrants to Sellers as follows:

         4.1      AUTHORITY; NO CONFLICTS; GOVERNMENTAL CONSENTS.

                  (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority to enter into this Agreement and the Collateral Agreements and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and the Collateral Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been (and the Collateral Agreements when required hereunder to be executed and delivered will be) duly executed and delivered by Buyer and, assuming the due execution hereof (and thereof) by the other parties thereto, this Agreement constitutes (and each of the Collateral Agreements, when executed and delivered, will constitute) the valid and binding obligation of Buyer, enforceable against Buyer

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in accordance with its terms, except as enforcement hereof or thereof may be limited by applicable bankruptcy, insolvency or other similar Laws affecting creditors' rights generally and by general equitable principles.

                  (b) The execution, delivery and performance by Buyer of this Agreement and the Collateral Agreements will not (i) violate or conflict with any provision of the certificate of incorporation or by-laws of Buyer; (ii) except as disclosed in SCHEDULE 4.1(b), violate, conflict with any provision of, or be an event that is (or with the passage of time will result in) a violation of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the imposition of any lien upon or the creation of a security interest in any of Buyer's assets or properties pursuant to, any mortgage, Lien, lease, agreement, instrument, order, arbitration award, judgment, injunction or decree to which Buyer is a party or by which Buyer is bound; or (iii) violate or conflict with any statute, rule or regulation of any Governmental Entity applicable to Buyer or any of its properties or assets or any other material restriction of any kind or character to which Buyer is subject, except, in the case of clauses (ii) and (iii), (A) for violations, accelerations, impositions, conflicts, restrictions or breaches that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the financial condition of Buyer or the ability of Buyer to consummate the transactions hereunder, or (B) compliance with and filings under the HSR Act, unless an exemption under the HSR Act and its regulations applies.

         4.2 ACTIONS AND PROCEEDINGS. There are no (a) outstanding judgments, orders, writs, injunctions or decrees of any court, other Governmental Entity or arbitration tribunal against Buyer that would reasonably be expected to have a material adverse effect on the financial condition of Buyer or the ability of Buyer to consummate the transactions contemplated hereby; or (b) actions, suits or claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of Buyer, threatened against Buyer, that would reasonably be expected to have a material adverse effect on the financial condition of Buyer or prohibit or materially impair the ability of Buyer to consummate the transactions contemplated hereunder.

         4.3 AVAILABILITY OF FUNDS. Buyer has delivered to Sellers commitment letters from Canadian Imperial Bank of Commerce and CIBC World Markets Corp. for the aggregate amount of $650 million (the "Financing Commitment"), which amount is sufficient to enable Buyer to consummate the transactions contemplated by this Agreement. Buyer, based on conditions that are now prevailing and that have been brought to Buyer's attention, knows of no circumstance or condition that would prevent the availability at the Closing and the Toledo Plant Closing and the 180th day after the Toledo Plant Closing of the requisite financing to consummate the transactions contemplated by this Agreement.

         4.4 BROKERS. There is no broker or other Person who would have any valid claim against Sellers for a finder's fee or broker's fee or commission in connection with this Agreement or the transactions contemplated hereby as a result of any agreement, understanding or action by or on behalf of Buyer. Buyer shall be solely responsible for all fees and expenses of U.S. Bancorp Piper Jaffray Inc. and any other broker, finder or other Person engaged by or on behalf of it or otherwise claiming through it in connection with the transactions contemplated by this Agreement.

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         4.5 QUALIFIED PLAN STATUS. The Internal Revenue Service has issued a favorable determination letter with respect to the Retirement Plan of International Multifoods Corporation for Specified Union-Represented Employees (the "Multifoods Plan") and the related trust that has not been revoked, and Buyer knows of no existing circumstances, and no events have occurred, that could adversely affect the qualified status of the plan or the related trust under Section 401(a) of the Code.

                                    ARTICLE 5

                            COVENANTS OF EACH SELLER


         Each Seller, severally, for itself, covenants and agrees as follows:

         5.1 ACCESS. From the date of this Agreement and through the Closing or, in the case of access to the Tennessee Plant and the Toledo Plant, through the Toledo Plant Closing, such Seller will grant to, or cause to be granted to, Buyer and its representatives, employees, counsel, accountants and prospective lenders reasonable access, during normal business hours and upon reasonable notice, to the personnel, properties, books and records of such Seller relating primarily to the Business and the Assets and the transition of the Business and Other Businesses and the Assets and the Other Assets to Buyer; PROVIDED that (u) partitions will be erected between the dough and mix operations of the Tennessee Plant to protect confidentiality of sensitive information, (v) access to the Tennessee Plant shall generally be under the control and supervision of the Trustee and the Third-Party Co-Packer (as defined herein), (w) such access does not unreasonably interfere with the normal operations of such Seller or the Business or the Other Businesses or with the implementation of the Conversion Plan, (x) Buyer complies with any policies of the Business and Other Businesses with respect to plant visits (including accompaniment by an escort designated by Sellers), (y) except to the extent provided in or necessary to the development or implementation of the Conversion Plan (and then only with at least two Business Days' prior written notice to Sellers), in no event shall Buyer or its representatives, employees, counsel, accountants or prospective lenders be permitted access to the portions of the Toledo Plant used for the production, processing, packaging, material handling or warehousing of cereal and (z) Buyer and its representatives, employees, counsel, accountants and prospective lenders shall not damage the Toledo Plant or conduct any investigation or testing thereon without the prior written consent of the Sellers (which shall not be unreasonably withheld or delayed), and Buyer shall repair, or cause to be repaired, any material damage to the Toledo Plant caused by Buyer or its representatives, employees, counsel, accountants or prospective lenders; and PROVIDED FURTHER that Sellers hereby release and remise Buyer and all such parties of and from any liability and the obligation pursuant to this sentence to repair the Toledo Plant to the extent coverable by fire and extended coverage insurance. All requests for access through the Closing or the Toledo Plant Closing, as applicable, shall be directed to the Trustee or its designee. Following the Closing, or the Toledo Plant Closing, as applicable, Buyer shall have similar reasonable access, for legitimate business purposes (including the preparation of financial statements and Tax returns), to the books and records relating to the Business, the Other Businesses or the Toledo Plant that are retained by such Seller, but each Seller may excise from such books and records made available to Buyer any information that does not relate to the Business, the Other Businesses or the Toledo Plant.

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         5.2 ORDINARY CONDUCT OF THE BUSINESS. Except as expressly contemplated by the terms of this Agreement or the Conversion Plan Agreement, from the date of the Original Asset Purchase Agreement to the Closing, or the Toledo Plant Closing, as applicable, such Seller will cause the portion of the Business owned by such Seller or any Subsidiary of such Seller to be conducted in the ordinary and usual course and use reasonable best efforts to preserve the properties, business and relationships of the Business (including the Toledo Plant) with suppliers and customers of the Business (including the Toledo Plant). Except as provided in this Agreement or the Conversion Plan Agreement and without limiting the foregoing, such Seller shall not, and shall not permit any Subsidiary of such Seller to, without the prior written consent of Buyer:

                  (a) sell, assign or otherwise transfer or dispose of or abandon any of the assets used in the Business or each Other Business that, but for any disposition, would constitute Assets or Other Assets (except for sales of finished goods inventory), or any assets that, but for any disposition, would constitute Windmill Intellectual Property, or, through the Toledo Plant Closing Date, any assets that, but for any disposition, would constitute the Toledo Plant or any portion thereof;

                  (b) (i) pledge or grant any security interest in any of the Assets or Other Assets, or any of the Windmill Intellectual Property, in connection with the borrowing of money or for the deferred purchase of any property, or otherwise permit the imposition of a Lien on any of the Assets or Other Assets, or any of the Windmill Intellectual Property, other than Permitted Liens and (ii) through the Toledo Plant Closing Date, pledge or grant any security interest in any of the Toledo Plant, in connection with the borrowing of money or for the deferred purchase of any property, or otherwise permit the imposition of a Lien on any of the Toledo Plant, other than Permitted Liens and other than Liens which will be removed prior to the Toledo Plant Closing;

                  (c) make any material changes in any coupon programs, trade promotion activities, discount, rebate, incentive, volume guaranty, non-employee performance policies or programs or similar programs, policies or activities related to the Business, institute any new coupon programs, trade promotion activities or discount, rebate, incentive, volume guaranty, non-employee performance policies or programs or similar programs, policies or activities pertaining to the Business, or otherwise make any material change in the selling, pricing, advertising or promotional practices of the Business, in each case, inconsistent with prior practice;

                  (d) make any material change in its practices with respect to the manner and timing of payment of trade payables relating to the Business;

                  (e) make any material change in its practices with respect to the collection of receivables relating to the Business;

                  (f) (i) enter into any contracts or agreements relating to the Business except in the ordinary course of business consistent with past practice or any lease of any real property applicable to the Business; terminate or materially amend any Contract; or enter into any agreement or arrangement relating to the Business, other than with respect to the Excluded Assets, with any Affiliate of such Seller; and (ii) through the Toledo Plant Closing Date, enter

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into any contracts or agreements relating to the Toledo Plant, except in the ordinary course of business consistent with past practice (and provided that any such contracts or agreements entered into after the date hereof relating to the Toledo Plant shall be terminable by Sellers or their Affiliates without penalty upon thirty (30) days' prior notice), or any lease of any real property applicable to the Toledo Plant; terminate or materially amend any Toledo Plant Assigned Contract; or enter into any agreement or arrangement relating to the Toledo Plant, other than with respect to the Excluded Assets or Excluded Toledo Assets, with any Affiliate of such Seller;

                  (g) except as disclosed in SCHEDULE 3.9, increase in any manner the compensation, bonuses or benefits payable or to become payable by such Seller to any of the Business Employees other than in the ordinary course of business consistent with past practice or enter into any employment or severance agreement with or grant any severance or termination pay to any Business Employee other than in accordance with existing policies;

                  (h) enter into agreements or arrangements for purchases of Inventory not in the ordinary course or materially inconsistent with Seller's past practices;

                  (i) make any material change in its accounting methods or principles applicable to the Business, except as required by GAAP or applicable Law;

                  (j) make any material changes in any, or institute any new, coupon programs or trade promotion activities related to any Other Business;

                  (k) make any new (or change any current) Tax election that is specific and unique to Windmill with respect to Taxes affecting Windmill (PROVIDED that nothing in this Section 5.2(k) shall prevent Sellers from making (or changing) any Tax election generally applicable to members of a consolidated, combined or unitary group of which Windmill is a member);

                  (l)      agree or commit to do any of the foregoing; or

                  (m) subject to the provisions of Section 11.2 below, fail to maintain or repair the Toledo Plant or fail to replace any equipment or other components of the Toledo Plant, in each case in accordance with Sellers' past practices (except to the extent the Conversion Plan requires otherwise).

         5.3 DELIVERY. Notwithstanding anything contained in this Agreement to the contrary, at the Closing such Seller (a) shall transfer to Buyer, and shall cause its applicable Subsidiaries to transfer to Buyer, in each case subject to any rights provided in any Collateral Agreement, the Formulations, Specifications and Processing Instructions of the Pillsbury Retail Business and the Pet Milk Business, and except as provided in the Retail Patent and Technology License Agreement and the Foodservice Patent and Technology License Agreement, shall transfer to Buyer all Formulations of the Pillsbury Foodservice Business, and shall cause its applicable Subsidiaries to transfer to Buyer, in each case subject to the Grant Back Patent and Technology License Agreement, (b) will license to Buyer, pursuant to the Retail Patent and Technology License Agreement and the Foodservice Patent and Technology License Agreement, the Formulations, Specifications and Processing Instructions of the Pillsbury Foodservice Business

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and each Other Business (in each case, to the extent not constituting Assets)
(other than the Pet Milk Business) and (c) shall deliver to Buyer printed copies of all recipes that have been developed for products of the Pillsbury Retail Business or Pillsbury Foodservice Business and that are in the possession of either Seller or any of such Seller's subsidiaries as of the date of Closing.

         5.4 ACCOUNTS RECEIVABLE. Such Seller shall promptly forward or cause to be forwarded to Buyer any and all proceeds from accounts receivable relating to the Products that are received by such Seller or its Subsidiaries after the Closing Date with respect to receivables that arose from sales made after the Closing Date and relating to the Other Products that arose from sales by Buyer after the Closing Date.

         5.5 PAYMENTS. In the event that this Agreement is terminated for any reason other than as a result of any breach or failure to perform a covenant or other agreement hereof by Buyer, then the Sellers shall pay Buyer an amount equal to the actual documented out-of-pocket fees and expenses incurred by Buyer in connection with this Agreement and the transactions contemplated hereby (including commitment fees and expense reimbursement obligations incurred by Buyer in connection with the Financing Commitment and the proposed financing described therein) up to, in the event of termination of this Agreement prior to Closing, a maximum of $7,000,000. Any such amounts shall be shared equally by General Mills, on the one hand, and Pillsbury, on the other hand.

         5.6 CONFIDENTIAL INFORMATION. Except as otherwise provided herein or in the Collateral Agreements, and except with respect to confidential information relating to cereal processing, production, packaging and material handling at the Toledo Plant, after the Closing Date, such Seller (i) shall, and shall cause its Subsidiaries to, keep secret and retain in strictest confidence, and shall not, and shall cause its Subsidiaries not to, use for the benefit of others, and (ii) shall, and shall cause its Subsidiaries to, use reasonable best efforts to not use for the benefit of such Seller or its Subsidiaries, in each case, all confidential information to the extent relating to the Business or the Toledo Plant (or provided to it by Buyer pursuant to the Collateral Agreements), except to the extent of the rights retained by such Seller or its Subsidiaries pursuant to other provisions of this Agreement and the Collateral Agreements and except that such Seller and its Subsidiaries shall be permitted to use such confidential information for the benefit of such Seller or its Subsidiaries in connection with other businesses currently conducted by such Seller or its Subsidiaries in which such confidential information is presently used (the "Confidential Information"), including Formulations, Specifications and Processing Instructions, "know-how" (including manufacturing methodologies, engineering data and designs, historic and in-progress research and development), trade secrets, customer lists, details of client or consultant contracts and other Assigned Contracts, Toledo Plant Assigned Contracts and Purchase Orders, pricing policies, marketing plans or strategies, product development techniques or plans, business acquisition plans, designs and design projects, inventions and research projects, in each case to the extent relating to the Business, the Assets or the Assumed Liabilities, and shall not disclose such Confidential Information to anyone outside of Buyer except with Buyer's express written consent. After the Closing Date, such Seller shall also use all reasonable best efforts to keep secret and retain in strictest confidence all trade secrets and other applicable information provided to it by Buyer and its Affiliates as provided in the Collateral Agreements, and shall not use for the benefit of others, and shall not disclose, such information to anyone

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outside of Buyer except with Buyer's express written consent. The parties agree that Sellers and their Subsidiaries shall be deemed in compliance with this Section 5.6 so long as they treat such Confidential Information in accordance with the applicable policies and procedures for the maintenance of their own confidential and proprietary information of the same type as in effect on the date of the Original Asset Purchase Agreement.

         5.7 NOTICES. Subject to Section 7.1, such Seller will give all notices to third parties, and will use its reasonable best efforts to obtain any required third-party consents that Buyer reasonably may request in connection with the transactions contemplated by this Agreement; PROVIDED that neither Seller shall be obligated to incur any expenses (other than incidental expenses) with respect to such notices and efforts.

         5.8      EMPLOYEES.

                  (a) OFFERS OF EMPLOYMENT. Such Seller shall permit Buyer to make offers of employment to the Closing Date Employees, effective as of the Closing Date, and, except as otherwise provided in this Section 5.8(a), to make offers of employment to the Toledo Employees, effective as of the Conversion Date. Such Seller will take such steps as are reasonably necessary to facilitate such offers of employment and the transition of Business Employees who accept employment with Buyer, including providing Buyer with reasonable access to Business Employees employed by such Seller or its Affiliates for purposes of interviewing, offering employment, completing pre-employment documents, explaining Buyer's employment-related rules and benefits and other similar purposes. Closing Date Employees who accept offers of employment from Buyer shall become employees of Buyer as of the Closing Date. Toledo Employees who accept offers of employment from Buyer shall become employees of Buyer as of the Conversion Date. Such Seller shall not interfere with Business Employees' accepting employment with Buyer or seek to induce any Business Employee to decline employment with Buyer.

                  (b) CONDUCT PRIOR TO CONVERSION DATE. Between the Closing Date and the Conversion Date, General Mills will use commercially reasonable efforts to maintain the services and goodwill of Toledo Employees, including continuing to employ such Toledo Employees, without layoffs or reductions in compensation or benefits (other than any reductions applicable to the similarly situated employees of Buyer), PROVIDED that nothing herein shall limit the right of General Mills to terminate Toledo Employees for performance reasons or for cause in the ordinary course of business consistent with past practice.

                  (c) ACCRUED PAID TIME OFF. At the Conversion Date, General Mills will provide Buyer with a schedule of Accrued Paid Time Off for Toledo Employees who become employed by Buyer as of such date and will wire transfer the dollar value of such Accrued Paid Time Off to the bank account designated by Buyer. At the Closing Date, General Mills will provide Buyer with a schedule of Accrued Paid Time Off for Closing Date Employees who become employed by Buyer as of such date and will provide for a credit against the Purchase Price payable by Buyer equal to the dollar value of such Accrued Paid Time Off.

                  (d) NO-HIRE PERIOD. Such Seller agrees that for a two-year period after the Closing Date, with respect to Closing Date Employees, and the Conversion Date, with respect to

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Toledo Employees, neither such Seller nor any of its Affiliates shall hire any Business Employee who has become an employee of Buyer or any of its Affiliates. Notwithstanding the foregoing, the no-hire provision of this
Section 5.8 shall not apply to any employee of Buyer who is involuntarily terminated or laid off by Buyer or any of its Affiliates.

                  (e) DEFINED CONTRIBUTION PLANS. Such Seller agrees that effective as of the Conversion Date, all Toledo Employees who become employed by Buyer as of such date shall be fully vested in their account balances in the General Mills VIP 401(k) Plan, and effective as of the Closing Date, all Closing Date Employees who become employed by Buyer as of such date shall be fully vested in their account balances in the defined contribution plan(s) listed on SCHEDULE 5.8(e).

                  (f) DEFINED BENEFIT PLANS. Such Seller agrees that effective as of the Conversion Date, all Toledo Employees who become employed by Buyer as of such date shall be fully vested in their accrued benefits in the defined benefit plan(s) listed on SCHEDULE 5.8(f), and effective as of the Closing Date, all Closing Date Employees who become employed by Buyer as of such date shall be fully vested in their accrued benefits in the defined benefit plan(s) listed on SCHEDULE 5.8(f).

                  (g) COBRA. Such Seller understands that Sellers will be responsible, to the extent applicable, for satisfying obligations under COBRA, to provide continuation coverage to or with respect to any Business Employee (employed by such Seller) in accordance with Law with respect to any "qualifying event" that occurs before such employee becomes an employee of Buyer.

                  (h) FLEXIBLE SPENDING PLANS. Such Seller understands that Sellers shall maintain in effect any flexible spending plans in which Business Employees maintain accounts until the close of the calendar year in which such Business Employees are hired by Buyer. Each Business Employee shall continue to seek reimbursement under the flexible spending plan of Pillsbury or General Mills, as applicable, throughout the close of the calendar year in which the Business Employee is hired by Buyer.

         5.9 CONVERSION OF TOLEDO PLANT. Each Seller agrees to convert, at its sole responsibility and expense, the dry-mix production portions of the Toledo Plant described in the Conversion Plan Agreement (the "Converted Portion") in accordance with the conversion plans and specifications set forth in the Conversion Plan Agreement. Regarding the portions of the Toledo Plant that are not included in the Converted Portion (the "Non-Converted Portion"), prior to the Toledo Plant Closing Date (or, if General Mills shall provide Buyer notice of its election to enter into a lease pursuant to Section 8.4(d) hereof, then prior to the expiration of the term of such lease as designated in such notice from General Mills with respect to the leased premises), each Seller shall, at its sole cost and expense: (A) remove all of the Excluded Toledo Assets therefrom, (B) repair any material damage caused by the removal of the Excluded Toledo Assets, and (C) leave such portion of the Toledo Plant in reasonably good condition and in compliance with all applicable Laws, all in accordance with the terms of the Conversion Plan. Without limiting the foregoing, each Seller, at its sole cost and expense, shall be responsible for transferring to the Toledo Plant any Equipment purchased pursuant hereto by Buyer and for installing and making operational such Equipment in accordance with the Conversion Plan

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Agreement. The parties agree that, while title to the Equipment will pass to
Buyer at the Closing Date, each Seller shall continue to insure in accordance with its standard practices all Equipment that remains in such Seller's possession until the Conversion Date as if such Seller continued to own the Equipment. Subject to Section 2(b) of the Co-Pack Agreement, Sellers jointly and severally agree to indemnify and hold Buyer harmless from any loss, damage or destruction to such Equipment prior to the Conversion Date. Each Seller further agrees to consult with Buyer regarding the conversion and to take such steps as Buyer may reasonably request to implement the Conversion Plan in accordance with its terms. Sellers have delivered to Buyer a title insurance commitment in respect of the Toledo Plant (issued by Chicago Title Insurance Company, bearing NBU # 100109451 and having an effective date of February 7, 2001) (the "Title Commitment"). At least ten (10) days prior to the Closing, Sellers shall deliver to Buyer an updated title report in respect of the Toledo Plant and a survey of the Toledo Plant.

         5.10 NON-USE OF NAME. From and after the Closing, neither Seller shall use or permit any Affiliate of such Seller to use the brand names set forth on SCHEDULE 5.10 or any derivative form thereof, in any business conducted by either Seller or any of its Affiliates, except pursuant to the Martha White Trademark License Agreement or the Hungry Jack Trademark License Agreement; PROVIDED, HOWEVER, that with respect to the brand names "Robin Hood," "Pet Milk," "Farmhouse," "La Pina," "Red Band," and "Softasilk," such Seller and its Affiliates may use such brand name or any derivative form thereof with respect to inventory with respect to each Other Business necessary for General Mills to fill purchase orders as set forth more fully in Section 7.13(a).

         5.11 NON-INTERFERENCE. Except as otherwise expressly contemplated by this Agreement or the Collateral Agreements, prior to the Closing, neither Seller will take, and each Seller will use its reasonable best efforts to cause its Subsidiaries not to take, any action that is intended to discourage any customer, supplier or other business associate of such Seller (or any of its applicable Subsidiaries) with respect to the Business from maintaining substantially the same business relationships with Buyer with respect to the Business after the Closing as it maintained with such Seller (or any of its applicable Subsidiaries) prior to the Closing. With respect to each Business Employee hired by Buyer, following such date of hire, such Seller will not enforce any right under any confidentiality or other similar agreement between such Seller and any Business Employee with respect to such employee's ability to use, on behalf of Buyer, any know-how related to the Business or to the Converted Portion of the Toledo Plant such employee gained while employed by such Seller.

         5.12 FINANCIAL STATEMENTS. From and after the date hereof, Sellers shall provide to Buyer, at such times as Buyer shall reasonably request, such additional financial statements related to the Pillsbury Retail Business and the Pillsbury Foodservice Business and the Other Businesses and the assets to be sold hereunder by General Mills as Buyer shall reasonably request in connection with Buyer's efforts to obtain, or comply with its obligations pursuant to, the financing contemplated by the Financing Commitment or in order for Buyer to comply with disclosure requirements under federal securities Laws. Pillsbury, to the extent such statements relate to Pillsbury, and General Mills, to the extent such statements relate to General Mills, represent and warrant to Buyer that all financial statements delivered to Buyer pursuant to this Section 5.12 shall (i) to the extent such financial statements are statements of net assets that reflect the historical operations of the Pillsbury Foodservice Business and the Pillsbury Retail

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Business or any Other Business, fairly present in all material respects the dedicated manufacturing assets used in the Pillsbury Foodservice Business and the Pillsbury Retail Business or such Other Business as of their dates, (ii) except to the extent clause (i) above applies, fairly present in all material respects the net assets to be transferred to Buyer pursuant to Section 8.1 hereof as of their dates and the results of operations of such portions of the Business or Other Businesses, as the case may be, for the periods set forth therein (subject, in the case of interim financial statements, to normal year-end adjustments that will not be material in amount or effect),
(iii) have been prepared in accordance with GAAP consistently applied during the periods involved, and (iv) not include any direct product contribution attributable to sales of products (except products that have been discontinued) that are not Products hereunder or to sales of Products outside of the Territory, retail channels (in the case of the Pillsbury Retail Business) or foodservice channels (in the case of the Pillsbury Foodservice Business). Notwithstanding anything to the contrary in this Section 5.12, the parties hereto agree that (A) financial statements related to Other Businesses and the assets related thereto currently are unaudited and not prepared in accordance with GAAP and (B) to the extent Buyer reasonably requests, pursuant to this Section 5.12, any financial statements related to Other Businesses and the assets related thereto, such statements shall be (1) unaudited (except to the extent required in order for Buyer to comply with disclosure requirements under federal securities Laws) and (2) if Buyer requests, prepared in accordance with GAAP, and (C) Buyer shall provide Sellers with written notice at least two weeks (or four weeks if such statements are required to be audited in order for Buyer to comply with disclosure requirements under federal securities Laws) prior to the date Buyer requests that Sellers deliver such statements.

         5.13 NO SHOPPING. Prior to the Closing or any termination of this Agreement in accordance with Article 10, neither Seller will, and each Seller will cause its Affiliates not to, directly or indirectly, solicit, encourage, facilitate, participate or engage in (including by way of furnishing any nonpublic information concerning the business, properties, assets or books or records of the Business or providing access to facilities at which Products are produced), any Acquisition Proposal (as defined below). Each Seller agrees to notify Buyer promptly if any Acquisition Proposal is received by such Seller or any Affiliate of such Seller (including the identity of the Person making such Acquisition Proposal and the terms of the Acquisition Proposal). As used in this Agreement, "Acquisition Proposal" shall mean any proposal (or inquiry relating to a possible proposal) received by such Seller or any Affiliate of such Seller from a Person, other than Buyer or an Affiliate of Buyer, for the acquisition, directly or indirectly, of a substantial portion of the Business or the Assets (other than for the acquisition of finished goods Inventory in the ordinary course of business of such Seller consistent with past practice) or any portion of the Toledo Plant.

                                    ARTICLE 6

                               COVENANTS OF BUYER

         6.1 CONFIDENTIALITY. Buyer acknowledges that all information provided to it by either Seller and its Affiliates, agents and representatives is subject to the terms of a confidentiality agreement between Buyer and Pillsbury (the "Confidentiality Agreement"), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, or the Toledo

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Plant Closing, with respect to information that relates to the Toledo Plant, the Confidentiality Agreement will terminate only with respect to information provided to Buyer or its Affiliates to the extent related to the Business or each Other Business, the Assets, the Other Assets and the Assumed Liabilities; and Buyer acknowledges that any and all information provided to it by either Seller concerning either Seller (other than information to the extent primarily related to the Business or each Other Business, the Assets, the Other Assets and the Assumed Liabilities) shall remain subject to the terms and conditions of the Confidentiality Agreement after the date of the Closing. After the Closing Date, Buyer shall also use all reasonable best efforts to keep secret and retain in strictest confidence all trade secrets and other applicable information provided to it by either Seller and its Affiliates as provided in the Collateral Agreements, and shall not use for the benefit of others, and shall not disclose, such information to anyone outside of Sellers except with Sellers' express written consent. The parties agree that Buyer shall be deemed in compliance with this Section 6.1 so long as it treats such Confidential Information in accordance with the applicable policies and procedures for the maintenance of its own confidential and proprietary information of the same type as in effect on the date of the Original Asset Purchase Agreement.

         6.2 ACCOUNTS RECEIVABLE. Buyer shall promptly forward or cause to be forwarded to General Mills any and all proceeds from accounts receivable relating to the Products sold on or prior to the Closing Date that are received by Buyer after the Closing Date and that were outstanding as of the Closing Date. Buyer shall promptly forward or cause to be forwarded to General Mills any and all proceeds from accounts receivable relating to each Other Product sold on or prior to the Closing Date that are received by Buyer after the Closing Date and that were outstanding as of the Closing Date or relating to Other Products sold after the Closing Date in connection with purchase orders with respect to each Other Business existing as of the Closing Date, which purchase orders were filled by Sellers.

         6.3      EMPLOYEES.

                  (a) OFFERS OF EMPLOYMENT TO CLOSING DATE EMPLOYEES. Buyer shall offer employment, as of the Closing Date, to each Closing Date Employee to whom Buyer wishes to offer employment, and will take such steps as are reasonably necessary to facilitate the transition of each Closing Date Employee who accepts employment with Buyer.

                  (b) OFFERS OF EMPLOYMENT TO TOLEDO EMPLOYEES. Buyer shall offer employment, as of the Conversion Date, to each Toledo Employee to whom Buyer wishes to offer employment, and will take such steps as are reasonably necessary to facilitate the transition of each Toledo Employee who accepts employment with Buyer.

                  (c) COLLECTIVE BARGAINING AGREEMENTS. Buyer agrees to negotiate in good faith to provide Toledo Wage Employees (who are employed by Buyer) with a collective bargaining or other labor agreement, effective as of the Conversion Date, or as soon as reasonably practicable thereafter, that contains terms and conditions no less favorable, in the aggregate, than those applicable to such Toledo Wage Employees immediately prior to their employment by Buyer pursuant to the agreements set forth at SCHEDULE 3.12. If a collective bargaining agreement or other labor agreement described in the immediately preceding sentence is not effective on the Conversion Date, the initial terms and conditions of employment

                                      -55-
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established by Buyer shall be no less favorable, in the aggregate, than those applicable to the Toledo Wage Employees immediately prior to their employment by Buyer pursuant to the agreements set forth at SCHEDULE 3.12.

                  (d) CREDITING OF SERVICE FOR CLOSING DATE EMPLOYEES. From and after the Closing Date, Buyer shall treat all service by Closing Date Employees with Sellers and their respective predecessors prior to the Closing Date for all purposes (including determination of seniority) as service with Buyer (except for purposes of benefit accrual under defined benefit pension plans or to the extent such treatment would result in duplicative accrual on or after the Closing Date of benefits for the same period of service), and, with respect to any medical or dental plan in which the Closing Date Employees participate after the Closing Date, Buyer shall waive or cause to be waived any pre-existing condition exclusions and actively-at-work requirements (PROVIDED, HOWEVER, that no such waiver shall apply to a pre-existing condition of any Closing Date Employee who was, as of the Closing Date, excluded from participation in a comparable employee benefit plan of either Seller due to a pre-existing condition), and shall provide that any covered expenses incurred on or before the Closing Date during the plan year of the applicable Seller plan in which the Closing Date occurs by a Closing Date Employee or a Closing Date Employee's covered dependent shall be taken into account after the Closing Date for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions, as well as such employee's annual benefit limits, if any (until the first anniversary of the commencement of the plan year of the applicable Seller plan in which the Closing Date occurs), in each case to the same extent that such expenses are taken into account with respect to similarly situated employees of Buyer and subsidiaries of Buyer.

                  (e) CREDITING OF SERVICE FOR TOLEDO EMPLOYEES. Except (with respect solely to Toledo Wage Employees) to the extent otherwise agreed by the union representing the Toledo Wage Employees, consistent with applicable Law, from and after the Conversion Date, Buyer shall treat all service by Toledo Wage Employees and Toledo Salaried Employees with Sellers and their respective predecessors prior to the Conversion Date for all purposes (including determination of seniority) as service with Buyer (except, with respect solely to the Toledo Salaried Employees, for purposes of benefit accrual under defined benefit pension plans or to the extent such treatment would result in duplicative accrual on or after the Conversion Date of benefits for the same period of service), and, with respect to any medical or dental plan in which the Toledo Employees participate after the Conversion Date, Buyer shall waive or cause to be waived any pre-existing condition exclusions and actively-at-work requirements (PROVIDED, HOWEVER, that no such waiver shall apply to a pre-existing condition of any Toledo Employee who was, as of the Conversion Date, excluded from participation in a comparable employee benefit plan of either Seller due to a pre-existing condition), and shall provide that any covered expenses incurred on or before the Conversion Date during the plan year of the applicable Seller plan in which the Conversion Date occurs by a Toledo Employee or a Toledo Employee's covered dependent shall be taken into account after the Conversion Date for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions, as well as such employee's annual benefit limits, if any (until the first anniversary of the commencement of the plan year of the applicable Seller plan in which the Conversion Date occurs), to the same extent that such expenses are taken into account for the benefit of similarly situated employees of Buyer and subsidiaries of Buyer.

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                  (f)      LIABILITY IN RESPECT OF OFFERS OF EMPLOYMENT.
Buyer shall be liable for and shall indemnify Seller for any claims made by Business Employees in connection with any actions taken by Buyer pursuant to the first sentence of Section 5.8(a) that (i) relate to claims of unlawful interviewing or information gathering practices with respect to Business Employees, or unlawful discrimination with respect to the Business Employees offered employment (or denied offers of employment) with Buyer, or (ii) result in any liability under the WARN Act (unless such WARN Act liability arises solely as a result of Buyer's failure to extend any offer of employment to 50 or more Toledo Employees).

                  (g)      DEFINED CONTRIBUTION PLANS.

                           (i) Except (with respect solely to Toledo Wage Employees) to the extent otherwise agreed by the union representing the Toledo Wage Employees consistent with applicable Law, as of the Conversion Date, Buyer shall have established or designated a defined contribution plan for the benefit of Toledo Wage Employees and Toledo Salaried Employees who become employed by Buyer as of the Conversion Date or thereafter, and Buyer shall take all necessary action, if any, to qualify such plan under the applicable provisions of the Code, and to make any and all filings and submissions to the appropriate Governmental Entities required to be made by it in connection with such establishment or designation. As soon as practicable following the Closing Date, Buyer shall establish or designate a defined contribution plan for the benefit of the Closing Date Employees who become employed by Buyer as of the Closing Date or thereafter, and Buyer shall take all necessary action, if any, to qualify such plan under the applicable provisions of the Code, and to make any and all filings and submissions to the appropriate Governmental Entities required to be made by it in connection with such establishment or designation.

                           (ii) Except (with respect solely to Toledo Wage Employees) to the extent otherwise agreed by the union representing the Toledo Wage Employees consistent with applicable Law, Buyer shall cause the appropriate defined contribution plan described in Section 6.3(g)(i) (the "Buyer DC Plan") to accept, as of the Closing Date (for Closing Date Employees) and as of the Conversion Date (for Toledo Employees), all direct or indirect rollovers by Closing Date Employees employed by Buyer as of the Closing Date and all direct or indirect rollovers by Toledo Employees employed by Buyer as of the Conversion Date, of such employees' eligible rollover distributions from Sellers' defined contribution plans; PROVIDED, that such employees have elected to make such rollovers and meet all requirements of Sellers and the Code with respect to such rollovers. In the event that a Business Employee with an outstanding loan from a Seller defined contribution plan elects a direct rollover (within the meaning of Section 401(a)(31) of the Code) of his or her eligible rollover distribution to the Buyer DC Plan, the portion of the Business

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                                    Employee's eligible rollover distribution
                                    represented by the outstanding loan shall be rolled over to the Buyer DC Plan; PROVIDED, HOWEVER, that in the event that Buyer does not offer the Buyer DC Plan to the Toledo Wage Employees it employs after the Conversion Date, Buyer shall enable any Toledo Wage Employee in its employ to make payments with respect to any outstanding loan such employee retains under a Seller defined contribution plan through the use of regular payroll deductions that would be transferred to the appropriate Seller. Buyer and each Seller shall each bear their own expenses in connection with such rollovers.

                  (h) DEFINED BENEFIT PLANS. As of the Conversion Date, Buyer shall have established or designated a defined benefit plan for the benefit of Toledo Salaried Employees who become employed by Buyer as of the Conversion Date or thereafter, and Buyer shall take all necessary action, if any, to qualify such plan under the applicable provisions of the Code, and to make any and all filings and submissions to the appropriate Governmental Entities required to be made by it in connection with such establishment or designation. As soon as practicable following the Closing Date, Buyer shall establish or designate a defined benefit plan for the benefit of the Closing Date Employees who become employed by Buyer as of the Closing Date or thereafter, and Buyer shall take all necessary action, if any, to qualify such plan under the applicable provisions of the Code, and to make any and all filings and submissions to the appropriate Governmental Entities required to be made by it in connection with such establishment or designation.

                  (i) ACCRUED PAID TIME OFF. Buyer shall use any funds wire transferred to it in respect of Accrued Paid Time Off for Toledo Employees pursuant to Section 5.8(c) to cover expenses relating to Accrued Paid Time Off for Toledo Employees who become employed by Buyer as of the Conversion Date. Buyer shall use any credit against the Purchase Price provided to Buyer in respect of Accrued Paid Time Off for Closing Date Employees pursuant to Section 5.8(c) to cover expenses relating to Accrued Paid Time Off for Closing Date Employees who become employed by Buyer as of the Closing Date.

                                    ARTICLE 7

                         MUTUAL COVENANTS OF THE PARTIES

         Each Seller and Buyer covenants and agrees as follows:

         7.1      COOPERATION AND TRANSITION SERVICES.

                  (a) (i) As more fully described in Section 7.1(a)(ii), each of the parties will give any notices to, make any filings with, and use its respective reasonable best efforts to obtain any authorizations, consents and approvals of Government Entities in connection with the transactions contemplated by this Agreement.

                      (ii) The parties hereto will assist and cooperate with one another to effect promptly all necessary filings and to obtain all necessary permits, consents, approvals,

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orders and authorizations of, or any exemptions by, all third parties and
Governmental Entities necessary to consummate the purchase and sale of the Assets, the Other Assets and the Toledo Plant Assets and the other transactions contemplated by this Agreement and the Collateral Agreements. Each of the Sellers and Buyer, including each of its affiliates, shall as promptly as practicable use its reasonable best efforts to prepare and furnish all necessary information and documentation (including furnishing all information requested by any Governmental Entities, including information that may be required by the HSR Act) and otherwise to do whatever is necessary, proper or advisable to assist and cooperate with each other in obtaining necessary consents, approvals or orders of all Governmental Entities necessary to consummate the purchase and sale of the Assets, the Other Assets and the Toledo Plant Assets and the other transactions contemplated by this Agreement and the Collateral Agreements. Each of the Sellers and Buyer shall keep the other apprised of the status of any inquiries made of it by the FTC or any other Governmental Entities, including their respective staffs, with respect to this Agreement (or any part hereof) and the transactions contemplated by this Agreement and the Collateral Agreements and, to the extent possible, communicate with each other in advance of any communications or correspondence with the FTC. Without limiting the generality of the undertakings pursuant to this Section 7.1(a)(ii), each of the Sellers and Buyer agrees to assist and cooperate with the other party if the other party contests and resists any action seeking to have imposed any order, decree, judgment, injunction, ruling or other order (whether temporary, preliminary or permanent) that would materially delay, restrain, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement and the Collateral Agreements.

                  (b) In addition to the specific obligations created by the Collateral Agreements, to the extent consistent with applicable Law, Buyer and Sellers shall reasonably cooperate with each other and shall cause their officers, employees, agents and representatives to reasonably cooperate with each other for the periods contemplated by the Co-Pack Agreement and the Transition Services Agreement to ensure the orderly transition of the Business, the Assets and the Assumed Liabilities to Buyer, to minimize the disruption to the respective businesses of the parties hereto (including the parties' relationships with customers and suppliers) resulting from the transactions contemplated hereby and, in connection with Buyer's efforts to obtain the financing contemplated by the Financing Commitment, to reasonably cooperate with each other, and to cause their officers, employees, agents and representatives to reasonably cooperate with each other, and to make disclosures required by Law related thereto. Except as otherwise provided in this Agreement, Buyer, on the one hand, and Sellers, on the other hand, shall reimburse the other for reasonable out-of-pocket costs and expenses incurred at the request of the other party in assisting the other pursuant to this
Section 7.1(b).

         7.2 PUBLICITY. Sellers and Buyer agree that, from the date of the Original Asset Purchase Agreement through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued by a party without the prior written consent of the other parties (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law or any United States or foreign securities exchange, in which case advance notice and an opportunity to comment on the proposed release or other announcement shall be given to the other party, to the extent reasonably practicable. Sellers and Buyer agree to keep the terms of this Agreement and the Collateral Agreements confidential, except to the extent required by applicable Law and except that the parties may disclose such

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terms to their respective accountants and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to keep the terms of this Agreement and the Collateral Agreements confidential) and to the FTC and other antitrust regulatory agencies.

         7.3      TAX MATTERS.

                  (a) TRANSFER TAXES. Sellers shall pay transfer Taxes imposed as a result of the sale and transfer of the Toledo Plant (but only such transfer Taxes to the extent based on a fair market value of the Toledo Plant equal to or less than the Toledo Plant Purchase Price), as contemplated hereby, and Buyer shall pay all other sales, use, value-added, business, goods and services, transfer, documentary, conveyancing or similar Taxes or expenses and all recording fees that may be imposed as a result of the sale and transfer of the Assets, the Other Assets, the Toledo Plant Assets (including any transfer Taxes to the extent based on a fair market value of the Toledo Plant in excess of the Toledo Plant Purchase Price) or the Special Inventory, or any other assets, property, franchise, service or business to be, directly or indirectly, acquired by, or provided to, Buyer or any of its Affiliates under this Agreement or any of the Collateral Agreements (including any stamp duty or other Tax chargeable in respect of any instrument transferring property and any Taxes (other than income Taxes) payable in connection with the sale and transfer of the Intellectual Property), together with any and all penalties, interest and additions to Tax with respect thereto ("Transfer Taxes"), and Sellers and Buyer shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of such Tax Laws.

                  (b) COOPERATION. Buyer and Sellers shall, and shall cause their respective subsidiaries and Affiliates to, cooperate with respect to Tax matters. Buyer and Sellers shall provide one another with such information as is reasonably requested in order to enable the requesting party to complete and file all Returns which it may be required to file with respect to the Business, the Assets, each Other Business, the Special Inventory, the Other Assets, and Windmill or to respond to audits, inquiries or other proceedings by any Taxing Authority and otherwise to satisfy Tax requirements. Such cooperation shall further include (i) provision of powers of attorney to Sellers (or their designees) relating to Tax matters to satisfy Sellers' obligations under Section
7.3 and Article 9 of this Agreement, (ii) promptly forwarding copies of appropriate notices, forms or other communications received from or sent to any Taxing Authority, and (iii) promptly providing reasonably requested copies of all relevant Returns together with accompanying schedules and related workpapers, documents relating to rulings, audits or other determinations by any Taxing Authority and records concerning the ownership and tax basis of property, in each case only to the extent such materials relate to the Business, the Assets, each Other Business, the Special Inventory, the Other Assets, or Windmill.

                  (c) FILING RESPONSIBILITY. Sellers shall prepare and file or shall cause Windmill, as the case may be, to prepare and file, (i) all Returns with respect to Taxes attributable to the Assets, the Business, each Other Business, the Special Inventory or the Other Assets, or of Windmill, required to be filed (taking into account extensions therefor) prior to the Closing Date and (ii) all Returns in respect of any Transfer Taxes owing as a result of the sale and transfer of the Toledo Plant as contemplated hereby. Sellers shall prepare and file, or shall cause to be prepared and filed, any consolidated, combined or unitary Return that includes

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Sellers or any of their Affiliates (and any Return that relates in whole or in part to Taxes (or Tax items) described in clause (2) or (3) of the definition of Excluded Taxes). To the extent that any such Tax Returns filed by Sellers after the Closing Date pertain to Windmill, they shall be prepared in accordance with past practice (unless contrary position is required by Law). Buyer shall file or cause to be filed all Returns attributable to the Assets, the Business, each Other Business, the Special Inventory or the Other Assets, or of Windmill, for which Sellers do not have filing responsibility pursuant to this Section 7.3(c); PROVIDED, HOWEVER, that in the case of any Returns required to be filed after the Closing Date for which Buyer has filing responsibility pursuant to this Section 7.3(c) and for which Sellers could have liability under this Agreement (including any Return for Property Taxes attributable to the Equipment for any Tax period or portion thereof ending on or prior to the Conversion Date and any Straddle Period Tax Return of Windmill, in each case, for which Buyer has filing responsibility pursuant to this Section 7.3(c)), Buyer (i) shall prepare all such Returns in accordance with past practice (unless contrary position is required by Law),
(ii) shall provide Sellers with a draft of Buyer's proposed Return at least 30 days prior to the due date (including extensions) for Sellers' review, and
(iii) shall revise such Return prior to filing (and file the Return as so revised) to reflect any good faith comments of Sellers given to Buyer within 15 days of Sellers' receipt of the draft Return (PROVIDED, HOWEVER, that to the extent that Buyer does not agree with Sellers' comments, the parties shall endeavor in good faith to resolve such disagreement and, failing that, a neutral CPA firm mutually selected by Sellers and Buyer shall resolve the disagreement prior to the due date, including extensions, and the Return shall be filed in the manner determined by such CPA firm). Buyer shall discharge all Tax liabilities shown on Returns that Buyer is required to file pursuant to this Section 7.3(c); PROVIDED, HOWEVER, that no later than one
(1) Business Day prior to the filing of any such Return, the Sellers shall pay to the Buyer an amount equal to the amount of Taxes shown due on such Return for which Sellers are responsible with respect to such Return less any estimated Taxes paid for such Taxes prior to the Closing Date.

                  (d) TIMING DIFFERENCES. If as the result of any adjustment to an Excluded Tax made in an audit or other Tax proceeding, the Sellers are required to make an additional Tax payment (either directly to a Taxing Authority or as an indemnity payment under Section 9.2 of this Agreement), or suffer a reduction in any refund or credit, and, due to such Tax payment (or reduction in refund or credit, or adjustment giving rise to such payment or reduction in such refund or credit), the Buyer or Windmill or any of their Affiliates obtains a Tax benefit, the Buyer shall pay to the Sellers an amount equal to the actual Tax benefit so derived. The amount of any such Tax benefit shall be equal to the amount of the actual reduction in Taxes (or increase in refund or credit) reflected on any Return of the Buyer or Windmill or any of their Affiliates (net of any resulting increases in Taxes borne by Buyer on any such other filed Return) for such period (or any earlier period) as compared to the amount that would have been reflected on such Return in the absence of the additional Tax payment by (or reduction in refund or credit of) Sellers. Any adjustment not resulting in a Tax benefit to the period to which it relates or any earlier period shall be carried forward to succeeding taxable years until used to the extent permitted by Law. All payments to Sellers pursuant to this Section 7.3(d) shall be made within 15 days after the filing of the applicable Return for the period in which the Tax benefit is realized by Buyer or Windmill and shall be accompanied by supporting calculations in a form reasonably acceptable to the Sellers documenting the Tax benefit to which the payment relates. If the Buyer or Windmill makes a payment to Sellers pursuant to this Section 7.3(d) and the actual Tax benefit (or portion thereof) is eventually not realized (or another Tax benefit of Buyer is not

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utilized because of the prior use of a Tax benefit for which payment has been made under this Section 7.3(d)), the Buyer shall promptly notify the Sellers (with documents reasonably acceptable to Sellers supporting the loss of Tax benefit) and, upon receipt of such notice, the Sellers shall promptly refund such payment (or allocable portion thereof) to the Buyer or Windmill
(PROVIDED that in no case shall Sellers, in respect of any payment a refund of which is sought under this sentence, be required to refund an amount in excess of such payment previously received by Sellers from Buyer).

                  (e) REFUNDS. (i) Sellers shall be entitled to any refunds or credits of or against any Excluded Taxes (plus any interest received with respect thereto) and Buyer shall file, or cause to be filed, any claims for such refunds or credits reasonably requested by Sellers; (ii) except to the extent set forth in Section 7.3(d) or 7.3(e)(i) above, Buyer shall be entitled to any refunds or credits of Taxes attributable to the Business, the Assets, each Other Business, the Special Inventory, the Other Assets, or of Windmill (plus any interest received with respect thereto); (iii) Buyer shall promptly forward to Sellers or reimburse Sellers for any refund or credits due Sellers (pursuant to the terms of this Article 7) after receipt thereof, and Sellers shall promptly forward to Buyer or reimburse Buyer for any refunds or credits due Buyer (pursuant to the terms of this Article 7) after receipt thereof; (iv) refunds or credits for a Straddle Period shall be allocated in the manner set forth in the definition of "Excluded Taxes"; (v) the Buyer and Windmill shall prepare and timely file an irrevocable election under Treasury Regulation section 1.1502-21(b)(3)(ii)(B) for Buyer's consolidated group to relinquish all consolidated net operating losses allocable to Windmill for that portion of the loss carryback period during which Windmill was a member of a Seller's consolidated group; and (vi) Buyer shall not elect to carry back any item of loss, deduction or credit of Buyer, Windmill or any of their Affiliates which arises in any Tax period or portion thereof ending after the Closing Date into any Tax period or portion thereof ending on or before the Closing Date.

                  (f) TAX-SHARING AGREEMENTS. Any tax-sharing agreement or similar arrangement between Sellers, on the one hand, and Windmill, on the other hand, shall be terminated with respect to Windmill prior to the Closing.

         7.4 ACCESS TO INFORMATION. After the Closing, or with respect to information relating to the Toledo Plant, after the Toledo Plant Closing, upon reasonable notice, and subject to Sections 5.6 and 6.1, Buyer and Sellers agree to furnish or cause to be furnished to each other and their representatives, employees, counsel and accountants access, during normal business hours, to such information (including records pertinent to the Business, the Pet Milk Business and the Toledo Plant) and assistance relating to the Business, the Pet Milk Business and the Toledo Plant as are reasonably necessary for financial reporting and accounting matters or verifying such party's obligations hereunder, the preparation and filing of any Tax returns, reports or forms or the defense of any Tax Claim or assessment or other claim; PROVIDED, HOWEVER, that such access and assistance do not unreasonably disrupt the normal operations of Buyer or Sellers.

         7.5 BULK SALES WAIVER. Buyer and Sellers hereby waive compliance with the terms and conditions of any applicable bulk sales Law or similar Laws that may be applicable to the sale or transfer of the Assets or the Other Assets.

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         7.6 EXPENSES. Except as contemplated by that certain letter agreement dated December 17, 2000 by and among Sellers and Buyer, or as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated, except that Sellers shall pay the cost of obtaining a survey of the Toledo Plant site and customary title insurance, with commercially reasonable and customary endorsements, with respect to title of the Toledo Plant.

         7.7 FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each of the parties hereto will use all reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to satisfy all conditions to, and to consummate, the transactions contemplated by this Agreement and the Collateral Agreements and to carry out the purposes hereof, including causing any Subsidiaries of such party to execute the Collateral Agreements, as applicable, and to carry out the purposes thereof; PROVIDED that notwithstanding anything to the contrary stated in this Agreement, no party hereto shall be required to pay any consideration for any third-party consent or waiver. Buyer agrees to use its reasonable best efforts to satisfy, or cause to be satisfied, all conditions set forth in the Financing Commitment and to consummate the financing thereunder.

         7.8 COLLATERAL AGREEMENTS. At the Closing or the Toledo Plant Closing, as applicable, each Seller, as applicable, and Buyer shall execute and deliver
(i) the Trademark License Agreements, (ii) the Omnibus Patent Assignment, (iii) the Pillsbury Omnibus Trademark Assignment, the General Mills Omnibus Trademark Assignment, the Pet, Inc. Omnibus Trademark Assignment, and the Guinness Omnibus Trademark Assignment, (iv) the Retail Patent and Technology License Agreement,
(v) the Foodservice Patent and Technology License Agreement, (vi) the Transition Services Agreement, (vii) the Co-Pack Agreement, (viii) a limited warranty deed for the real property portions of the Toledo Plant, (ix) the Martha White Trademark License Agreement and the Hungry Jack Trademark License Agreement and the Grant Back Patent and Technology License Agreement, (x) the Conversion Plan Agreement, and (xi) the General Mills Guaranty (collectively, the "Collateral Agreements").

         7.9 SHARED SERVICES. Buyer and Sellers shall cooperate reasonably with respect to the services and arrangements contemplated by the Transition Services Agreement, the Co-Pack Agreement and the other Collateral Agreements and other shared services and arrangements with the intent of ensuring that, as of the Closing Date, and taking into account all such services and arrangements together with the purchase and sale of the Assets hereunder, Buyer will have the ability to continue to operate the Business on terms that are not, taken as a whole, materially less advantageous to Buyer than the terms on which the Business was conducted as of the date of the Original Asset Purchase Agreement.

         7.10 EMPLOYEE WELFARE BENEFITS. Sellers shall be solely responsible for: (a) claims for the type of benefits described in Section 3(1) of ERISA (whether or not covered by ERISA) ("Welfare Benefits") and for workers' compensation, in each case that are incurred by or with respect to any Business Employee prior to the date such employee becomes employed by the Buyer, PROVIDED, in the case of a disability or workers' compensation claim, the Buyer shall have the right to enforce this provision against the Sellers only with respect to such a claim that is actually filed on or before (x) with respect to Closing Date Employees, the first anniversary of

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the Closing Date, and (y) with respect to Toledo Employees, the first anniversary of the Conversion Date (or, in the case of a claim for a disability benefits under the General Mills Toledo Plan, the date of the DB Transfer); (b) claims relating to COBRA Coverage attributable to "qualifying events" with respect to any Business Employee and his or her beneficiaries and dependents that occur before the date such Business Employee becomes employed by Buyer; and (c) claims for Welfare Benefits and for workers' compensation, in each case that are incurred by or with respect to any Business Employee who does not become employed by Buyer, whether incurred before, on or after the Closing Date (in the case of the Closing Date Employees) or the Conversion Date (in the case of the Toledo Employees). Buyer shall be solely responsible for: (a) claims for Welfare Benefits and for workers' compensation, in each case that are incurred by or with respect to Business Employees from and after the date they become employees of Buyer; and (b) claims relating to COBRA Coverage attributable to "qualifying events" with respect to Business Employees who become employees of Buyer, and their beneficiaries and dependents, that occur after such employees become employees of Buyer. For purposes of the foregoing, a disability or workers' compensation claim shall be considered incurred at the time the injury or condition giving rise to the claim occurs, and a medical/dental claim shall be considered incurred when the services are rendered or the supplies are provided, and not when the condition arose; PROVIDED that claims relating to a hospital confinement that begins before the date a Business Employee becomes employed by Buyer shall be deemed to have occurred before such employee became employed by Buyer.

         7.11 TOLEDO DEFINED BENEFIT PLAN TRANSFER OF ASSETS AND LIABILITIES. With respect to Toledo Wage Employees who become employees of Buyer as of the Conversion Date, General Mills shall cause a transfer of assets and liabilities (the "DB Transfer") to be made from the trust under the General Mills Toledo Plan to the trust under the Multifoods Plan, as soon as reasonably practicable after the Conversion Date and following the later of (a) the earlier of delivery to General Mills of a favorable determination letter from the Internal Revenue Service, or an opinion of counsel or indemnity, reasonably satisfactory to General Mills relating to the qualified status of the Multifoods Plan (as amended to the date of transfer), or (b) the delivery to Buyer of a favorable determination letter from the Internal Revenue Service, or an opinion of counsel or indemnity, reasonably satisfactory to Buyer relating to the qualified status of the General Mills Toledo Plan (as amended to the date of transfer). Subject to section 414(l) of the Code, the fair market value of the assets to be transferred in the DB Transfer shall equal the present value as of the Conversion Date of the accumulated benefit obligations of the Toledo Wage Employees who become employees of Buyer as of the Conversion Date, less the amount of any payments made from the General Mills Toledo Plan with respect to such employees following the Conversion Date and prior to the date of transfer, with such present value to be determined using assumptions consistent with those used to determine the pension expense for the current year, except for the discount rate. The discount rate will be determined using the Merrill Lynch 10 year plus high quality corporate bond index on the Conversion Date. Buyer shall cause the Multifoods Plan to accept the assets transferred in the DB Transfer and to assume the liability for all benefits accrued by such Toledo Wage Employees under the General Mills Toledo Plan as of the Conversion Date. The calculations shall be performed by the actuary for the General Mills Toledo Plan with review by the actuary for the Multifoods Plan. If the actuaries disagree, a third independent actuary shall be engaged (with the costs shared equally by the Sellers and Buyer), and the determination of such third independent actuary shall be binding. The DB Transfer shall not take place prior to the 31st day following the filing of all Internal

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Revenue Service Forms 5310 required in connection therewith. General Mills and
Buyer shall use best efforts to expedite the DB Transfer, including promptly providing or filing any documents, forms, or other information necessary to effectuate the DB Transfer, and communicating and cooperating as necessary to expedite the DB Transfer. Notwithstanding anything to the contrary in this
Section 7.11, in the event that the union representing the Toledo Wage Employees agrees, pursuant to Section 6.3(e), that such employees shall not participate in a defined benefit plan of Buyer following the Conversion Date, the DB Transfer shall not occur.

         7.12     OTHER BUSINESSES.

                  (a) On the Closing Date, General Mills shall sell, convey, transfer and assign to Buyer, or cause its applicable Subsidiaries to sell, convey, transfer and assign to Buyer, (i) the Other Assets and (ii) the Other Business Inventory, as contemplated by Section 7.13. Following the Closing Date, Buyer shall assume all responsibility for the operation of each Other Business, as applicable, except as otherwise expressly provided herein. Notwithstanding anything to the contrary herein, it is agreed and understood that any Other Asset, Other Business Inventory or any other asset relating to each Other Business that, pursuant to this Agreement will be transferred to Buyer, shall be transferred on the Closing Date.

                  (b) Prior to, on or after the Closing Date, Buyer shall not assume, or in any way be liable for the payment, performance or discharge of, any liabilities, obligations or commitments of Sellers or any of their Affiliates for manufacturer's coupons issued prior to, or by either Seller on, the Closing Date and relating to Other Products with respect to each Other Business.

                  (c) On the Closing Date, Buyer shall assume pursuant to a written instrument reasonably satisfactory to Buyer and Sellers and shall pay, perform and discharge when due all liabilities and obligations for trade promotions arising from (i) trade promotion activities or events primarily related to each Other Business that are committed to after the Closing Date and occur at any time following the Closing Date or (ii) trade promotion activities or events primarily related to each Other Business that occur following the Closing Date and that were committed to before the Closing Date, except to the extent any such single activity or promotion was not disclosed to Buyer by Sellers and the liability and obligation per customer buying group related to such activity or promotion exceeds $100,000 unless such activity or promotion was committed to by Sellers in the ordinary course consistent with past practice.

                  (d) After the Closing Date, Buyer shall pay, perform and discharge when due (i) all obligations, liabilities and commitments of each Seller in respect of any and all Other Products shipped by Buyer or in respect of the operation of each Other Business by Buyer at any time after the Closing Date except where such Other Products constituted finished products as of the Closing Date and such liabilities, obligations or commitments of Sellers constituted product liabilities or recall liabilities, unless (and to the extent that) the liabilities, obligations or commitments were caused by Buyer's negligence in the storage or transportation of such Other Products after the Closing Date or Buyer's failure after the Closing Date to employ quality control standards of at least the standards employed by Sellers prior to the Closing Date, (ii) all refund and replacement obligations relating to Other Products shipped after the Closing Date,

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and (iii) all liabilities and obligations for customer deductions attributable to invoices issued by Buyer with respect to Other Products shipped after the Closing Date.

         7.13     OTHER BUSINESS INVENTORY.

                  (a) On the Closing Date, General Mills shall sell, convey, transfer and assign to Buyer, or cause its Affiliates to sell, convey, transfer and assign to Buyer, the Other Business Inventory with respect to each Other Business, except for an amount of such inventory with respect to such Other Business necessary for General Mills to fill purchase orders with respect to each such Other Business existing as of the Closing Date, which inventory Buyer hereby permits General Mills to retain in order to fill such orders and which inventory shall not be deemed to be Other Business Inventory for purposes of this Agreement. Within thirty (30) days following the Closing Date, General Mills shall prepare and deliver to Buyer a statement setting forth the type and value of the Other Business Inventory, as of the Closing Date, transferred and assigned to Buyer on the Closing Date, which statement shall be derived from a physical taking of such Other Business Inventory as of the Closing Date and shall be prepared in a manner consistent with the Inventory Standards (the "Other Business Inventory Statement"). Buyer and its representatives shall have such opportunity as Buyer reasonably deems appropriate to observe the taking and reconciliation of such Other Business Inventory (which may begin prior to the Closing Date) in connection with the preparation of the Other Business Inventory Statement. Buyer shall provide General Mills and its accountants full access to the books and records, to any other information, including work papers of its accountants, and to any employees of Buyer, in each case as may be reasonably necessary for General Mills to prepare the Other Business Inventory Statement, to respond to Buyer's Other Business Objection (as defined herein) and to prepare materials for presentation to the CPA Firm in connection with the matters contemplated by Section 7.13(c).

                  (b) Buyer shall, within thirty (30) days after the delivery by General Mills of the Other Business Inventory Statement, complete its review thereof. After delivery of the Other Business Inventory Statement, General Mills shall provide Buyer and its accountants full access to all books and records, to any other information, including working papers of its accountants, and to any employees of Sellers, in each case used in the preparation of the Other Business Inventory Statement or as may otherwise be reasonably necessary for Buyer to prepare the Buyer's Other Business Objection and to prepare materials for presentation to the CPA Firm in connection with the matters contemplated by Section 7.13(c). The Other Business Inventory Statement shall be binding and conclusive upon, and deemed accepted by, Buyer unless Buyer shall have notified General Mills in writing within thirty (30) days after delivery of the Other Business Inventory Statement of any objection thereto ("Buyer's Other Business Objection"). Buyer's Other Business Objection shall set forth a description of the basis of the Buyer's Other Business Objection and the adjustments to the value of Other Business Inventory reflected on the Other Business Inventory Statement that Buyer believes should be made. Any items not disputed during the foregoing thirty (30) day period shall be deemed to have been accepted by Buyer.

                  (c) If General Mills and Buyer are unable to resolve all of their disputes with respect to the Other Business Inventory Statement within thirty (30) days following General Mills' receipt of the Buyer's Other Business Objection to the Other Business Inventory

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Statement pursuant to Section 7.13(b), they shall refer their remaining differences to the CPA Firm for decision, which decision shall be made consistent with the Inventory Standards within forty-five (45) days and shall be final and binding on the parties, PROVIDED that the CPA Firm's determination as to any item set forth in Buyer's Other Business Objection shall not be more beneficial to General Mills than the determination of that item by General Mills in the Other Business Inventory Statement or more beneficial to Buyer than the determination of that item in Buyer's Other Business Objection. Any expenses relating to the engagement of the CPA Firm shall be shared equally by General Mills, on the one hand, and Buyer, on the other hand. General Mills and Buyer shall each bear the fees of their respective auditors incurred in connection with the determination and review of the Other Business Inventory Statement.

                  (d) The Other Business Inventory Statement shall become final and binding on the parties upon the earliest of (i) if no Buyer's Other Business Objection has been given, the expiration of the period within which Buyer must make its objection pursuant to Section 7.13(b) hereof, (ii) agreement in writing by General Mills and Buyer that the Other Business Inventory Statement, together with any modifications thereto agreed to by General Mills and Buyer, shall be final and binding and (iii) the date on which the CPA Firm shall issue its written determination with respect to any dispute relating to the Other Business Inventory Statement. The Other Business Inventory Statement, as submitted by General Mills if no timely Buyer's Other Business Objection has been given or as adjusted pursuant to any agreement between the parties or as determined pursuant to the decision of the CPA Firm, when final and binding on all parties, is herein referred to as the "Final Other Business Inventory Statement."

                  (e) Within ten (10) Business Days following issuance of the Final Other Business Inventory Statement, the payment payable pursuant to this Section 7.13(e) (the "Other Business Payment") and interest thereon shall be paid by Buyer to General Mills by wire transfer of immediately available funds to a bank account or bank accounts designated in writing by General Mills. The Other Business Payment shall be equal to the value of the Other Business Inventory as reflected on the Final Other Business Inventory Statement. The Other Business Payment shall bear interest from the Closing Date to the date of payment at the Closing Date Interest Rate, which interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed and such interest shall be paid on the same date and in the same manner as such Other Business Payment.

         7.14 MANUFACTURER CODES. If after the Closing Date, General Mills requests in writing that Buyer use reasonable best efforts to change the portion of universal product codes constituting manufacturer codes with respect to the Business and each Other Business, Buyer shall use such reasonable best efforts to change such manufacturer codes. To the extent Buyer incurs any direct, reasonable documented out-of-pocket costs as a result of the change in such manufacturer codes (including new or additional slotting allowances or similar charges), Buyer shall be liable for the first $300,000 of such costs and General Mills shall be liable for any amount in excess thereof.

         7.15 CO-PACKING; MARKETING. (a) Notwithstanding anything to the contrary herein or in any Collateral Agreement, as reasonably promptly as practicable prior to the Closing, General Mills shall enter into a co-packing agreement (the "Third-Party Co-Pack Agreement") with a third-party co-packer (the "Third Party Co-Packer") to perform General Mills' obligations under

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the Co-Pack Agreement to the extent such obligations relate to co-packing products at the Tennessee Plant; PROVIDED, that Buyer shall be a third-party beneficiary of the Third-Party Co-Pack Agreement; PROVIDED, HOWEVER, that General Mills shall in all events be responsible for ensuring that, directly or indirectly, all of General Mills' obligations under the Co-Pack Agreement, including General Mills' obligations under the Co-Pack Agreement to the extent such obligations relate to co-packing products at the Tennessee Plant, are performed pursuant to the terms and upon the conditions set forth in the Co-Pack Agreement.

                  (b) As reasonably promptly as practicable following the Closing, General Mills shall provide links on the Pillsbury website (or other website maintained by General Mills and relating to Pillsbury to the extent General Mills discontinues the Pillsbury website) to Buyer's website for so long as and to the extent that General Mills maintains such Pillsbury website or other website relating to Pillsbury, PROVIDED that Buyer pay General Mills any incremental direct cost associated with establishing and maintaining such link and that Buyer may provide General Mills with written notice of Buyer's decision that General Mills terminate such link to Buyer's website. Upon receipt of such notice, General Mills shall terminate such link as promptly as practicable

         7.16 ESCROW FUND. The parties acknowledge that each of General Mills and Diageo has agreed at Closing to deliver to the Trustee, reporting to the FTC, $5,000,000 ($10,000,000 in the aggregate) in cash to be held by the Trustee pursuant to an escrow agreement between the Trustee, General Mills, Diageo and Buyer (the "Escrow Agreement"). The Escrow Agreement shall provide that the Trustee shall deposit such funds into an interest-bearing account (the "Escrow Fund") to be used in a manner consistent with this Section 7.16. The Escrow Agreement shall provide that funds from the Escrow Fund (including earnings, but excluding costs of administration which shall be paid from the Escrow Fund) shall be made available to reimburse Buyer for the costs of either (i) Buyer's restructuring or anticipated restructuring of the composition of its selling organization in order to assume directly any part of the responsibilities currently performed by the sales force of Pillsbury or (ii) Buyer's need to finance changes in Buyer's operations of the businesses that Buyer is acquiring pursuant to this Agreement, which changes were unforeseen as of the Closing Date. Buyer shall (A) maintain records relating to and sufficient to identify all expenditures and costs and recipients of expenditures or anticipated expenditures and costs and recipients of expenditures related to Buyer's restructuring or anticipated restructuring of the composition of its selling organization as described in subpart (i) in the immediately preceding sentence or Buyer's need to finance changes in Buyer's operations of the businesses as described in subpart (ii) of the immediately preceding sentence and (B) make available such records upon request to the Trustee or to representatives of the FTC. To obtain release of funds from the Escrow Fund, Buyer shall make a written request to the Trustee, state the amount of funds requested, provide a description of how the expenditures and costs for which release of funds is sought were incurred or are anticipated to be incurred, and include an attestation that the release will not be inconsistent with the use of the Escrow Fund permitted by this Section 7.16. The Trustee shall have full authority to review the written request submitted by the Buyer, request any additional information that may be necessary to determine whether the conditions imposed in this Section 7.16 for release have been met, and report to the FTC; PROVIDED, HOWEVER, that no funds from the Escrow Fund shall be paid without approval by the Trustee. The Trustee shall (X) not disclose any information received from Buyer to General Mills or Diageo, (Y) maintain records of all

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information submitted by Buyer, and (Z) make available such records upon request to representatives of the FTC. Funds for reimbursement shall be made available from the Escrow Fund for a period of up to five years from the time the Escrow Fund is created at the end of which all funds remaining in the Escrow Fund shall be paid to and shared equally by General Mills and Diageo. The FTC may on its own initiative or at the request of the Trustee issue such additional orders or directions as may be necessary or appropriate to assure compliance with this Section 7.16.

         7.17 DUE DILIGENCE OUT. The parties agree that (A) during the period from the date hereof until the Closing, Sellers and Buyer shall cooperate to permit Buyer to conduct due diligence with respect to the Other Assets and the Other Businesses, (B) Buyer, in its sole discretion for any reason, shall have the right to provide written notice (the "Due Diligence Out Notice") to Sellers at any time prior to Closing that sets forth that Buyer has determined not to, and shall not, purchase the inventory and other assets relating to the Farmhouse Business, La Pina Business, Pet Milk Business, Red Band Business, and/or Softasilk Business (which Due Diligence Out Notice shall specify which of such businesses, if any, Buyer will purchase the inventory and other assets thereof (the "Wanted Other Business"), and which of such businesses, if any, Buyer will not purchase the inventory and other assets thereof (the "Unwanted Other Business")), and (C) that in the event that Buyer provides Sellers with the Due Diligence Out Notice then this Agreement and the Collateral Agreements shall hereby be deemed revised accordingly to delete all references and provisions relating to the purchase and sale of the inventory and other assets relating to such Unwanted Other Business and the assumption by Buyer of the liabilities related thereto to the extent provided herein.


                                    ARTICLE 8

                                     CLOSING


         8.1 CLOSING. The closing (the "Closing") of the purchase and sale of the Assets (other than the Toledo Plant Assets) and Other Assets and of the transactions contemplated by this Agreement (other than the purchase and sale of the Toledo Plant Assets) shall be held at the offices of Faegre & Benson LLP, 2200 Wells Fargo Center, 90 South Seventh Street, Minneapolis, Minnesota, as promptly as practicable following the satisfaction or waiver of the conditions to Closing set forth in Sections 8.2 and 8.3 (except for those conditions to be satisfied on the Closing Date), but no later than the second Business Day following occurrence of both (A) such satisfaction or waiver and (B) the later of (I) thirty days after the consummation of the Acquisition and (II) the expiration or early termination of the waiting period (and any extension thereof) under the HSR Act applicable to the purchase and sale of the Assets, the Other Assets and the Toledo Plant Assets and the other transactions contemplated by this Agreement and the Collateral Agreements, if not exempted under the HSR Act and applicable regulations, or on such other date, time and place as may be mutually agreed in writing by Sellers and Buyer. The date on which the Closing shall occur is herein referred to as the "Closing Date." The Closing shall not include the closing of the purchase and sale of the Toledo Plant, which shall occur at the Toledo Plant Closing on the Toledo Plant Closing Date, pursuant to Section 8.4. Buyer and Sellers shall also deliver, or cause to be delivered, as applicable, the following:

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                  (a)      At the Closing, Buyer shall deliver to Sellers (i) by
wire transfer to the bank account or bank accounts per the wire transfer instructions on SCHEDULE 8.1(a) hereto, immediately available funds in an aggregate amount equal to the Purchase Price (before giving effect to any adjustments pursuant to Sections 2.9(e) and 5.8(c)); (ii) appropriately executed instruments of assumption in form and substance reasonably satisfactory to Sellers and their counsel evidencing and effecting the assumption by Buyer of the Assumed Liabilities and such other documents as are specifically required by this Agreement (it being understood that such instruments shall not require
Buyer or any other Person to make any additional representations, warranties or covenants, express or implied, not contained in this Agreement); and (iii) the certificate required pursuant to Section 8.3(a)(iii).

                  (b) At the Closing, each Seller, as applicable, shall deliver and cause its applicable Subsidiaries to deliver to Buyer (i) appropriately executed instruments of sale, assignment, transfer and conveyance, in each case in form and substance reasonably satisfactory to Buyer and its counsel evidencing and effecting the sale and transfer to Buyer of the Assets (other than the Toledo Plant Assets) and Other Assets and such other documents as are specifically required by this Agreement (it being understood that such instruments shall not require either Sellers, their Subsidiaries or any other Person to make any additional representations, warranties or covenants, express or implied, not contained in this Agreement); (ii) the certificate required pursuant to Section 8.2(a)(iii); (iii) a Schedule of Accrued Paid Time Off for Business Employees who have been employed by Buyer at the Closing Date, to the extent practicable; and (iv) stock certificates representing the Stock, with appropriate properly signed stock powers suitable to transfer the Stock to Buyer, with stamps attached, if any.

                  (c) At the Closing, the Buyer and each Seller, as applicable shall deliver, and Sellers shall cause their applicable Subsidiaries to deliver, the executed Collateral Agreements, as applicable, to which they are parties.

                  (d) At the Closing, (i) each Seller shall deliver certificates of the Secretary or an Assistant Secretary of such Seller, dated the Closing Date, (A) as to the incumbency and signatures of the officers or representatives of such Seller executing this Agreement and the Collateral Agreements, as applicable, together with evidence of incumbency of such Secretary or Assistant Secretary, and (B) certifying attached resolutions of the Board of Directors of such Seller that authorize the execution, delivery and performance of this Agreement and the Collateral Agreements, and (ii) each Seller shall deliver a good standing certificate, dated no more than two (2) Business Days prior to the Closing, of such Seller.

                  (e) At the Closing, (i) Buyer shall deliver certificates of the Secretary or an Assistant Secretary of Buyer, dated the Closing Date, (A) as to the incumbency and signatures of the officers or representatives of Buyer executing this Agreement and the Collateral Agreements, together with evidence of incumbency of such Secretary or Assistant Secretary, and (B) certifying attached resolutions of the Board of Directors of Buyer that authorize the execution, delivery and performance of this Agreement and the Collateral Agreements, and (ii) Buyer shall deliver a good standing certificate, dated no more than two (2) Business Days prior to the Closing, of Buyer.

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                  (f)      General Mills on behalf of itself, and Pillsbury on
behalf of itself, shall deliver to Buyer a duly executed and acknowledged affidavit dated the Closing Date in form and substance reasonably acceptable to Buyer, certifying facts that would exempt the transactions contemplated hereby from the provisions of the Foreign Investors Real Property Tax Act.

         8.2 BUYER'S CONDITIONS TO CLOSING. The obligation of Buyer to purchase and pay for the Assets (other than the Toledo Plant Assets) and the Other Assets at the Closing and assume the Assumed Liabilities at the Closing, and to consummate the other transactions contemplated hereby, is subject to the satisfaction (or waiver by Buyer) as of the Closing of the following conditions:

                  (a) (i) each of the representations and warranties of Sellers contained in this Agreement shall be true and correct except for such failures to be true and correct (without giving effect to any Materiality Qualifiers) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect or prohibit or materially impair the ability of each Seller to consummate the transactions hereunder, in each case on and as of the Closing Date, as though made on and as of the Closing Date (unless and to the extent any such representation or warranty speaks specifically as of an earlier date, in which case, as of such earlier date); (ii) each Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by such Seller by the time of the Closing; and (iii) Sellers shall have delivered to Buyer a certificate dated the Closing Date and signed by a duly authorized officer of each Seller confirming the foregoing;

                  (b) no injunction or order, writ, decree or judgment of any Governmental Entity of competent jurisdiction shall be in effect as of the Closing that makes illegal, restrains or prohibits the purchase and sale of the Assets or the consummation of the other material transactions contemplated by this Agreement;

                  (c) each Seller or its Affiliates, as applicable, shall have executed and delivered to Buyer each of the Collateral Agreements, as applicable, and all other documents and instruments required to be delivered by such Seller to Buyer hereunder;

                  (d) since the date of this Agreement, there shall not have been any condition, circumstance, event or occurrence occurring or existing that, individually or in the aggregate, has resulted or would reasonably be expected to result in a Material Adverse Effect;

                  (e) the provisions of Section 7.9 shall have been implemented in such a manner that Buyer shall have the ability to continue to operate the Business on terms that are, taken as a whole, not materially less advantageous to Buyer than the terms on which the Business was conducted as of the date of the Original Asset Purchase Agreement;

                  (f) the proceeds of the financing contemplated by the Financing Commitment, or such lesser amount as may be necessary to consummate the transactions contemplated by this Agreement on the terms set forth herein and to provide Buyer with at least $75,000,000 of working capital and other post-Closing financing, shall be available to Buyer;

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                  (g)      other than the filing pursuant to the HSR Act, Buyer
shall have received all consents, licenses, authorizations, certificates and permits required by Governmental Entities to consummate the transactions contemplated by this Agreement, except for failures to receive such consents, licenses, authorizations, certificates and permits that, individually or in the aggregate, and taking into account the availability of the arrangements contemplated by the Transition Services Agreement, the Co-Pack Agreement and the other Collateral Agreements, would not reasonably be expected to have a Material Adverse Effect or prohibit or materially impair the ability of Buyer to consummate the transactions hereunder;

                  (h) the Acquisition shall have been consummated;

                  (i) General Mills, Diageo and the Trustee shall have executed and delivered to Buyer the Escrow Agreement;

                  (j) Buyer shall have received consents from, or modifications to or new agreements or arrangements with, the Persons identified in SCHEDULE 8.2(j) in such a manner that Buyer shall have the ability to continue to operate the Business on terms that are, taken as a whole, not materially less advantageous to Buyer than the terms on which the Business was conducted as of the date of the Original Asset Purchase Agreement, which modifications or new agreements, to the extent SCHEDULE 8.2(j) contemplates specific terms, shall be on substantially the terms contemplated by such Schedule;

                  (k) the Diageo Debt Guarantee Agreement shall have been executed by all necessary parties thereto and delivered to Buyer; and

                  (l) the waiting period (and any extension thereof) under the HSR Act applicable to the purchase and sale of the Assets, the Other Assets and the Toledo Plant Assets and the other transactions contemplated by this Agreement and the Collateral Agreements, if not exempted under the HSR Act and applicable regulations, shall have been terminated or shall have expired; and all other material consents of, or registrations, declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity legally required for the consummation of the purchase and sale of the Assets, the Other Assets and the Toledo Plant Assets and the other transactions contemplated by this Agreement and the Collateral Agreements shall have been obtained or filed or shall have occurred.

         8.3 SELLERS' CONDITIONS TO CLOSING. The obligation of each Seller to sell and deliver or cause to be sold and delivered the Assets (other than the Toledo Plant Assets) and the Other Assets at the Closing to Buyer, and to consummate the other transactions contemplated hereby, is subject to the satisfaction (or waiver by such Seller) as of the Closing of the following conditions:

                  (a) (i) each of the representations and warranties of Buyer contained in this Agreement shall be true and correct except for such failures to be true and correct (without giving effect to any Materiality Qualifiers) that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the financial condition of Buyer or the ability of Buyer to consummate the transactions hereunder, in each case on and as of the Closing Date, as though made on and as of the Closing Date (unless and to

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the extent any such representation or warranty speaks specifically as of an earlier date, in which case, as of such earlier date); (ii) Buyer shall have performed or complied in all material respects with the obligations and covenants required by this Agreement to be performed or complied with by Buyer by the time of the Closing; and (iii) Buyer shall have delivered to Sellers a certificate dated the Closing Date and signed by a duly authorized officer of Buyer confirming the foregoing;

                  (b) no injunction or order, writ, decree or judgment of any Governmental Entity of competent jurisdiction shall be in effect as of the Closing that makes illegal or restrains or prohibits the purchase and sale of the Assets or the consummation of the other transactions contemplated by this Agreement;

                  (c) Buyer shall have executed and delivered to Sellers each of the Collateral Agreements, as applicable, and all other documents and instruments required to be delivered by Buyer to such Seller hereunder;

                  (d) Buyer shall have delivered to Sellers properly executed resale exemption certificates containing the requisite tax registration numbers for the Inventory being transferred by Sellers pursuant to this Agreement;

                  (e) the Acquisition shall have been consummated;

                  (f) Buyer and the Trustee shall have executed and delivered to General Mills and Diageo the Escrow Agreement; and

                  (g) the waiting period (and any extension thereof) under the HSR Act applicable to the purchase and sale of the Assets, the Other Assets and the Toledo Plant Assets and the other transactions contemplated by this Agreement and the Collateral Agreements, if not exempted under the HSR Act and applicable regulations, shall have been terminated or shall have expired; and all other material consents of, or registrations, declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity legally required for the consummation of the purchase and sale of the Assets, the Other Assets and the Toledo Plant Assets and the other transactions contemplated by this Agreement and the Collateral Agreements shall have been obtained or filed or shall have occurred.

         8.4      TOLEDO PLANT CLOSING.

                  (a) The closing of the purchase and sale of the Toledo Plant Assets (the "Toledo Plant Closing") shall be held at the offices of Faegre & Benson LLP, 2200 Wells Fargo Center, 90 South Seventh Street, Minneapolis, Minnesota on the Conversion Date. The date on which the Toledo Plant Closing shall occur is referred to herein as the "Toledo Plant Closing Date." Notwithstanding any provision hereof to the contrary, the only conditions to the occurrence of the Toledo Plant Closing shall be that the Closing and the Conversion Date shall have occurred, and none of the conditions set forth in Sections 8.2 or 8.3 shall apply to or be conditions to the occurrence of the Toledo Plant Closing or shall have any force or effect after the Closing.

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                  (b) At the Toledo Plant Closing, (i) General Mills shall cause
General Mills Operations to deliver appropriately executed instruments of sale, assignment, transfer and conveyance (including a limited warranty deed; an affidavit of title; notices of transfer addressed to utility companies, parties to the Toledo Plant Assigned Contracts and the Toledo Plant Dividable Contracts and other applicable parties; a settlement statement summarizing the prorations described in Section 8.4(c) below; assignments of any assignable warranties relating to the roof or equipment which are a part of the Toledo Plant; and other customary transfer instruments in connection with the real property portions of the Toledo Plant) in each case in form and substance reasonably satisfactory to Buyer and Sellers and their respective counsel, evidencing and effecting the sale and transfer to Buyer of all of Sellers' and General Mills Operations' right, title and interest in and to the Toledo Plant Assets (other than Excluded Toledo Assets), it being understood that such instruments shall not require General Mills, its Subsidiaries or any other Person to make any additional representations, warranties or covenants, express or implied, not contained in this Agreement; (ii) Buyer shall deliver to General Mills by wire transfer to the bank account or bank accounts per the wire transfer instructions on SCHEDULE 8.1(a) hereto, immediately available funds in an aggregate amount equal to one-half of the Toledo Plant Purchase Price ($5,750,000); (iii) General Mills and Buyer shall deliver to one another certificates, evidence of authority and (in the case of General Mills) a FIRPTA affidavit substantially similar to those which were delivered at the Closing pursuant to subparts (d), (e) and (f) of Section 8.1, in form and substance reasonably acceptable to Buyer and General Mills, with respect to the purchase and sale of the Toledo Plant Assets; (iv) General Mills shall deliver to Buyer legal and actual possession of the Toledo Plant (subject, however to the lease described in Section 8.4(d), if applicable), including keys and any maintenance records and plans and specifications in Sellers' possession relating to the physical condition of the Toledo Plant (to the extent they do not include confidential information with respect to Sellers' cereal-related operations); and (v) General Mills shall deliver to Buyer evidence of General Mills' satisfaction of requirements 5 and 8 set forth in Schedule B-Section 1 of the Title Commitment. Buyer agrees irrevocably and unconditionally that on the 180th day after the Toledo Plant Closing Date, Buyer shall deliver to General Mills by wire transfer to the bank account or bank accounts per the wire transfer instructions on SCHEDULE 8.1(a) hereto, immediately available funds in an aggregate amount equal to $5,750,000, the balance of the Toledo Plant Purchase Price (the "Deferred Amount"). Buyer agrees that it shall pay such Deferred Amount in full, without deduction or offset, pursuant to the terms set forth in the immediately preceding sentence and that Buyer in no event shall refuse to pay such Deferred Amount in full on such 180th day or attempt to set off against the Deferred Amount any claims
Buyer may have against either Seller.

                  (c) The Toledo Plant Purchase Price shall be adjusted, upwards or downwards, to reflect the proration as of the Toledo Plant Closing Date, as between Sellers, on the one hand, and Buyer, on the other hand, of (i) utility charges and personal or real property Taxes relating to the Toledo Plant, with Sellers being responsible for all such charges and personal or real property Taxes applicable to the period prior to and including the Toledo Plant Closing Date and Buyer being responsible for all such charges and personal or real property Taxes applicable to the period after the Toledo Plant Closing Date and (ii) any special or other assessments levied or pending by any Governmental Entity prior to the Toledo Plant Closing Date with respect to the Toledo Plant, with Sellers being responsible for all such assessments regardless of whether payable prior to or after the Toledo Plant Closing Date. All such prorations referred to in clause (i) of the immediately preceding sentence shall be calculated on a

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per diem basis (based upon the actual number of calendar days in the applicable proration period) in the customary manner for commercial real estate transactions in the county in which the Toledo Plant is located. To the extent any such prorations are made based on estimates of actual charges or property Taxes, such prorations shall be adjusted as between the parties when the actual charges become known.

                  (d) General Mills and Buyer agree that if General Mills notifies Buyer in writing at least 30 days prior to the anticipated Toledo Plant Closing Date that General Mills elects to lease from Buyer the portions of the Toledo Plant currently used for cereal processing, production, packaging and material handling, then at the Toledo Plant Closing General Mills and Buyer shall enter into a lease on the terms set forth in the Toledo Plant Lease Term Sheet and other customary and commercially reasonable terms. Such notice shall specify the term of the lease (which term shall not exceed three months commencing upon the Toledo Plant Closing Date). In no event shall the premises under such lease include the warehousing space used in connection with cereal production at the Toledo Plant or the storage silos which are to be used by Buyer in its dry-mix production operations pursuant to the Conversion Plan (collectively, the "Warehouse Space"). The parties agree to negotiate such lease agreement in good faith and to resolve any disputes expeditiously prior to the Toledo Plant Closing Date.

                                    ARTICLE 9

                                 INDEMNIFICATION

         9.1 SURVIVAL. The representations and warranties of the parties hereto in this Agreement shall survive the execution and delivery hereof and the delivery of all of the documents executed in connection herewith and shall continue in full force and effect after the date hereof and after the Closing Date for a period of eighteen (18) months after the Closing Date, except that (x) the representations and warranties of Sellers pursuant to Sections 3.1(a), 3.2, 3.3(a), the last sentence of Section 3.3(b), Section 3.7, and Sections 3.19(b)(i), 3.19(b)(viii), 3.19(b)(ix), 3.19(b)(x), and of
Buyer pursuant to Sections 4.1(a) and 4.4 and claims based upon any party's fraudulent misrepresentations shall survive until the expiration of the relevant statute of limitations (including any extensions thereto) and (y) the other representations and warranties of Sellers pursuant to Section 3.19 and, to the extent related to the Toledo Plant Assigned Contracts and the Toledo Plant Dividable Contracts, pursuant to Section 3.5, shall survive for a period of eighteen (18) months after the Toledo Plant Closing Date (as the case may be, the "Expiration Date"). No action or proceeding may be brought with respect to any of the representations and warranties unless written notice thereof, setting forth in reasonable detail the claimed misrepresentation or breach of warranty, shall have been delivered to the party alleged to have breached such representation or warranty prior to the applicable Expiration Date.

         9.2 INDEMNIFICATION BY SELLERS. From and after the Closing Date, subject to the provisions of this Article 9, Sellers shall jointly and severally indemnify Buyer, its Affiliates and each of their respective officers, directors, employees, agents and representatives, against and hold them harmless from any loss, claim, damage, liability, cost or expense (including reasonable fees and expenses of lawyers, accountants, investigators, experts and other professionals) (collectively, a "Loss") suffered or incurred by any such indemnified party to the extent arising from
(i) any breach of any representation or warranty of either Seller contained in

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this Agreement or in any certificate delivered pursuant to Sections 8.1 and
8.2, (ii) any nonfulfillment of or failure to comply with any covenant or agreement of Sellers or any of them contained in this Agreement or any Collateral Agreement, (iii) the Excluded Liabilities, (iv) without limiting the generality of the foregoing, any liability, obligation or commitment resulting or arising from the ownership, operation or condition of the Business or the Assets (other than the Toledo Plant Assets) on or prior to the Closing Date (except to the extent arising from Buyer's operation on the Closing Date) or from the ownership, operation or condition of the Toledo Plant Assets on or prior to the Toledo Plant Closing Date (except to the extent arising from Buyer's operation on the Toledo Plant Closing Date), or from the ownership, operation or condition of each Other Business on or prior to the Closing Date (except to the extent arising from Buyer's operation on the Closing Date), in each case other than Assumed Liabilities or other obligations which Buyer has expressly agreed to pay pursuant to this Agreement or the Collateral Agreements, (v) any liability or obligation resulting from any failure of Sellers or Buyer to comply fully with any applicable bulk transfer Laws or any Tax Laws relating to the obligations of a buyer of assets in bulk transfer, except to the extent they constitute Assumed Liabilities, Transfer Taxes or other obligations which Buyer has expressly agreed to pay pursuant to this Agreement or the Collateral Agreements; (vi) the failure of Sellers to have the right prior to Closing (or of Buyer to have the right after Closing if Buyer conducts the applicable operations of the Business in substantially the same manner as Sellers conducted such applicable operations prior to Closing) to use the Lemelson Patents or the Research Resources Patent or any of them or any intellectual property subject thereto in connection with the Business or each Other Business; (vii) any additional Taxes (calculated as set forth in Section 9.6(e)) of the Buyer or Windmill (or successors thereto) for Tax periods (or portions thereof) beginning after the Closing Date that would not have arisen but for an increase in the fair market value of the Stock above the amount set forth on SCHEDULE 2.2 as a result of any adjustment by a Taxing Authority made in an audit or other Tax proceeding; and (viii) any liability, obligation or commitment of Windmill or Buyer arising out of Windmill's existence, operations or ownership of assets on or prior to the Closing Date (except to the extent arising from Buyer's operation on the Closing Date) or the ownership of the Stock prior to Closing (provided that Tax liabilities and obligations shall not be governed by the above provisions of this clause
(viii) and shall instead be governed by Section 2.6(f), the definition of "Excluded Taxes" and clause (vii) of this Section 9.2); PROVIDED, HOWEVER, that, notwithstanding any provision of this Agreement to the contrary, (a) Sellers' liability or obligation hereunder relating to or arising from the presence of any Hazardous Material in, on or under the Toledo Plant shall not apply to the extent that (x) such Hazardous Material was not classified as a Hazardous Material as of the Toledo Plant Closing Date, (y) if the quantity or other aspect of such Hazardous Material is regulated under any Environmental Law as of the Toledo Plant Closing Date, the quantity or such other aspect was then in compliance with the applicable regulation, or (z) such liability or obligation shall have been caused by the negligent act or omission of Buyer or Buyer's Affiliates or successors or their respective employees, directors, officers, agents or representatives, and (b) Sellers shall be liable for the costs of any cleanup, remediation or other action in response to or in connection with any Excluded Environmental Liability only to the extent that: (A) such cleanup, remediation or other action is reasonably necessary in accordance with prevailing standards and is conducted in a commercially reasonable manner (without regard to the availability of indemnification hereunder); and (B) Buyer agrees to assign to Sellers any rights or claims it or its Affiliates might have against any third parties to recover the cost of such cleanup, remediation or other

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action subsequent to (x) completion thereof and full payment by Sellers of all of their obligations in respect thereof or (y) Sellers' payment to Buyer of the estimated cost of such obligations and Sellers' agreement, by instrument in form and substance and with an obligor reasonably acceptable to Buyer, to (1) pay any additional amounts necessary to pay in full all of their obligations in respect thereof and (2) in the case of either (x) or (y) above in this clause (B), indemnify Buyer against any and all claims, counterclaims and other liabilities asserted against Buyer or any party for which Buyer is liable in connection therewith. Sellers shall be provided a reasonable opportunity to monitor any cleanup, remediation or other action (either directly or through reports from third parties reasonably acceptable to Sellers) for which Sellers are liable or potentially liable hereunder. The foregoing limitations shall not limit any liability of Sellers for matters arising in connection with Hazardous Materials which arise independently of this Agreement. Notwithstanding anything to the contrary in this Section 9.2, no liability shall arise or be attributable to Pillsbury prior to the Closing for indemnification obligations, if any, of Sellers hereunder related to Losses to the extent arising (a) from any breach of any representation or warranty in Section 3.19 or (b) with respect to the Toledo Plant, pursuant to clause (iv) of this Section 9.2.

         9.3 INDEMNIFICATION BY BUYER. From and after the Closing Date, Buyer shall indemnify Sellers, their Affiliates and each of their respective officers, directors, employees, agents and representatives against and hold them harmless from any Loss suffered or incurred by any such indemnified party to the extent arising from (i) any breach of any representation or warranty of Buyer contained in this Agreement or in any certificate delivered pursuant to Sections 8.1 and 8.3; (ii) any non-fulfillment of or failure to comply with any covenant or agreement of Buyer contained in this Agreement or any Collateral Agreement; (iii) the Assumed Liabilities; (iv) any Taxes of Windmill (other than Excluded Taxes); (v) any liability, commitment or obligation with respect to portions of the Puerto Rico Distributorship Agreements transferred to Buyer that arises under Puerto Rico's local "law 75" or otherwise as a result of the termination or other action by Buyer on or after the date of such transfer with respect to such portions; and (vi) without limiting the generality of the foregoing, any liability, obligation or commitment resulting from the ownership, operation or condition (x) of the Business, the Assets (not including the Toledo Plant Assets), Conversion Date Inventory, or Windmill following the Closing, (y) of each Other Business, the Other Business Inventory or the Other Assets following the Closing Date, or
(z) of the Toledo Plant Assets (including in respect of any Hazardous Materials located in, on, under or about the Toledo Plant after the Toledo Plant Closing Date, except to the extent the related liability, obligation or commitment is covered by Sellers' indemnification obligation set forth in
Section 9.2) following the Toledo Plant Closing Date (or on the Toledo Plant Closing Date to the extent arising from Buyer's operation on the Toledo Plant Closing Date), in each case other than Excluded Liabilities (except for Excluded Environmental Liabilities in respect of which Sellers are not obligated to indemnify Buyer pursuant to Section 9.2) or other obligations which Sellers have expressly agreed to pay pursuant to this Agreement or the Collateral Agreements; PROVIDED, HOWEVER, that with respect to any such liability, obligation or commitment that would not have resulted but for a breach of either Seller's representations, warranties, covenants or agreements contained herein that is covered by Sellers' indemnification obligations under Section 9.2, Buyer's indemnification obligations under this clause (vi) shall not apply to the extent of (but only to the extent of) the indemnification obligations of Sellers for such breach pursuant to Section 9.2.

         9.4 EXCLUSIVE REMEDY. Buyer and Sellers each acknowledge and agree that, from and after the Closing, their sole and exclusive remedy, with respect to any and all claims relating to breaches of representations and warranties (but, for the avoidance of doubt, not covenants or fraud) in this Agreement, shall be pursuant to the indemnification provisions set forth in this Article 9. In furtherance of the foregoing, Buyer and Sellers hereby waive, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action they may have against each other relating to breaches of representations and warranties (but, for the avoidance of doubt, not covenants or fraud) in this Agreement arising under or based upon any federal, state or local statute, Law (including common law), ordinance, rule or regulation or otherwise.

         9.5 LOSSES NET OF INSURANCE. The amount of any Loss for which indemnification is provided under this Article 9 shall be net of any amounts recovered by the indemnified party under its insurance policies with respect to such Loss after giving effect to any impact of such claims on the indemnifying party's premiums and other costs of insurance. Each party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnified Loss. Any payments made pursuant to this Article 9 shall be treated as an adjustment to the Purchase Price for Tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the indemnified party causes such payment not to constitute an adjustment to the Purchase Price for federal income Tax purposes.

         9.6      PROCEDURES RELATING TO INDEMNIFICATION.

                  (a) In order for an indemnified party to be entitled to any indemnification provided for under this Article 9 in respect of, arising out of or involving a claim or demand made by any person, firm, Governmental Entity or corporation against the indemnified party (a "Third-Party Claim"), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third-Party Claim as promptly as reasonably possible after receipt by such indemnified party of written notice of the Third-Party Claim; PROVIDED, HOWEVER, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. Thereafter, the indemnified party shall deliver to the indemnifying party, within five (5) Business Days after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third-Party Claim; PROVIDED, HOWEVER, that failure to make such deliveries shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure.

                  (b) If a Third-Party Claim is made against an indemnified party, the indemnifying party will be entitled to participate in the defense thereof and, if it so elects in writing within ten (10) days of receipt of written notice from the indemnified party and acknowledges its obligation to indemnify the indemnified party therefor, to assume the defense thereof with counsel, accountants or other designee selected by the indemnifying party and reasonably satisfactory to the indemnified party, PROVIDED that the indemnifying party conducts the defense actively and diligently thereafter. Should the indemnifying party so elect to assume the defense of a Third-Party Claim, the indemnifying party will not be liable to the indemnified

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party for legal or accounting expenses subsequently incurred by the indemnified party in connection with the defense thereof, absent any conflict of interest between such parties. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, unless a conflict of interest would arise if counsel to the indemnifying party also represented the indemnified party, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense, except to the extent of any such conflict of interest between such parties. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof or in the event of any conflict of interest between the indemnified party and the indemnifying party. All the parties hereto shall cooperate in the defense or prosecution of any Third-Party Claim. Such cooperation shall include the retention and (upon the other party's request) the provision to the other party of records and information that are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, at the reasonable expense of the indemnifying party. Whether or not the indemnifying party shall have assumed the defense of a Third-Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld). The indemnifying party shall not, without the prior written consent of the indemnified party, enter into any settlement of any Third-Party Claim that would result in the imposition of a consent order, injunction or decree which would materially restrict or otherwise materially adversely affect the future activity or conduct of the indemnified party or any Affiliate thereof, or without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld) that does not include, as an unconditional term thereof, the release of the indemnified party from all liability in respect of such Third-Party Claim except the liability satisfied by the indemnifying party.

                  (c) Notwithstanding the foregoing in this Section 9.6, if a Third-Party Claim for a Straddle Period includes or could reasonably be expected to include both a claim for Taxes that are Excluded Taxes and a claim for Taxes that are Assumed Liabilities, and such claim for Taxes that are Excluded Taxes is not separable from such claim for Taxes that are Assumed Liabilities, the Sellers (if the claim for Taxes that are Excluded Taxes exceeds or reasonably could be expected to exceed in amount the claim for Taxes that are Assumed Liabilities) or otherwise Buyer (Sellers, on the one hand, or Buyer, on the other hand, as the case may be, the "Controlling Party") shall be entitled to control the defense of such Third-Party Claim (such Third-Party Claim, a "Tax Claim"). In such case, the other party (the "Non-Controlling Party") shall be entitled to participate fully (at the Non-Controlling Party's sole expense) in the conduct of such Tax Claim and the Controlling Party shall not settle such Tax Claim without the consent of such Non-Controlling Party (which consent shall not be unreasonably withheld). The costs and expenses of conducting the defense of such Tax Claim shall be reasonably apportioned based on the relative amounts of the claim for Taxes that are Excluded Taxes and the claim for Taxes that are Assumed Liabilities. For purposes of this Section 9.6(c), the term "Assumed Liabilities" shall include any Taxes of Windmill (other than Excluded Taxes).

                  (d) Notwithstanding any other provision, (a) Sellers shall be entitled to control in all respects, and neither Buyer nor any of its Affiliates shall be entitled to participate in, any

Tax audit or other proceeding with respect to any consolidated, combined or unitary Return that includes any of the Sellers or any of their Affiliates; PROVIDED, HOWEVER, that Sellers may not settle or otherwise resolve the portion, if any, of any such Tax audit or other proceeding that pertains to income, gain, loss, deduction or credit of Windmill (other than any such portion that could impact an indemnification by the Sellers under clause
(vii) of Section 9.2 of this Agreement) without the consent of Buyer, which consent shall not be unreasonably withheld, (b) except as set forth in clause
(c) below, Buyer shall be entitled to control in all respects, and neither Sellers nor any of their Affiliates shall be entitled to participate in, any Tax audit or other proceeding with respect to any consolidated, combined or unitary Return that includes the Buyer or any of its Affiliates, (c) if a Tax audit or other proceeding (including but not limited to a Tax audit or other proceeding relating to a consolidated, combined or unitary Return) could give rise to an indemnification by the Sellers under clause (vii) of Section 9.2 of this Agreement, Sellers shall have the right to control in all respects, including as to settlement, at Sellers' expense, the conduct of the portion of such Tax audit or other proceeding which could give rise to such an indemnification, and with respect to such portion, Buyer (A) shall promptly notify Sellers upon receipt of notice of the Tax audit or other proceeding or any proposed assessment, (B) shall thereafter promptly forward to Sellers copies of any communications received from or sent to any Taxing Authority by Buyer, Windmill or any of their Affiliates and (C) shall facilitate to the extent reasonably required by the Sellers, and shall not impede, Seller's control over, such Tax audit or proceeding, and (d) none of the Sellers shall have any obligation whatsoever pursuant to clause (vii) of Section 9.2 or pursuant to Section 9.6(e) of this Agreement if Buyer fails to comply with any of the covenants set forth in clauses (A), (B) and (C) of clause (c) above and Sellers are actually prejudiced as a result of such failure.

                  (e) If and to the extent that Sellers are required to indemnify Buyer pursuant to clause (vii) of Section 9.2 of this Agreement, within thirty (30) days of receipt from Buyer of notification (together with supporting documentation reasonably acceptable to Sellers) of a "determination" within the meaning of Section 1313 of the Code or other final agreement negotiated by Sellers with the relevant Taxing Authority, but in no case sooner than one (1) Business Day prior to the date on which Buyer is obligated to pay the applicable Taxing Authority, Sellers shall pay to Buyer an amount equal to the sum of (1) the net present value (assuming a nine and one-half percent (9.5%) discount rate) of forty percent (40%) of the excess of (x) the amount allocated to the Stock pursuant to the determination over
(y) the amount set forth in SCHEDULE 2.2 hereto, amortized over fifteen (15) years, and (2) any interest and penalties incurred by Buyer that would not have been incurred but for such determination.

         9.7 INDEMNIFICATION AMOUNTS. Notwithstanding anything to the contrary stated in this Article 9, no indemnifying party shall have liability under Section 9.2(i) or 9.3(i), as the case may be, for breaches of representations and warranties (a) other than those representations and warranties set forth in Section 3.1(a), 3.2, 3.3(a), the last sentence of
Section 3.3(b), and Sections 3.7, 4.1(a) or 4.4 or fraudulent misrepresentations, for any individual Loss less than $20,000 or until the aggregate amount of Losses (excluding any Loss less than $20,000) that the indemnifying party would, but for this Section 9.7, be liable exceeds on a cumulative basis an amount equal to three million dollars ($3,000,000) (the "Basket"), and then only to the extent that the aggregate of all Losses exceeds the Basket or (b) other than those representations and warranties set forth in Section 3.1(a), 3.2, 3.3(a), the last sentence of Section 3.3(b), and Sections 3.7, 3.19(b)(i), 3.19(b)(viii), 3.19(b)(ix), 3.19(b)(x), 4.1(a)
or 4.4 or fraudulent
misrepresentations, for Losses in excess of fifteen (15) percent of the Purchase Price. Buyer and Sellers agree that certain representations and warranties contained in this Agreement are qualified by materiality references or by matters having or not having a Material Adverse Effect (collectively, the "Materiality Qualifiers"). Buyer and Sellers agree that, except in the case of claims relating to the representations set forth in
Section 3.19(b)(i), for purposes of Sections 9.2 and 9.3 hereof and for purposes of calculating the Basket and the amount of Losses, the Materiality Qualifiers shall be ignored and the representations and warranties shall be construed without regard to any Materiality Qualifiers therein contained.

                                   ARTICLE 10

                                   TERMINATION

         10.1 BASES FOR TERMINATION. Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing
Date:

                  (a)      by mutual written consent of Sellers and Buyer;

                  (b)      by Buyer if any of the conditions set forth in
Section 8.2 shall have become incapable of fulfillment and shall not have been waived by Buyer;

                  (c) by either Seller if any of the conditions set forth in Section 8.3 shall have become incapable of fulfillment and shall not have been waived by such Seller;

                  (d) by either Seller or Buyer if the Closing does not occur on or prior to December 15, 2001 (provided, however, that in the event that all of the conditions set forth in Sections 8.2 and 8.3 have been satisfied or waived except that the applicable waiting period (and any extension thereof) under the HSR Act has not expired or been terminated, then such date shall automatically be extended until June 30, 2002); or

                  (e) by either Seller if the Merger Agreement is terminated

PROVIDED, HOWEVER, that the party seeking termination pursuant to clause (b),
(c), or (d) is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

         10.2 NOTICE OF TERMINATION; RETURN OF DOCUMENTS; CONTINUING CONFIDENTIALITY OBLIGATION. In the event of termination by either Seller or by Buyer pursuant to this Article 10, written notice thereof shall forthwith be given to the other parties and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated or rescinded as provided herein:

                  (a) Buyer shall return all documents and copies and other material received from Sellers relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Sellers; and

                  (b) all confidential information received by Buyer with respect to the Business shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

         10.3 EFFECT OF TERMINATION. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Article 10, this Agreement shall become void and of no further force and effect, except for the provisions of (a) Section 5.5 relating to reimbursement of expenses, (b) Section 6.1 relating to the obligation of Buyer to keep confidential certain information and data obtained by it, (c) Section 7.6 relating generally to expenses, (d) Section 7.2 relating to publicity, (e) Sections 3.7 and 4.4 relating to finders' fees and brokers' fees or commissions, and (f) Section 10.2 and this Section 10.3. Nothing in this
Article 10 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by another party of its obligations under this Agreement.

                                   ARTICLE 11

                               GENERAL PROVISIONS

         11.1 ASSIGNMENT; SUCCESSORS AND ASSIGNS. Except as set forth below, this Agreement and the rights and obligations hereunder shall not be assignable or transferable by Buyer or Sellers (including by operation of law in connection with a merger or sale of substantially all the assets of Buyer or Sellers) without the prior written consent of each of the other parties hereto. Buyer may assign or delegate its rights, obligations or liabilities under this Agreement in whole or in part to one or more Subsidiaries of Buyer or to the lender or lenders providing to it the financing to consummate the transactions contemplated hereby, in each case without the consent of Sellers (provided that a pledge of Buyer's rights, obligations or liabilities under this Agreement to such lender or lenders shall not constitute an assignment hereunder until such time as any such lender exercises its rights under the pledge agreement or other applicable agreement or document); PROVIDED, HOWEVER, that in any such event, Buyer shall remain fully liable for the fulfillment of all its obligations hereunder. Any attempted assignment or delegation in contravention hereof shall be null and void. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

         11.2     RISK OF LOSS.

                  (a) If, prior to the Toledo Plant Closing Date, the Toledo Plant or any part thereof shall be damaged or destroyed by fire or other casualty or taken as a result of any condemnation or eminent domain proceeding, General Mills shall promptly notify Buyer of such occurrence. Notwithstanding any such casualty or condemnation, the parties shall proceed with the Toledo Plant Closing (subject to and in accordance with the provisions of Section 8.4 above) and neither party shall have any right to terminate this Agreement as a result of any such casualty or condemnation.

                  (b) In the event of a casualty or condemnation in respect of the Converted Portion of the Toledo Plant prior to the Toledo Plant Closing, General Mills shall, at its sole cost and expense, repair, restore or rebuild or cause to be repaired, restored or rebuilt, the affected

Converted Portion to its condition immediately prior to such casualty or condemnation to the extent reasonably and commercially practicable, subject to such alterations and modifications as may be contemplated by the Conversion Plan. In the event of a casualty or condemnation in respect of the Non-Converted Portion of the Toledo Plant prior to the Toledo Plant Closing, promptly after the occurrence of such casualty or condemnation, General Mills shall, at its sole cost and expense, repair, restore and rebuild or cause to be repaired, restored or rebuilt, the affected Non-Converted Portion to the condition required pursuant to the second sentence of Section 5.9 above. Notwithstanding the foregoing, however, (x) any repair, restoration or rebuilding shall be consistent with the Conversion Plan and (y) if General Mills shall commence to repair, restore or rebuild or cause to be repaired, restored or rebuilt, the Non-Converted Portion but such repair, restoration or rebuilding shall not be completed on or before the Toledo Plant Closing Date, then, the Toledo Plant Closing shall nonetheless proceed on the Toledo Plant Closing Date without delay, and General Mills shall (a) provide Buyer at the Toledo Plant Closing insurance or condemnation proceeds and any such additional amount as reasonably estimated to be sufficient to complete such repair, restoration or rebuilding and Buyer shall thereafter be responsible for such completion and (b) within 20 days after demand after the Toledo Plant Closing, pay to Buyer (i) such additional amounts as Buyer reasonably incurs to complete such repair, restoration or rebuilding in excess of the amounts paid to Buyer at the Toledo Plant Closing, and (ii) if the Warehouse Space shall have suffered a casualty or condemnation and shall not be useable by Buyer, any reasonable cost incurred by Buyer in its rental or use of alternative warehouse space in connection with its operation of the Toledo Plant during the period from and after the Toledo Plant Closing Date through the date of completion of the repair, restoration and rebuilding of the Warehouse Space (including any penalties or excess charges reasonably incurred or obligations reasonably undertaken under a lease for such alternative space having a term longer than the period required to complete the repair, restoration and rebuilding of the Warehouse Space, PROVIDED that General Mills shall not be obligated to reimburse Buyer for such charges to the extent allocable to the period, if any, during which Buyer uses such alternative space for longer than is reasonably necessary). Except to the extent applied to such repair, restoration or rebuilding, all condemnation proceeds relating to a condemnation of the Toledo Plant from and after the date hereof shall belong to and shall be paid to Buyer at the Toledo Plant Closing or if not then paid by the condemning authority, assigned to Buyer at the Toledo Plant Closing.

         11.3 NO THIRD-PARTY BENEFICIARIES. Except for Persons entitled to indemnification under Article 9 hereof and the FTC, this Agreement is for the sole benefit of the parties hereto, and nothing herein express or implied shall give or be construed to give to any Person or entity, other than the parties hereto, any legal or equitable rights hereunder.

         11.4 AMENDMENTS. No amendment to this Agreement shall be effective unless it shall be in writing and signed by each party hereto.

         11.5 WAIVER OF COMPLIANCE. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party, granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any consent given by any party pursuant to this Agreement shall be valid only if contained in a written consent signed by such party.

         11.6 NOTICES. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by telecopy, or by postage prepaid, registered, certified or express mail or by reputable overnight courier service and shall be deemed given when delivered by hand or telecopied, three days after mailing (one (1) Business Day in the case of guaranteed overnight express mail or guaranteed overnight courier service), as follows (or at such other address or to such other fax for a party as shall be specified by like notice):

                           (i) If to General Mills or if to Pillsbury after
                               the Acquisition:

                               General Mills, Inc.
                               Number One General Mills Blvd.
                               Minneapolis, Minnesota  55426
                               Attn:  General Counsel
                               Fax:  (763) 764-3302

                               with a copy to:

                               Wachtell, Lipton, Rosen & Katz
                               51 West 52nd Street
                               New York, New York  10019
                               Attn:  Steven A. Rosenblum, Esq.
                               Fax:  (212) 403-2000

                          (ii) If to Pillsbury before the Acquisition:

                               Diageo plc
                               8 Henrietta Place
                               London, England W1M9AG
                               Attn:  Group General Counsel
                               Fax:  011-44207-927-4864

                               with a copy to:

                               Sullivan & Cromwell
                               125 Broad Street
                               New York, New York  10004
                               Attn:  Francis J. Aquila, Esq.
                               Fax:  (212) 558-3588

                         (iii) If to Buyer:

                               International Multifoods Corporation
                               110 Cheshire Lane, Suite 300
                               Minnetonka, Minnesota  55305-1060
                               Attn:  General Counsel
                               Fax:  (952) 594-3367

                               with a copy to:

                               Faegre & Benson LLP
                               2200 Wells Fargo Center
                               90 South Seventh Street
                               Minneapolis, Minnesota  55402
                               Attn:  Philip S. Garon, Esq.
                               Fax:  (612) 766-1600

         11.7 INTERPRETATION. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement. The words "hereof," "hereby," "herein," "hereunder" and similar terms in this Agreement shall refer to this Agreement as a whole and not to any particular Section or Article in which such words appear. All references to dollar amounts shall be deemed to be references to U.S. Dollars.

         11.8 COUNTERPARTS. This Agreement and any amendments hereto may be executed by facsimile and in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

         11.9 SEVERABILITY. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

         11.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota applicable to agreements made and to be performed entirely within such State, without regard to the choice of law principles of such State.

         11.11 ACTIONS AND PROCEEDINGS. Sellers and Buyer hereby irrevocably consent to the exclusive jurisdiction and venue of the Courts of the State of Minnesota and the United States District Court for the District of Minnesota, in connection with any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Buyer hereby irrevocably appoints Buyer's General Counsel as its authorized agent upon whom process may be served in any such action or proceeding instituted in any such court and waives any objections to personal jurisdiction with respect thereto. Sellers hereby irrevocably appoint General Mills' General Counsel as their authorized agent (PROVIDED that until the Acquisition is consummated, Pillsbury appoints its General Counsel as its authorized agent) upon whom process may be served in any such action or proceeding instituted in any such court and waives any objections to personal jurisdiction with respect thereto.

         11.12 EXHIBITS AND SCHEDULES. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. If a matter is disclosed in any Schedule to this Agreement, it shall be deemed to have been disclosed with respect to all Schedules to this Agreement for which its relevance is evident from the disclosure made, PROVIDED that the disclosure in such
Schedule is sufficient to reasonably inform the non-disclosing party of the information required to be disclosed in another Schedule to avoid a misrepresentation under the counterpart section or paragraph of this Agreement. For the avoidance of doubt, the mere listing in any Schedule to this Agreement of a document or other item shall be deemed adequate to disclose an exception to a representation or warranty made herein only if such listing of the document or item in the Schedule is sufficient to reasonably inform Buyer of such exception to such representation or warranty. Inclusion of any matter in any Schedule does not imply that such matter would, under the provisions of this Agreement, have to be included in such Schedule.

         11.13 SPECIFIC PERFORMANCE. Buyer and each Seller hereby acknowledge, recognize and agree that (a) the Business, each Other Business, the Assets and the Other Assets are unique property that cannot be duplicated and (b) irreparable injury may result to the non-breaching party and its business if the other party or parties breach any provision of this Agreement such that money damages alone would not be sufficient remedy for any such breach. Each party hereto therefore agrees that if it should engage, or cause or permit any other Person to engage, in any act in violation of any provision hereof, the other party or parties shall be entitled, in addition to such other remedies, damages and relief as may be available under this Agreement or applicable Law, to an injunction prohibiting the breaching party from engaging in any such act or specifically enforcing this Agreement, as the case may be.

         11.14 ENTIRE AGREEMENT. Except to the extent otherwise contemplated herein, this Agreement (including the Schedules and Exhibits attached hereto and the Collateral Agreements) contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and, except to the extent specifically set forth herein, supersedes all prior agreements and understandings relating to such subject matter.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement amending and restating the Original Asset Purchase Agreement to be duly executed as of the date first written above.

                              GENERAL MILLS, INC.


                              By:   /s/ Stephen W. Sanger
                                    --------------------------------------------
                                   Name:  Stephen W. Sanger
                                   Title: Chairman of the Board and
                                          Chief Executive Officer


                              THE PILLSBURY COMPANY


                              By:   /s/ David E. Schmitt
                                    --------------------------------------------
                                   Name:  David E. Schmitt
                                   Title: Vice President



                              INTERNATIONAL MULTIFOODS
                                   CORPORATION

                              By:  /s/ Gary E. Costley
                                   ---------------------------------------------
                                   Name:  Gary E. Costley
                                   Title: Chairman of the Board, President and
                                          Chief Executive Officer

The Company hereby agrees to furnish to the Securities and Exchange Commission upon request copies of all of the following Exhibits and Schedules to the Amended and Restated Asset and Purchase Agreement:


EXHIBITS
Exhibit A-1                         Retail Trademark License Agreement
Exhibit A-2                         Foodservice Trademark License Agreement
Exhibit B-1                         Omnibus Patent Assignment
Exhibit B-2(A)                      Pillsbury Omnibus Trademark Assignment
Exhibit B-2(B)                      General Mills Omnibus Trademark Assignment
Exhibit B-2(C)                      Pet Inc. Omnibus Trademark Assignment
Exhibit B-2(D)                      Guinness Omnibus Trademark Assignment
Exhibit C                           Transition Services Agreement
Exhibit D                           Co-Pack Agreement
Exhibit E-1                         Retail Patent and Technology License Agreement
Exhibit E-2                         Foodservice Patent and Technology License Agreement
Exhibit F                           Toledo Plant Lease Term Sheet
Exhibit G                           Martha White Trademark License Agreement
Exhibit H                           Hungry Jack Trademark License Agreement
Exhibit I                           Grant Back Patent and Technology License Agreement
Exhibit J                           Conversion Plan Agreement
Exhibit K-1                         General Mills Retail Trademark License Agreement Guaranty
Exhibit K-2                         General Mills Foodservice Trademark License Guaranty
Exhibit L                           Form of Diageo Debt Guarantee Agreement

SCHEDULES
Schedule 1.1(a)(i)                  Products
Schedule 1.1(a)(ii)                 Other Products
Schedule 1.1(b)                     General Mills' Knowledge
Schedule 1.1(c)                     Pillsbury's Knowledge
Schedule 1.1(d)                     Toledo Plant
Schedule 1.1(e)                     Windmill Intellectual Property
Schedule 1.1(f) (i)                 Excluded Toledo Assets Exceptions
Schedule 1.1(f) (ii)                Excluded Toledo Assets
Schedule 1.1(g)                     Toledo Plant Permits
Schedule 1.1(h)                     Puerto Rico Verbal Distributorship Agreements
Schedule 2.2                        Fair Market Value of the Stock
Schedule 2.3(c)(i)                  Registered Trademarks and Patents and Universal Product Codes
Schedule 2.3(c)(ii)                 Other Intellectual Property
Schedule 2.3(f)(i)                  Assigned Contracts
Schedule 2.3(f)(ii)                 Toledo Plant Assigned Contracts
Schedule 2.3(g)                     Equipment
Schedule 2.4                        Excluded Assets
Schedule 2.5(e)                     Trade Promotions



Schedule 2.5(g)                     Customer Deductions
Schedule 2.9(a)                     Inventory Standards
Schedule 2.13(i)                    Dividable Contracts
Schedule 2.13(ii)                   Toledo Plant Dividable Contracts
Schedule 3.3(a)                     Intellectual Property
Schedule 3.3(b)                     Intellectual Property Litigation and Third-Party Rights
Schedule 3.4                        Litigation
Schedule 3.5                        Contracts
Schedule 3.6                        Compliance with Applicable Laws
Schedule 3.9                        Recent Events
Schedule 3.11                       Financial Information
Schedule 3.12                       Labor Matters
Schedule 3.13                       Suppliers and Customers
Schedule 3.15                       Recalls
Schedule 3.16                       Affiliate Transactions
Schedule 3.17                       Exceptions to Equipment Representation
Schedule 3.18                       Trade Coupons, Programs, Prepayments
Schedule 3.19(b)(i)                 Toledo Plant Permitted Liens
Schedule 3.19(b)(iv)                Toledo Plant Rail Agreements and Defaults
Schedule 3.19(b)(vi)                Toledo Plant Zoning Exceptions
Schedule 3.19(b)(viii)              Toledo Plant Environmental Condition Reports
Schedule 3.19(b)(xiv)               Toledo Plant Reliance on other Facilities
Schedule 3.19(b)(xviii)             Toledo Plant Material Proceedings
Schedule 3.19(b)(xx)                Toledo Plant Wells
Schedule 3.20                       Warranties
Schedule 4.1(b)                     Buyer Conflicts
Schedule 5.8(a)(i)                  Toledo Employees
Schedule 5.8(a)(ii)                 Closing Date Employees
Schedule 5.8(e)                     Defined Contribution Plans
Schedule 5.8(f)                     Defined Benefit Plans
Schedule 5.10                       Non-Use
Schedule 8.1(a)                     Wire Instructions
Schedule 8.2(j)                     Third Party Consents


                                       -2-